                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12

                         CONSO INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                       N/A
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]    No fee required
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       1)    Title of each class of securities to which transaction applies:

             Common Stock

       2)    Aggregate number of securities to which transaction applies:

             7,436,500 shares (including shares subject to options exercisable at less than $9.00 per share.)

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

             $9.00 per share of Common Stock, based upon cash merger consideration per share.

       4)    Proposed maximum aggregate value of transaction:

             $66,928,500

       5)    Total fee paid:

             $13,385.70

[X]    Fee previously paid with written preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:

                         CONSO INTERNATIONAL CORPORATION
                                  P.O. BOX 326
                              513 N. DUNCAN BYPASS
                           UNION, SOUTH CAROLINA 29379

                                December 8, 1999

Dear Shareholder:

         You are cordially invited to attend a special meeting of the shareholders of Conso International Corporation, to be held on January 18, 2000, at 3:00 p.m., local time, at the offices of Kennedy Covington Lobdell & Hickman, L.L.P., Bank of America Corporate Center, Suite 4200, 100 North Tryon Street, Charlotte, North Carolina. A notice of the special meeting, a Proxy Statement and related information and a proxy card are enclosed. All holders of the outstanding shares of Conso Common Stock as of the close of business on December 3, 1999 will be entitled to notice of and to vote at the special meeting.


         At the special meeting, you will be asked to consider and to vote on a proposal to approve and adopt a Merger Agreement dated as of October 5, 1999 by and among Conso, CIC Acquisition Co. ("Parent") and CIC Acquisition Sub, Inc. ("Acquisition Sub"), a wholly-owned subsidiary of Parent, and the related Plan of Merger that is included in the Merger Agreement. Pursuant to the Merger Agreement and the related Plan of Merger, Acquisition Sub will be merged with and into Conso. If the Merger Agreement is approved and the merger becomes effective, each outstanding share of Conso Common Stock (other than certain shares of Common Stock held by myself, J. Cary Findlay, or by shareholders who perfect their dissenters' rights under South Carolina law) will be converted into the right to receive $9.00 in cash.

         Conso will be the surviving corporation in the merger. In connection with the merger, 533,378 shares of Conso Common Stock owned by me will be converted into the right to receive stock in the surviving corporation representing approximately 19.2% of its total equity. Of the remaining equity interest, consisting of voting and non-voting stock, approximately 80.2% will be owned by Parent and less than 1% is expected to be acquired by other members of Conso management. Therefore, if the merger is consummated, Conso will no longer be a publicly-held company.


         Approval of the merger requires the affirmative vote of the holders of two-thirds of all outstanding shares of Conso Common Stock. I have agreed to vote my shares, representing approximately 39.0% of the outstanding shares of Conso Common Stock, in favor of the merger. I urge you to read the accompanying Proxy Statement carefully because it sets forth details of the proposed merger and other important information related to the merger.


         CONSO'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND DETERMINED THAT THE MERGER IS ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF CONSO'S SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

         YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE SUCH PROXY AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. IF YOUR SHARES ARE HELD IN "STREET NAME" BY YOUR BROKER OR OTHER NOMINEE, YOU SHOULD BE PROVIDED APPROPRIATE FORMS BY YOUR BROKER OR OTHER NOMINEE TO INSTRUCT THE BROKER OR NOMINEE TO VOTE YOUR SHARES. YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED.

                                            Sincerely,

                                            J. Cary Findlay
                                            Chairman of the Board, President
                                            and Chief Executive Officer

                         CONSO INTERNATIONAL CORPORATION

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 18, 2000

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Conso International Corporation will be held on January 18, 2000, at 3:00 p.m., local time, at the offices of Kennedy Covington Lobdell & Hickman, L.L.P., Bank of America Corporate Center, Suite 4200, 100 North Tryon Street, Charlotte, North Carolina, for the purpose of considering and acting upon the following matters:

1. To consider and vote upon a proposal to approve and adopt a Merger Agreement dated as of October 5, 1999 by and among Conso, CIC Acquisition Co. ("Parent") and CIC Acquisition Sub, Inc. ("Acquisition Sub"), a wholly-owned subsidiary of Parent, and the related Plan of Merger that is included in the Merger Agreement. Pursuant to the Merger Agreement and the related Plan of Merger, Acquisition Sub will be merged with and into Conso and each outstanding share of Conso Common Stock (other than certain shares held by J. Cary Findlay or by shareholders who perfect their dissenters' rights under South Carolina law) will be converted into the right to receive $9.00 in cash. A copy of the Merger Agreement and related Plan of Merger is attached as Appendix A to the accompanying Proxy Statement; and

2. To act upon such other and further business as may properly come before the special meeting or any adjournment thereof.

         The Board of Directors has specified December 3, 1999, at the close of business, as the record date for the purpose of determining the shareholders who are entitled to receive notice of and to vote at the special meeting.


         Please read the Proxy Statement and accompanying materials for a more complete statement regarding the matters to be acted upon at the special meeting.

         APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF CONSO COMMON STOCK AT THE SPECIAL MEETING. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

         CONSO SHAREHOLDERS ARE ENTITLED TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE "FAIR VALUE" OF THEIR SHARES UPON COMPLIANCE WITH THE PROCEDURES PRESCRIBED BY ARTICLE 13 OF THE SOUTH CAROLINA BUSINESS CORPORATION ACT. SEE "THE MERGER - DISSENTERS' RIGHTS" IN THE ACCOMPANYING PROXY STATEMENT AND THE FULL TEXT OF CHAPTER 13 ATTACHED THERETO AS APPENDIX B.

         YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. IF YOUR SHARES ARE HELD IN "STREET NAME" BY YOUR BROKER OR OTHER NOMINEE, YOU SHOULD BE PROVIDED APPROPRIATE FORMS BY YOUR BROKER OR OTHER NOMINEE TO INSTRUCT THE BROKER OR NOMINEE TO VOTE YOUR SHARES. YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED.

                                          By Order of the Board of Directors

                                          J. Cary Findlay
                                          Chairman

Union, South Carolina
December 8, 1999

                         CONSO INTERNATIONAL CORPORATION
                                  P.O. BOX 326
                              513 N. DUNCAN BYPASS
                           UNION, SOUTH CAROLINA 29379


                                 PROXY STATEMENT

                  RELATING TO A SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 18, 2000



         This Proxy Statement is being mailed to holders of Common Stock of Conso International Corporation in connection with the solicitation of proxies by Conso's Board of Directors for the special meeting of shareholders to be held on January 18, 2000, at 3:00 p.m., local time, at the offices of Kennedy Covington Lobdell & Hickman, L.L.P., Bank of America Corporate Center, Suite 4200, 100 North Tryon Street, Charlotte, North Carolina, or at any adjournment thereof. At the special meeting, Conso's shareholders will consider and vote upon a proposal to approve and adopt a Merger Agreement dated as of October 5, 1999 among Conso, CIC Acquisition Co. ("Parent") and CIC Acquisition Sub, Inc. ("Acquisition Sub"), a wholly-owned subsidiary of Parent, and the related Plan of Merger that is included in the Merger Agreement.

         If the merger is consummated, Acquisition Sub will be merged into Conso and Conso will be the surviving corporation. The Merger Agreement and related Plan of Merger provide that each outstanding share of Conso Common Stock (other than some of the shares held by J. Cary Findlay and shares held by shareholders who perfect their dissenters' rights under South Carolina law) will be converted into the right to receive $9.00 in cash. Each outstanding share of the capital stock of Acquisition Sub will be converted into a comparable share of common or preferred stock of the surviving corporation in the merger. In addition, 533,378 shares of Conso Common Stock held by J. Cary Findlay will be converted into shares of common and preferred stock of the surviving corporation.

         The merger is not expected to occur unless all the conditions to the merger are satisfied. One of the conditions is that Parent obtains the financing necessary to complete the merger in accordance with financing commitments that Parent has already obtained. Therefore, even if the shareholders approve the merger and adopt the Merger Agreement and the Plan of Merger, there is no assurance that the merger will be consummated.

         This Proxy Statement is first being sent to shareholders on or about December 8, 1999.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURARY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER.........................................4
CAUTIONARY STATEMENT AS TO FORWARD-LOOKING INFORMATION.........................6
SUMMARY........................................................................7
  THE SPECIAL MEETING..........................................................7
  PURPOSE OF THE MEETING.......................................................7
  QUORUM AND VOTE REQUIRED.....................................................7
  THE PARTIES TO THE TRANSACTION...............................................7
  THE MERGER...................................................................8
  CERTAIN EFFECTS OF THE MERGER................................................8
  PROCEDURES FOR EXCHANGE OF CERTIFICATES......................................9
  RECOMMENDATION OF BOARD OF DIRECTORS.........................................9
  OPINION OF FINANCIAL ADVISOR.................................................9
  VOTING OF SHARES OF CERTAIN HOLDERS..........................................9
  INTERESTS OF CERTAIN PERSONS IN THE MERGER..................................10
  U.S. FEDERAL INCOME TAX CONSEQUENCES........................................10
  THE MERGER AGREEMENT........................................................10
  DISSENTERS' RIGHTS..........................................................13
  FINANCING OF THE MERGER.....................................................13
  CERTAIN LITIGATION..........................................................13
COMPARATIVE MARKET PRICE DATA AND DIVIDENDS...................................15
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA...............................17
SPECIAL FACTORS...............................................................18
  BACKGROUND OF THE MERGER....................................................18
  CERTAIN LITIGATION..........................................................21
  OPINION OF FINANCIAL ADVISOR................................................21
  PROJECTIONS.................................................................27
  CONSO'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS....29
  CONSO'S AND J. CARY FINDLAY'S BELIEF AS TO THE FAIRNESS OF THE MERGER.......31
  PARENT'S AND ACQUISITION SUB'S BELIEF AS TO THE FAIRNESS OF THE MERGER......31
  CERTAIN EFFECTS OF THE MERGER...............................................32
  INTERESTS OF CERTAIN PERSONS IN THE MERGER..................................33
  INDEMNIFICATION AND INSURANCE...............................................34
  U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS..........35
  EFFECT OF THE MERGER ON CONSO STOCK OPTIONS.................................36
THE SPECIAL MEETING...........................................................36
  GENERAL.....................................................................36
  RECORD DATE AND VOTING......................................................36
  VOTING AND REVOCATION OF PROXIES............................................37
  SOLICITATION OF PROXIES.....................................................37
THE MERGER....................................................................38
  EFFECTS OF THE MERGER.......................................................38
  EFFECTIVE TIME OF THE MERGER................................................39
  PROCEDURES FOR EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION............39
  PLANS OR PROPOSALS AFTER THE MERGER.........................................40
  DISSENTERS'RIGHTS...........................................................41
  ACCOUNTING TREATMENT........................................................43
THE MERGER AGREEMENT..........................................................43
  GENERAL.....................................................................43
  EFFECTIVE TIME OF THE MERGER................................................43
  CONSIDERATION TO BE RECEIVED BY SHAREHOLDERS................................44
  REPRESENTATIONS AND WARRANTIES..............................................44

  CERTAIN COVENANTS AND AGREEMENTS............................................44
  NO SOLICITATION OF OTHER OFFERS.............................................46
  CONDITIONS TO CONSUMMATION OF THE MERGER....................................46
  TERMINATION OF THE MERGER AGREEMENT.........................................47
  TERMINATION FEES; EXPENSES..................................................48
  AMENDMENTS TO THE MERGER AGREEMENT..........................................49
FINANCING OF THE MERGER.......................................................49
  GENERAL.....................................................................49
  CREDIT FACILITIES...........................................................49
  EQUITY INVESTMENTS..........................................................51
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................52
CERTAIN INFORMATION CONCERNING THE TRANSACTION PARTICIPANTS...................55
  CONSO.......................................................................55
  DIRECTORS AND EXECUTIVE OFFICERS OF CONSO...................................55
  J. CARY FINDLAY.............................................................57
  PARENT AND ACQUISITION SUB..................................................57
  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND ACQUISITION SUB..............57
SHAREHOLDER PROPOSALS.........................................................58
INDEPENDENT PUBLIC ACCOUNTANTS................................................58
AVAILABLE INFORMATION.........................................................58
INFORMATION INCORPORATED BY REFERENCE.........................................59



APPENDICES

APPENDIX A - MERGER AGREEMENT
APPENDIX B - CHAPTER 13 OF THE SOUTH CAROLINA BUSINESS CORPORATION ACT
             -DISSENTERS' RIGHTS
APPENDIX C - OPINION OF THE ROBINSON-HUMPHREY COMPANY, LLC

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       WITH WHOM IS CONSO MERGING?

A: CIC Acquisition Sub, Inc. will merge with and into Conso. CIC Acquisition Sub, Inc. is a wholly-owned subsidiary of CIC Acquisition Co., both of which corporations are newly-formed by Citicorp Venture Capital, Ltd. Conso will be the surviving corporation in the merger. As a result of the proposed merger, an investor group consisting of Parent and J. Cary Findlay (the current Chairman of the Board, President and Chief Executive Officer of Conso), and to include other members of Conso's management, will own all of Conso's outstanding Common Stock. See "Certain Information Concerning the Transaction Participants."

Q:       WHAT WILL I RECEIVE IN THE MERGER?

A: Conso shareholders (other than shareholders who perfect their dissenters' rights and other than J. Cary Findlay with respect to 533,378 shares of his Conso Common Stock) will be entitled to receive $9.00 in cash, without interest, for each share of Conso Common Stock held by them immediately prior to the effective time of the merger. See "The Merger-Effects of the Merger" and "The Merger Agreement-Consideration to Be Received by Shareholders."

Q:       WHAT IF I HAVE STOCK OPTIONS?


A: Conso has accelerated the vesting provisions of all outstanding options to purchase Conso Common Stock under Conso's 1993 Employee Stock Option Plan so that all such options are now fully vested and exercisable. In addition, Conso has accelerated the expiration date of all outstanding options to the effective time of the merger (unless such options otherwise expire prior to that time under their terms). Therefore, if you hold options, you must exercise your options by the effective date of the merger or they will expire and terminate. Conso will permit option holders to effect a "cashless exercise" of their options in connection with the effectiveness of the merger, subject to compliance with certain procedures. See "The Merger - Effect of the Merger on Conso Stock Options."

Q: WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND RELATED PLAN OF MERGER?

A: In the opinion of the Board of Directors, the terms and provisions of the Merger Agreement and related Plan of Merger and the merger are advisable, fair to and in the best interests of Conso and its unaffiliated shareholders. To review the background of and reasons for the merger, see "Special Factors - Background of Merger," "-Conso's Reasons for the Merger" and "-Recommendation of the Board of Directors."

Q:       HOW MANY VOTES ARE REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT?

A: The affirmative vote of the holders of two-thirds of all outstanding shares of Conso Common Stock as of the record date is required to approve and adopt the Merger Agreement and the related Plan of Merger.
         J. Cary Findlay has agreed to vote shares owned by him, aggregating approximately 39.0% of the outstanding shares of Conso Common Stock, in favor of the Merger Agreement. See "The Special Meeting -Record Date and Voting."


Q:       IF I AM A SHAREHOLDER, WHAT DO I NEED TO DO NOW?

A: After you read and consider carefully the information contained in this Proxy Statement, please complete, sign and date your proxy card and mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting.

Q:       WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER?

A: Shareholders who oppose the merger may dissent from the merger and seek to receive the statutorily determined "fair value" of their shares by complying with the procedures of South Carolina law. See "The Merger - Dissenters' Rights."

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Yes, if you provide instructions to your broker on how to vote. You should complete, sign, date and return the proxy card or voting instruction form and otherwise follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: CAN I CHANGE MY VOTE OR REVOKE MY PROXY AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes, you can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can deliver to Conso a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these methods, you must timely submit your notice of revocation or your new proxy card to Conso. Third, you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. See "The Special Meeting
         - Voting and Revocation of Proxies."

Q:       SHOULD I SEND IN MY SHARE CERTIFICATES NOW?

A: No. Shortly after the merger, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to an exchange agent. See "The Merger - Procedures for Exchange of Certificates for Merger Consideration."

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working towards completing the merger as soon as possible. For the merger to occur, it must be approved by Conso's shareholders. If shareholder approval is obtained and if all other conditions are satisfied, the merger is expected to be completed and effective within a few days after the special meeting.

Q:       WHAT ARE THE TAX CONSIDERATIONS OF THE MERGER?


A: The receipt of cash by a shareholder in exchange for Conso Common Stock surrendered in the merger or upon the exercise of dissenters' rights will, in each case, constitute a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under state, local, foreign and other tax laws. In general, a shareholder who receives cash in exchange for Conso Common Stock in the merger will recognize gain or loss equal to the difference between $9.00 per share and such shareholder's adjusted tax basis in the shares exchanged. See "Special Factors - U.S. Federal Income Tax Consequences of the Merger to Shareholders." Shareholders are encouraged to consult with their own tax advisors regarding the tax consequences of the merger.

             CAUTIONARY STATEMENT AS TO FORWARD-LOOKING INFORMATION


         Statements contained or incorporated by reference in this Proxy Statement as to Conso's outlook for sales, operations, capital expenditures and other amounts, budgeted amounts and other projections of future financial or economic performance, and statements of plans and objectives for future operations are "forward-looking" statements. Important factors that could cause actual results or events to differ materially from those projected, estimated, assumed or anticipated in any such forward-looking statements include, without limitation: adverse changes in Conso's relationships with significant customers; general economic conditions in Conso's markets, including inflation, recession, interest rates and other economic factors, especially in the United States and the United Kingdom but also including other areas of the world where Conso markets its products; changes in consumer fashion preferences for finished products in the home furnishings market, which may affect the demand for Conso's products; any loss of the services of Conso's key management personnel; increased competition in the United States and abroad, both from existing competitors and from any new entrants in the decorative trimmings business; Conso's ability to successfully continue its international expansion and to successfully and profitably integrate into its operations any existing businesses it may acquire; changes in the cost and availability of raw materials; changes in governmental regulations applicable to Conso's business; fluctuations in exchange rates relative to the U.S. dollar for currencies of the United Kingdom and other nations where Conso does business; casualty to or disruption of production facilities and equipment; delays and disruptions in the shipment of products and raw materials; disruption of operations due to strikes or other labor unrest; and other factors that generally affect the business of manufacturing companies with international operations.

                                     SUMMARY

         This summary highlights selected information from this Proxy Statement and does not contain all of the information that is important to you. To understand the merger fully, you should read carefully this entire Proxy Statement (including the information incorporated by reference) and the appendices.


THE SPECIAL MEETING


         The special meeting of shareholders will be held on January 18, 2000, at 3:00 p.m., local time, at the offices of Kennedy Covington Lobdell & Hickman, L.L.P., Bank of America Corporate Center, Suite 4200, 100 North Tryon Street, Charlotte, North Carolina. Only holders of record of shares of Conso Common Stock at the close of business on December 3, 1999 are entitled to receive notice of and to vote at the special meeting. As of December 3, 1999, there were approximately 100 holders of record of Conso Common Stock and 7,338,625 shares of Common Stock outstanding. Each share of Common Stock is entitled to cast one vote at the special meeting. For additional information regarding the special meeting, see "The Special Meeting" in the main body of this Proxy Statement.



PURPOSE OF THE MEETING

         At the special meeting, shareholders will consider and vote upon a proposal to approve and adopt the Merger Agreement dated as of October 5, 1999 by and among Conso, Parent and Acquisition Sub, a wholly-owned subsidiary of Parent, and the related Plan of Merger that is included in the Merger Agreement. Parent and Acquisition Sub are entities newly formed by Citicorp Venture Capital, Ltd. ("CVC"), a venture capital and private equity investor, for the purpose of the acquisition of Conso by an investor group including Parent and J. Cary Findlay, and to include other members of Conso's management. A copy of the Merger Agreement and related Plan of Merger is attached as Appendix A to this Proxy Statement. The Merger Agreement provides for the merger of Acquisition Sub with and into Conso.


QUORUM AND VOTE REQUIRED

         The presence, in person or by proxy, of the holders of a majority of all outstanding shares of Conso Common Stock at the special meeting is necessary to constitute a quorum at the meeting. Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of all outstanding shares of Conso Common Stock. Abstentions and broker non-votes will have the effect of a vote AGAINST the merger. For additional information regarding the vote required at the special meeting, see "The Special Meeting -Record Date and Voting."


THE PARTIES TO THE TRANSACTION

         Conso. Conso, together with its subsidiaries, is the world's largest manufacturer of decorative trimmings for the home furnishings industry and, through its subsidiary, Simplicity Pattern Co. Inc., is a leading producer of patterns and other instructional material for home sewing of apparel, home decorating, and crafts. Conso's Products Division, including its British Trimmings subsidiary in the United Kingdom, produces and sells a full range of knitted and woven fringes, decorative cords, tasseled accessories, jacquard and other woven braids, and apparel trims, as well as sewing tapes and supplies. Conso also distributes decorative window accoutrements and other home furnishings accessories. Conso markets its products to manufacturers, distributors and retailers through a worldwide sales force. Manufacturing facilities are located in the United States, the United Kingdom, Mexico and India. Conso is a South Carolina corporation. The Common Stock is traded on the Nasdaq National Market under the symbol

"CNSO." Conso's principal executive offices are located at 513 North Duncan Bypass, Union, South Carolina 29379, and the telephone number is (864) 427-9004. For additional information, see "Certain Information Concerning the Transaction Participants."

         Parent and Acquisition Sub. Parent and Acquisition Sub, a wholly-owned subsidiary of Parent, have been formed by CVC solely for the purpose of completing the merger. Acquisition Sub is a South Carolina corporation and Parent is a Delaware corporation. Neither Parent nor Acquisition Sub has engaged in any business activity unrelated to the merger. After giving effect to the merger and the expected purchase by other members of Conso's management of shares of the surviving corporation at or shortly after the merger, Parent is expected to own approximately 80.2% of the equity of the surviving corporation, consisting of both voting and non-voting securities, with the remaining equity to be owned by J. Cary Findlay (approximately 19.2%) and other members of Conso's management (less than 1%). See "Financing of the Merger - Equity Investments." CVC is a venture capital and private equity investor and is an indirect wholly-owned subsidiary of Citigroup Inc., a diversified holding company whose businesses provide a broad range of financial services to consumer and corporate customers around the world. The principal executive offices of Parent and Acquisition Sub are located at the offices of CVC, 399 Park Avenue, New York, New York 10043, and their telephone number is (212) 559-2754. For additional information regarding CVC, Parent and Acquisition Sub, see "Certain Information Concerning the Transaction Participants."


         Continued Investment by J. Cary Findlay. In the merger, 533,378 shares of Conso Common Stock owned by J. Cary Findlay (representing approximately 18.6% of his total holdings of Conso Common Stock and approximately $4.8 million in value at $9.00 per share) will be converted into common and preferred stock of the surviving corporation (representing approximately 19.2% of the outstanding equity of the surviving corporation). The remainder of Mr. Findlay's shares will be converted into the right to receive $9.00 per share in cash. Mr. Findlay has been Chairman of the Board of Directors of Conso since 1986, and has served as Conso's President and Chief Executive Officer from December 1987 to May 1995 and from August 1998 until the present. Mr. Findlay has agreed to continue as a director and Chief Executive Officer of the surviving corporation for at least two years following the merger. For additional information regarding Mr. Findlay's interest in the merger, see "Special Factors - Background of the Merger" and "-Interests of Certain Persons in the Merger" and "Financing of the Merger-Equity Investments."



THE MERGER

         Under the Merger Agreement and the related Plan of Merger, Acquisition Sub will merge with and into Conso and the separate corporate existence of Acquisition Sub will cease. Conso will be the surviving corporation in the merger. Each outstanding share of Conso Common Stock (other than 533,378 shares held by Mr. Findlay, which will be converted into shares of the surviving corporation's common and preferred stock, and shares held by shareholders who perfect their dissenters' rights under South Carolina law) will be converted into the right to receive $9.00 in cash, without interest. Dissenting shareholders will be entitled to receive from the surviving corporation in the merger a cash payment in the amount of the "fair value" of such shares, determined in the manner provided in Chapter 13 of the South Carolina Business Corporation Act. All outstanding options to purchase Conso Common Stock under Conso's 1993 Employee Stock Option Plan have become fully vested and will expire if not exercised by the holders by the effective time of the merger. Each outstanding share of Acquisition Sub will be converted into a share of common or preferred stock of the surviving corporation in the merger.


CERTAIN EFFECTS OF THE MERGER

         As a result of the merger, Parent, J. Cary Findlay and, it is expected, other members of Conso's management will acquire the entire equity interest in Conso. Therefore, following the merger, the other holders of Conso Common Stock will no longer have an equity interest in Conso and will no longer share in Conso's future earnings and growth or in the risks associated with achieving such earnings and growth. Instead, each other holder of Conso Common Stock at the effective time of the merger will have the right to receive $9.00 (or, in the case of dissenting shareholders, the statutorily determined "fair value") for each share of Common Stock. Conso Common Stock will no longer be traded on the Nasdaq National Market and the registration of the Common Stock under the Securities Exchange Act of 1934 will be terminated. After such registration is terminated, Conso will no longer be required to file periodic reports with the Securities and Exchange Commission. For additional information regarding the effects of the merger on Conso and its shareholders, see "Special Factors-Certain Effects of the Merger" and "The Merger-Effects of the Merger."


PROCEDURES FOR EXCHANGE OF CERTIFICATES

         As soon as practicable after the effective time of the merger, Conso as the surviving corporation will mail a letter of transmittal and instructions for surrendering stock certificates evidencing shares of Common Stock to each holder of Common Stock. A shareholder should use the letter of transmittal to exchange stock certificates for the merger consideration to which such holder is entitled as a result of the merger. SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. Shareholders should follow the procedures described in "The Merger-Procedures for Exchange of Certificates for Merger Consideration."



RECOMMENDATION OF BOARD OF DIRECTORS

         Conso's Board of Directors has unanimously determined that the merger is advisable, fair to and in the best interests of Conso and its unaffiliated shareholders. To protect against possible conflicts of interest, the Board established a Special Committee of independent directors to review and evaluate the proposed merger. The Special Committee, like the full Board, believes that the merger is advisable, fair to and in the best interests of unaffiliated shareholders, and recommended it to the full Board. ACCORDINGLY, THE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RELATED PLAN OF MERGER AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND RELATED PLAN OF MERGER. For a discussion of the material factors considered by the Board of Directors and the Special Committee in reaching their conclusion and the reasons why the Board determined that the merger is fair, see "Special Factors-Conso's Reasons for the Merger" and "-Recommendation of the Board of Directors."


OPINION OF FINANCIAL ADVISOR

         The Robinson-Humphrey Company, LLC, Conso's financial advisor, has delivered its written opinion to Conso's Board of Directors that, as of October 5, 1999, the cash merger consideration of $9.00 per share was fair to Conso's shareholders from a financial point of view. Robinson-Humphrey has also delivered such opinion, dated the date of this Proxy Statement, to Conso's Board of Directors, which opinion is identical in all respects, except its date, to the October 5, 1999 opinion. For a summary of this opinion, see "Special Factors-Opinion of Financial Advisor." A copy of Robinson-Humphrey's opinion dated the date of this Proxy Statement is attached as Appendix C to this Proxy Statement. Shareholders are encouraged to read the opinion in its entirety.


VOTING OF SHARES OF CERTAIN HOLDERS

         J. Cary Findlay has agreed with Acquisition Sub to vote shares owned by him representing approximately 39.0% of the outstanding shares of Conso Common Stock in favor of the merger at the special meeting. For additional information regarding Mr. Findlay's agreements to vote in favor of the merger, see "Special Factors - Interests of Certain Persons in the Merger." In addition, each of Conso's directors and executive officers has indicated that he or she intends to vote his or her shares of Common Stock in favor of the merger. The outstanding shares held by Conso's directors and executive officers (including Mr. Findlay) on the record date constitute approximately 43.6% of the total number of shares outstanding at such date.



INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the Board of Directors with respect to the merger, shareholders should be aware that Mr. Findlay has interests in the Merger that are different from those of shareholders generally. Mr. Findlay, who is currently Chairman of the Board, President and Chief Executive Officer of Conso, will continue to have an equity interest (approximately 19.2%) in the surviving corporation after the merger. The ultimate value of this interest could exceed or be less than the $9.00 per share merger consideration to be received by unaffiliated shareholders in the merger. For additional information regarding Mr. Findlay's interests in the merger, see "Special Factors - Background of the Merger," "-Interests of Certain Persons in the Merger" and "Financing of the Merger - Equity Investments."


U.S. FEDERAL INCOME TAX CONSEQUENCES


         The receipt of $9.00 in cash for each share of Common Stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended, and also may be a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, each of Conso's shareholders generally will realize taxable gain or loss as a result of the merger measured by the difference, if any, between the tax basis of each share of Common Stock owned by such shareholder and $9.00. Shareholders are encouraged to consult with their own tax advisors regarding the tax consequences of the merger. For additional information, see "Special Factors-U.S. Federal Income Tax Consequences of the Merger to Shareholders."



THE MERGER AGREEMENT

         The Merger Agreement provides for the terms of the merger, including representations and warranties of the parties, their obligations to be performed prior to or in connection with the merger, conditions to consummation of the merger, limitations on Conso's ability to solicit or consider other offers to acquire Conso, and provisions for termination and amendment of the Merger Agreement. See "The Merger Agreement."

Effective Time of the Merger

         The merger will become effective upon the filing of Articles of Merger with the Secretary of State of South Carolina. The filing will occur after all conditions to the merger contained in the Merger Agreement have been satisfied or waived. It is anticipated that the merger will be consummated as promptly as practicable following the special meeting. For additional information regarding the effective time of the merger, see "The Merger Agreement-General" and "-Effective Time of the Merger."

Conditions to Consummation of the Merger

         The consummation of the merger is subject to the satisfaction of various conditions. These conditions include, among others:

         - the approval and adoption of the Merger Agreement and related Plan of Merger by the holders of at least two-thirds of the outstanding shares of Conso Common Stock, with the holders of no more than 6% of the Conso Common Stock having given notice of their intention to exercise their dissenters' appraisal rights;

         - the absence of any adverse proceedings affecting Conso's business or the ability of any party to perform its obligations under the Merger Agreement;

         - the absence of certain material adverse changes in Conso's business;

         - all representations and warranties made by Conso shall be true and correct in all material respects as of the effective time of the merger;

         - debt financing for the merger having been funded under existing commitments; and

         - the cancellation, termination or exercise of all outstanding options to purchase Conso Common Stock.

For additional information regarding the conditions of each party's obligation to effect the merger, see "The Merger Agreement-Conditions to Consummation of the Merger" and "-Termination of the Merger Agreement."

No Solicitation of Other Offers

         The Merger Agreement provides that neither Conso nor any of its subsidiaries (nor any of their representatives) will take any action:

         - to solicit or encourage the making of any take-over proposal by another party; or

         - to furnish or disclose any information to any person or participate in any discussions or negotiations as to another take-over proposal.

However, if the failure to take such action would breach the fiduciary obligations of the Board of Directors, Conso may, in response to an unsolicited take-over proposal by another party, furnish non-public or confidential information and participate in discussions or negotiations with respect to any take-over proposal that is reasonably likely to lead to a transaction that is more favorable to Conso's shareholders than the merger with Acquisition Sub. For additional information regarding the agreement not to solicit other offers, see "The Merger Agreement -No Solicitation of Other Offers."

Termination of the Merger Agreement

         The Merger Agreement may be terminated at any time prior to the consummation of the merger, whether before or after approval of the Merger Agreement by Conso's shareholders:

         - by mutual consent of Parent and Conso;

         - by Parent or Conso if the merger is not completed on or prior to January 31, 2000, unless the terminating party has breached the Merger Agreement;

         - by Parent or Conso in the event of an uncured breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement;

         - by Parent or Conso if consummation of the merger is prohibited by any applicable law;

         - by Parent or Conso if shareholder approval is not obtained at the special meeting;

         - by Conso under certain circumstances if it enters into an agreement for a take-over proposal with another party that is more favorable to Conso's shareholders from a financial point of view and complies with the notice and other provisions of the Merger Agreement, including the payment of a termination fee to Parent;

         - by Parent, if Conso or its Board of Directors shall have withdrawn or modified in a manner materially adverse to Parent or Acquisition Sub the Board's approval or recommendation of the merger, or if the Board shall have approved another take-over proposal by another party, or if Conso has materially breached its obligations regarding the solicitation of other offers to acquire Conso;

         - by Parent or Conso if Robinson-Humphrey shall have withdrawn its fairness opinion or modified its fairness opinion in a manner adverse to Parent or Acquisition Sub; or

         - by Parent, if certain material adverse changes occur affecting financial markets in general.

For additional information regarding the ability of the parties to terminate the Merger Agreement, see "The Merger Agreement-Termination of the Merger Agreement."

Termination Fees; Expenses

         The Merger Agreement provides for the payment by Conso of a fee of $2 million to Parent if the Merger Agreement is terminated in certain circumstances, including the following:

         - if Conso or its Board shall have withdrawn or modified in a manner materially adverse to Parent or Acquisition Sub the Board's approval or recommendation of the merger, if the Board shall have approved a take-over proposal by another party, or if Conso has materially breached its obligations regarding the solicitation of other offers to acquire Conso;

         - if Conso proposes to enter into a agreement providing for a take-over proposal by another party; or

         - if the Merger Agreement is terminated (i) because of a failure to obtain shareholder approval, (ii) because the merger is not consummated by January 31, 2000, or (iii) because Robinson-Humphrey has withdrawn or modified its fairness opinion in a manner adverse to Parent or Acquisition Sub, and within six months of any such termination Conso enters into an agreement for, announces or consummates a transaction whereby Conso merges or sells substantially all of its assets or stock to another party for consideration in excess of the consideration offered by Parent and Acquisition Sub.

         In addition, if a termination fee is payable by Conso, all costs and expenses incurred by Parent and Acquisition Sub in connection with the merger shall be reimbursed by Conso up to a maximum of $1,000,000. There will be no termination fee if the Merger Agreement is terminated by Conso because Robinson-Humphrey has withdrawn or modified its fairness opinion, and a subsequent transaction is not consummated within six months, but in such event Conso must reimburse Parent's transaction expenses up to a maximum of $1,000,000.

         If the Merger Agreement is terminated under any other circumstances, each party to the Merger Agreement shall bear its own transaction expenses. For additional information regarding the fees and expenses that must be paid by Conso under certain circumstances see "The Merger Agreement-Termination Fees; Expenses."

Amendments to the Merger Agreement

         The Merger Agreement may only be amended in writing by each of the parties thereto. Additional shareholder approval may be required for material amendments to the Merger Agreement. For additional information regarding the ability of the parties to amend the Merger Agreement see "The Merger Agreement-Amendments to the Merger Agreement."


DISSENTERS' RIGHTS


         Conso's Board of Directors has elected to provide dissenters' rights to shareholders in connection with the merger, even though South Carolina law does not require that dissenters' rights be made available to the holders of shares of a class traded on the Nasdaq National Market, as is Conso's Common Stock. The Plan of Merger provides for dissenters' rights in accordance with the applicable provisions of South Carolina law, pursuant to which any holder of Conso Common Stock (i) who files a proper notice in writing prior to the vote taken at the special meeting and (ii) whose shares are not voted in favor of the merger shall be entitled to dissent from the merger and receive "fair value" for his or her shares under Chapter 13 of the South Carolina Business Corporation Act. A copy of Chapter 13 is attached as Appendix B to this Proxy Statement. For additional information regarding the existence and exercise of dissenters' rights, see "The Merger - Dissenters' Rights." While the Board concluded that providing dissenters' rights may enhance procedural fairness, the availability of dissenters' rights was not a factor in the Board's decision to approve and recommend the merger or its determination that the merger consideration is fair to the unaffiliated shareholders of Conso.



FINANCING OF THE MERGER

         Parent and Acquisition Sub intend to fund payment of the merger consideration and other payments to be made in connection with the merger primarily through third party debt financing and equity investments by CVC and its affiliates. The merger is contingent on such financing being obtained. The total amount of funds necessary to fund the merger, recapitalize the surviving corporation, refinance existing indebtedness and pay related transaction expenses is expected to be approximately $111 million.
It is anticipated that these funds will be available from the following sources:

         - equity investments by CVC and its affiliates in Acquisition Sub of approximately $20 million in cash;

         - the conversion of 533,378 shares of Common Stock held by J. Cary Findlay into equity of the surviving corporation, representing a value of approximately $4.8 million;

         - debt financing pursuant to a $15 million senior subordinated loan, a $53 million senior secured term loan facility, and a revolving credit facility of up to $25 million; and

         - excess cash held by Conso at the time of the merger, currently assumed to be approximately $300,000 to $500,000.

For information regarding financing of the merger, see "Financing of the Merger."


CERTAIN LITIGATION

         On October 18, 1999, a purported class action was filed in the South Carolina Court of Common Pleas by the Wrape Family Charitable Trust, alleged to be a shareholder of Conso, against Conso and its directors in connection with the merger. The complaint seeks preliminary and permanent relief including declaring the merger unlawful and enjoining the merger. Conso believes that this claim is without merit and will vigorously defend such lawsuit. For additional information regarding this litigation, see "Special Factors - Certain Litigation.".

                   COMPARATIVE MARKET PRICE DATA AND DIVIDENDS

         Conso's Common Stock is traded on the Nasdaq National Market under the symbol "CNSO." The following table sets forth the high and low sales price per share of the Common Stock as reported on the Nasdaq National Market for each quarterly period for the two most recent fiscal years and for the current fiscal year to date.


Period                                                   High        Low
-------                                                  -----       ---

Fiscal Year Ended June 27, 1998:
         First Quarter                                   $14.75     $9.75
         Second Quarter                                  $11.13     $7.25
         Third Quarter                                   $ 8.50     $7.38
         Fourth Quarter                                  $11.00     $8.00

Fiscal Year Ended July 3, 1999:
         First Quarter                                   $ 8.56     $5.50
         Second Quarter                                  $ 7.25     $5.25
         Third Quarter                                   $ 8.63     $5.75
         Fourth Quarter                                  $ 6.31     $5.00

Fiscal Year Ending July 1, 2000
         First Quarter                                   $ 6.13     $4.25
         Second Quarter (through December 3, 1999)       $ 8.69     $4.88


         On October 5, 1999, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the reported high and low sales prices per share of Common Stock were $5.38 and $4.88, respectively, and the closing price was $5.06. On December 3, 1999, the last full day of trading prior to the printing of this Proxy Statement, the reported high and low sales prices per share of Common Stock were $8.63 and $8.50, respectively, and the closing price was $8.50.


         Shareholders are encouraged to obtain current market price quotations for the Common Stock in connection with voting their shares at the special meeting.

         Other than (1) the agreement by J. Cary Findlay to sell his shares of Conso Common Stock to Acquisition Sub under certain circumstances pursuant to a Support Agreement between Mr. Findlay and Acquisition Sub dated October 5, 1999, and (2) the issuance of shares of Common Stock by Conso pursuant to the exercise of outstanding employee stock options or in connection with the Conso's Stock Election Plan for Non-Employee Directors, there have been no transactions in Conso Common Stock effected during the last 60 days by Conso, Acquisition Sub, Parent (or any of their respective directors or executive officers), or J. Cary Findlay.

         Since June 29, 1997, there have been no purchases of Conso Common Stock by Conso, Parent, Acquisition Sub or J. Cary Findlay, except for:

- the acquisition from Conso by Mr. Findlay and his wife, Konstance J. K. Findlay, jointly, of 78,788 shares of Conso Common Stock on July 1, 1998 in exchange for real property owned by the Findlays. The number of shares was based upon the closing price of Conso Common Stock at such date ($8.25 per share) and a value of $650,000 (the Findlays' cost basis) for the real property, which was less than its value determined by an independent appraisal.

- Conso's open market purchases during 1998 (the last two quarters of fiscal 1998 and the first two quarters of fiscal 1999) of a total of 248,000 shares of its Common Stock pursuant to a stock repurchase program announced in November 1997. The fiscal quarters in which such shares were repurchased and the high, low and average price per share of the shares purchased during each such quarter are set forth in the following table:

                                          No. of Shares           Purchase prices per share
               Quarter Ended                Repurchased        High           Low       Average
               -------------              -------------       -----         -----       -------
               March 28, 1998                   123,000       $8.25         $7.88         $8.04
               June 27, 1998                     50,000       $8.25         $8.13         $8.19
               September 26, 1998                20,000       $8.06         $8.06         $8.06
               December 26, 1998                 55,000       $6.25         $6.19         $6.22

                   TOTAL                        248,000       $8.25         $6.19         $7.67

         Conso has not paid any cash dividends on its Common Stock since it became a public company in 1993. In the Merger Agreement, Conso has agreed not to pay any dividends on its Common Stock prior to the effective time of the merger.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


         Set forth below are certain selected historical consolidated financial data of Conso and its subsidiaries. The historical financial data as of and for the fiscal years ended July 1, 1995 through July 3, 1999 are derived from Conso's audited consolidated financial statements for such fiscal years. The historical financial data as of and for the quarters ended September 26, 1998 and October 2, 1999 are derived from Conso's unaudited consolidated financial statements for such fiscal quarters. You should read this historical financial data in conjunction with the financial statements and the other information incorporated by reference in this Proxy Statement.

Statement of operations data (1):

                                                              Fiscal Year Ended                                 Quarter Ended
                                      --------------------------------------------------------------------------------------------
                                       July 1,      June 29,      June 28,      June 27,       July 3,     Sept. 26,      Oct. 2,
                                        1995          1996          1997          1998          1999          1998          1999
                                      --------      --------      --------      --------      --------      --------      --------
                                                         (In thousands, except per share amounts)

Net sales                             $ 59,621      $ 70,714      $ 73,447      $ 71,861      $119,660      $ 29,388      $ 27,341
Gross margin                            20,736        25,432        27,823        25,270        47,283        11,476        11,141
Income from operations                   7,696         9,872        11,518         8,933        13,124         2,861         3,213
Interest expense, net                      870           753           498           609         2,904           755           656
Income before income taxes               6,826         9,119        11,020         8,324        10,220         2,106         2,557
Income taxes (2)                         1,287         2,676         3,993         3,292         4,458           665         1,126
Net income before
cumulative effect of change
in accounting principle                  5,539         6,443         7,027         5,032         5,762         1,441         1,431
Cumulative effect of change
in accounting principle
(net of tax)                              --            --            --            --            --            --             (95)
Net income                            $  5,539      $  6,443      $  7,027      $  5,032      $  5,762      $  1,441      $  1,336
Net income per share (3)
    Basic                             $   0.75      $   0.86      $   0.94      $   0.68      $   0.78      $   0.20      $   0.18
    Fully diluted                     $   0.75      $   0.86      $   0.93      $   0.67      $   0.78      $   0.20      $   0.18
Weighted average number of
shares outstanding (3)
    Basic                                7,425         7,457         7,486         7,447         7,349         7,383         7,335
    Fully diluted                        7,425         7,480         7,539         7,440         7,349         7,384         7,355
Ratio of earnings to fixed charges                                                 12.5x          4.2x          3.4x          4.7x


Balance sheet data (1):

                                                                          As of
                                   --------------------------------------------------------------------------------------
                                   July 1, 1995  June 29, 1996  June 28, 1997  June 27, 1998  July 3, 1999   Oct. 2, 1999
                                   ------------  -------------  -------------  -------------  ------------   ------------
Current assets                       $ 30,723       $ 33,322       $ 38,629       $ 60,624       $ 58,973       $ 56,999
Working capital                        14,470         19,461         20,973         34,998         38,186         39,975
Property and equipment, net            11,443         12,374         16,563         29,761         32,085         32,030
Total assets                           43,699         47,278         56,559        115,692        113,379        110,580
Short-term borrowings                   6,991          9,074         10,406            558            385            732
Long-term debt (including
  current portion)                      3,169          2,586            208         44,612         41,908         41,544
Shareholders' equity                 $ 24,124       $ 30,778       $ 38,368       $ 42,090       $ 47,802       $ 49,356
Shareholders' equity per share       $   3.25       $   4.11       $   5.12       $   5.75       $   6.52       $   6.73

----------------------------------------

(1) Balance sheet data as of June 27, 1998, July 3, 1999 and October 2, 1999 reflect the assets and liabilities of Simplicity Capital Corporation ("SCC") and it subsidiaries. Statement of operations data for the fiscal year ended July 3, 1999 and the fiscal quarters ended September 26, 1998 and October 2, 1999 reflect the results of operations of SCC and its subsidiaries for such periods. Conso acquired all of the issued and outstanding capital stock of SCC on June 19, 1998.


(2) Results of operations for the fiscal year ended July 1, 1995 includes a gain of $913,000, or 13 cents per share, for a one-time carryforward of South Carolina Jobs Tax Credits.

(3)      Reflects the 3-for-2 stock splits in October 1995 and 1996.


                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

         In October 1998, a private investment firm which controls certain operating companies in businesses similar to Conso's approached J. Cary Findlay, Conso's Chairman, President and Chief Executive Officer and its principal shareholder, and expressed an interest in investigating and considering a possible investment in, acquisition of an interest in, or business combination with Conso. In response to this indication of interest, and with the approval of Conso's Board of Directors, Conso obtained a confidentiality agreement from this firm in November 1998, and provided it with certain information in connection with its investigations.

         Thereafter, through early 1999, Mr. Findlay and the private investment firm had various discussions about a possible transaction. In March 1999, the private investment firm indicated to Mr. Findlay an interest in pursuing an acquisition of Conso at a price of $10.00 per share, subject to further due diligence investigations of Conso and investigation of sources of financing for such a transaction. The firm inquired whether Mr. Findlay, in his capacity as Conso's principal shareholder, would be interested in such a transaction at that price. After further discussion and deliberation, and consultation with counsel and Conso's Board of Directors, Mr. Findlay responded that he, in his capacity as a shareholder, would be interested in such a transaction at that price, but only if it were made available to all of Conso's shareholders and were properly considered and approved by Conso's Board of Directors through a process that included independent consideration by Conso's outside directors, the engagement of a financial advisor to provide an opinion as to the fairness of the consideration to Conso's shareholders, and a "market check" to reasonably confirm that the consideration proposed was the best available alternative for Conso's shareholders. After further discussions, the private investment firm expressed a willingness to follow the process suggested by Mr. Findlay, provided that Conso would undertake to reimburse the firm for its expenses incurred in completing its investigations of Conso and obtaining financing commitments in the event that such firm made a fully-financed proposal at such price that Conso did not accept.

         Mr. Findlay called a special meeting of the Board of Directors of Conso to discuss the private investment firm's indication of interest and to develop a process for responding to it. At the meeting, which was held on April 1, 1999, the Board established a Special Committee of the Board of Directors, consisting of three independent directors (John H. Maxheim, James H. Shaw and Sara H. Bissell) and authorized the Special Committee (a) to consider the private investment firm's indication of interest and any other proposals and indications of interest regarding a proposed sale or business combination of Conso that might be presented to Conso, (b) to provide direction and guidance to management in proceeding with any negotiations or discussions regarding such a transaction,
(c) to independently determine whether any such transaction would be in the best interests of Conso and its shareholders and make recommendations to the full Board of Directors, and (d) to select and engage a financial advisor and independent legal counsel to advise the Special Committee.

         At a meeting held April 16, 1999, the Special Committee selected and approved the engagement of Moore & Van Allen, PLLC as its special independent counsel and The Robinson-Humphrey Company, LLC as its financial advisor. As part of its engagement, Robinson-Humphrey was commissioned to solicit from other parties interest in a possible acquisition of Conso. The Special Committee also approved a process whereby the private investment firm that had indicated an interest in acquiring Conso would continue its due diligence investigations of Conso and commence efforts to obtain financing for such a transaction while Conso investigated other alternatives, with Conso's undertaking that if such firm submitted to Conso not later than June 1, 1999 a fully-financed proposal to acquire all of Conso's Common Stock at not less than $10.00 per share, but such proposal were rejected by Conso, then Conso would reimburse up to $500,000 of such firm's expenses in conducting such investigations and making such proposals. The private investment firm indicated its acceptance of that process and commenced its further investigations and its efforts to obtain financing.


         Meanwhile, at the direction of the Special Committee, Robinson-Humphrey commenced on behalf of Conso a process to solicit other proposals or indications of interest for an acquisition of or business combination with Conso. In the course of this process, Robinson-Humphrey contacted a total of 90 parties, who were identified by Conso and Robinson-Humphrey as potentially having an interest in such a transaction. These 90 parties included 15 potential strategic buyers (that is, operating companies that would combine Conso's operations with their own) and 75 potential financial buyers (that is, investment firms that would sponsor an investor group, typically including management, to acquire Conso), including potential financial buyers with portfolio investments in other operating companies in Conso's industry or related industries. Of these 90 parties, 25 requested further information, entered into confidentiality agreements with Conso and were sent a confidential memorandum prepared by Robinson-Humphrey from information supplied by Conso. After giving such parties an opportunity to review the confidential memorandum and obtain further information from Robinson-Humphrey and Conso, Robinson-Humphrey advised these parties that they should submit written indications of interest, setting forth their proposed purchase price per share, to Conso not later than June 4, 1999 for consideration by Conso's Special Committee.


         In late May 1999, the private investment firm that had first expressed interest in an acquisition of Conso at $10.00 per share advised Conso that it was unable to arrange acceptable financing for such a transaction and would not be making a proposal at that price. Conso advised the firm that it was still proceeding with obtaining acquisition proposals from other parties, and that such firm was invited to participate in that process and submit a proposal at its best price. The firm requested and was provided with the information that had been provided to the other interested parties, but ultimately did not submit a new proposal by the indicated deadline. The Special Committee was informed of this development at its meeting held on May 27, 1999, at which it received a report from Robinson-Humphrey on the status of its efforts to obtain other proposals to acquire Conso.


         As the June 4 deadline for submitting final proposals approached, two other parties continued to indicate an interest in the acquisition of Conso, both of which had met with representatives of Conso to discuss such a transaction and conducted preliminary due diligence. One of such parties was CVC, which indicated that it would submit a written indication of interest at $9.00 per share. The other party, another private equity investment firm, submitted a written indication of interest that valued Conso at a price per share less than $9.00. The other party was given the opportunity to increase its valuation to be competitive with the price indicated by CVC, but it did not do so. Both parties' indications of interest contemplated participation by Mr. Findlay and other members of Conso's management in the ownership and management of the surviving company.

         On June 7, 1999, subsequent to the June 4 deadline, another private equity investment firm which previously had been contacted by Robinson-Humphrey submitted an indication of interest. The indication of interest valued Conso at a price per share less than the valuation offered by either CVC or the other party that had submitted a timely proposal. Such firm declined the opportunity to increase its valuation, and its indication of interest was not further considered.


         On June 4, 1999, CVC submitted a written proposal at $9.00 per share. Its proposal specifically stated that it was an indication of interest, not an offer, and that it was subject to additional due diligence, obtaining necessary financing, and negotiation of a definitive agreement. In connection with its proposal, CVC requested an exclusivity period to conduct its due diligence investigations, obtain financing and negotiate a definitive agreement, and requested that no disclosure be made of its proposal until a definitive agreement was negotiated, approved and executed.

         The Special Committee met on June 4, 1999, considered a report by Robinson-Humphrey on the results of the solicitation process, and considered the CVC proposal. The Special Committee authorized Conso to pursue a transaction with CVC in accordance with its proposal and to agree to an appropriate exclusivity period in order for CVC to conduct its due diligence investigations and obtain financing and for Conso and CVC to negotiate a definitive acquisition agreement to be presented to the Special Committee for its consideration. On June 9, 1999, Conso and CVC entered into a letter agreement by which Conso agreed that until July 21, 1999, or earlier termination under certain circumstances, Conso would not initiate, solicit, entertain, negotiate, accept, or discuss any other acquisition proposals. Conso retained the right to terminate the exclusivity period prior to July 21 if its Board of Directors determined that such termination was necessary to comply with its fiduciary duties, in which case Conso would be obligated to reimburse CVC for its expenses up to $275,000. The letter agreement also prohibited public announcement or disclosure of the merger without mutual consent, except for disclosure determined to be required by applicable law, and expressly provided that it did not constitute an agreement in principle or legally binding contract to consummate a transaction or enter into a definitive agreement.

         CVC then commenced its due diligence investigations and its efforts to obtain financing, and CVC and Conso began the negotiation and preparation of a definitive agreement that resulted in the Merger Agreement. Those activities continued through July, August and September 1999 and the exclusivity period was formally extended once, to August 6, and thereafter informally extended as the parties continued to pursue the transaction.

         In connection with its efforts to obtain financing, CVC requested that Mr. Findlay retain a portion of his shares as continuing equity in the surviving corporation. Mr. Findlay had indicated that he would be willing to have all of his shares acquired upon the same terms as Conso's other shareholders and to retire as a director and officer of Conso upon completion of the transaction, but that he would also be willing to have a portion of his shares converted to equity in the surviving corporation and to continue as a director and officer if his continued participation would facilitate the transaction. After negotiations with CVC over the amount of his investment and other matters relating to his continued involvement with the surviving corporation, Mr. Findlay agreed to continue as a director and Chief Executive Officer of the surviving corporation for at least two years and to have 533,378 shares of his Common Stock (representing approximately 18.6% of his total holdings of Conso Common Stock and approximately $4.8 million in value at $9.00 per share) converted to equity in the surviving corporation. Structuring the transaction as a cash merger of Acquisition Sub into Conso and with a portion of Mr. Findlay's shares being converted to equity in the surviving corporation was determined to be the most expedient means of acquiring all of the publicly held shares, as well as most of Mr. Findlay's shares, for cash, providing for Mr. Findlay's continued equity investment in the surviving corporation, and having the merger be accounted for as a recapitalization for financial reporting purposes.


         By the first week of October 1999, CVC had completed its due diligence investigations and had obtained financing commitments for the transaction. The parties had also completed the negotiation of the definitive Merger Agreement and related documents. The Special Committee met on October 5, 1999, with Messrs. Maxheim and Shaw attending; Mrs. Bissell, who was traveling in the Far East, was unable to attend the meeting, but had previously received written materials provided to the Special Committee and subsequently confirmed her concurrence with the Special Committee's actions. The other members of the Board of Directors also attended the meeting in person or by telephone so that they could hear the presentations to the Special Committee. At that meeting, Robinson-Humphrey gave a presentation on the process of soliciting proposals to acquire Conso and its analysis and conclusions as to the fairness of the consideration offered by CVC, and representatives of Moore & Van Allen, PLLC, independent counsel to the Special Committee, and Kennedy Covington Lobdell & Hickman, LLP, Conso's regular general counsel, presented a summary of the Merger Agreement and related documents and discussed various legal aspects of the transaction. The Special Committee then met in executive session, considered the proposed merger, determined that the merger and the proposed terms thereof were fair to and in the best interests of Conso and its shareholders, and determined to recommend to the full Board of Directors that the Merger Agreement and related Plan of Merger be adopted and approved.

         The full Board of Directors then met, received the report and recommendation of the Special Committee, and, by the unanimous vote of the members participating (that is, all directors other than Mrs. Bissell), determined that the merger and the proposed terms thereof were fair to and in the best interests of Conso and its shareholders, adopted and approved the Merger Agreement and related Plan of Merger, and directed that the Merger Agreement and related Plan of Merger be submitted to the shareholders of Conso for their approval, with the recommendation that they be approved. At a subsequent meeting of the Board of Directors held November 9, 1999, Mrs. Bissell confirmed her concurrence with such determination, approval and recommendation of the Board of Directors to reflect unanimous approval of the Board of Directors.

CERTAIN LITIGATION

         On October 18, 1999, a purported class action complaint was filed in the South Carolina Court of Common Pleas by the Wrape Family Charitable Trust, alleged to be a shareholder of Conso, against Conso and its directors. The plaintiff alleges, among other things, that the directors have breached their fiduciary duties to Conso's public shareholders by facilitating certain insiders' acquisition of the publicly-held shares of Conso, to the exclusion of all other potential bidders, for unfair and inadequate consideration. The complaint seeks preliminary and permanent relief, including injunctive relief,
(a) declaring that the defendants have committed or participated in a gross abuse of trust and have breached their fiduciary duties or aided and abetted such breaches, (b) declaring the merger unlawful, (c) enjoining the merger, and if it is consummated, rescinding the merger, (d) requiring the directors to abide by and uphold their fiduciary responsibilities in selling Conso and requiring them to fully insulate themselves from any conflict of interest that would interfere with their duties and (e) awarding the plaintiff and the class compensatory damages and/or rescissory damages as well as awarding the plaintiff attorneys' and experts' fees. Conso believes that this claim is without merit and will vigorously defend such lawsuit.



OPINION OF FINANCIAL ADVISOR

         The Special Committee selected Robinson-Humphrey to serve as Conso's financial advisor and authorized Conso to enter into an engagement letter with Robinson-Humphrey. Robinson-Humphrey was engaged to (i) assist in the consideration of various strategic alternatives, including a sale of Conso, (ii) identify opportunities for the sale of Conso, (iii) advise the Company concerning opportunities for such a sale, whether or not identified by Robinson-Humphrey, and, (iv) as requested by Conso, participate in negotiations concerning such a sale. In its engagement letter, Robinson-Humphrey also agreed that, if requested by the Board of Directors of Conso, it would render a fairness opinion with respect to a proposed sale of Conso.

         Robinson-Humphrey was selected as Conso's financial advisor because of its previous investment banking relationship with Conso, its familiarity with Conso and its operations, and its standing as a nationally-recognized investment banking firm which is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other opinions.

         In connection with the Special Committee's consideration of the merger, Robinson-Humphrey was asked by the Special Committee to render to the Board of Directors an opinion with respect to the fairness, from a financial point of view, to Conso's shareholders of the cash merger consideration to be received in the proposed merger. On October 5, 1999, Robinson-Humphrey delivered its written opinion to the Special Committee and the Board of Directors to the effect that, as of such date, the consideration of $9.00 per share of Common Stock outstanding (other than 533,378 shares owned by J. Cary Findlay) to be received in the merger was fair to Conso's shareholders from a financial point of view. Robinson-Humphrey has also delivered its written opinion to Conso's Board of Directors that on the date of this Proxy Statement, based on the information set forth therein, the cash merger consideration to be received is fair, from a financial point of view, to Conso's shareholders.

         The full text of Robinson-Humphrey's written opinion is attached as Appendix C to this Proxy Statement and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Appendix C. Conso's shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Robinson-Humphrey in connection with its opinion.

         Robinson-Humphrey's opinion is directed only to the cash merger consideration to be received and does not constitute a recommendation to any shareholder of Conso regarding how such shareholder should vote in relation to the merger.

         In arriving at its opinion, Robinson-Humphrey, among other things:


         -        Reviewed the Merger Agreement and certain related documents;

         - Analyzed certain audited and unaudited financial statements and other information of Conso;

         - Reviewed and discussed with appropriate management personnel of Conso, the past and current business activities and financial results and the financial outlook of Conso;

         - Reviewed the historical price and trading activity of the Conso Common Stock and of the common stock of other textile companies which Robinson-Humphrey deemed relevant;

         - Compared certain financial and stock market data relating to Conso with similar data of other publicly traded textile companies which Robinson-Humphrey deemed relevant;

         - Reviewed the premiums, prices and multiples paid in certain comparable acquisition transactions of textile companies and of merger transactions in general; and

         - Undertook other studies, analyses and investigations as Robinson-Humphrey deemed appropriate.

         In conducting its analysis and arriving at its opinion, Robinson-Humphrey assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed for the purposes of the opinion. Robinson-Humphrey also relied upon the management of Conso with respect to the reasonableness of the financial forecasts (and the assumptions and bases underlying such forecasts) provided to Robinson-Humphrey. Robinson-Humphrey did not make, nor was it furnished with, an independent valuation or appraisal of the assets or liabilities of Conso.

         No limitations were imposed by Conso, the Special Committee or the Board of Directors on the scope of Robinson-Humphrey's investigation or the procedures to be followed by Robinson-Humphrey in rendering its opinion. The opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Robinson-Humphrey as of, the date of its analysis.


         In addressing the fairness, from a financial point of view, of the cash merger consideration to be received by the shareholders of Conso, Robinson-Humphrey employed a variety of generally recognized valuation methodologies and performed those which it believed were most appropriate for developing its opinion. The preparation of a fairness opinion involves various determinations of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its fairness opinion, Robinson-Humphrey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments about the significance and relevance of each analysis and factor. Such analysis resulted in the calculation of ranges of implied per share values for Conso Common Stock, including implied values that were greater than the merger consideration, but Robinson-Humphrey did not consider that any particular implied value, whether less than or greater than the merger consideration, was determinative of fairness. In its determination and its presentation to the Special Committee and the Board of Directors, however, Robinson-Humphrey specifically discounted the analysis of selected merger transactions in the textiles industry because many of the transactions available for such analysis were not fairly comparable to the merger and such analysis included only a limited number of recent transactions. Accordingly, Robinson-Humphrey believes that its analyses must be considered as a whole and that a review of selected portions of such analyses and the factors considered therein, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its opinion and any conclusions reached therein. In its analyses, Robinson-Humphrey made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond Conso's control. Any estimates contained in Robinson-Humphrey's analyses are not necessarily indicative of actual values or predictive of future results or values that may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. No public company utilized as a comparison is identical to Conso and no merger and acquisition transaction involved companies identical to Conso. An analysis of the results of such comparisons is not mathematical; rather, it involves complex considerations and judgements concerning differences in financial and operating characteristics of the comparable companies and transactions and other factors that could affect the values of companies to which Conso is being compared. In addition, as described above, Robinson-Humphrey's opinion and presentation to Conso's Special Committee and Board of Directors was one of many factors taken into consideration by Conso's Board of Directors in making its determination to approve the Merger Agreement and related Plan of Merger.


         The following is a brief summary of all material analyses performed by Robinson-Humphrey in connection with its written opinion delivered to Conso's Special Committee and Board of Directors on October 5, 1999.

HISTORICAL STOCK PRICE ANALYSIS. Robinson-Humphrey analyzed the prices at which the Conso Common Stock traded subsequent to Conso's initial public offering on December 14, 1993 through October 5, 1999. Robinson-Humphrey observed that the all-time high closing price for the Common Stock was $16.00 on April 2, 1997 and the all-time low closing price for the Common Stock was $4.55 on December 29, 1993. During the period July 6, 1999 through October 5, 1999, Robinson-Humphrey observed that 15.4% of the total trading in the shares of Conso were traded in a price range of $4.45 to $4.70, 26.8% of the shares were traded in a price range of $4.70 to $5.45, 26.1% of the shares were traded in a price range of $5.45 to $5.70 and 31.7% of the shares were traded in a price range of $5.70 to $6.20. During the period October 5, 1998 through October 5, 1999, Robinson-Humphrey observed that 62.9% of the total trading in the shares of Conso Common Stock were traded in a price range of $4.50 to $6.00, 20.3% of the shares were traded in a price range of $6.00 to $6.50, 8.7% of the shares were traded in a price range of $6.50 to $7.00 and 8.1% of the shares were traded in a price range of $7.00 to $8.00.

         Based on the cash merger consideration of $9.00 per share for Conso, Robinson-Humphrey calculated per share premiums of 77.8%, 77.8% and 58.2% to Conso's closing prices at one trading day, one week and four weeks prior to the announcement date of the merger, respectively.

COMPARABLE PUBLIC COMPANIES ANALYSIS. Using publicly available information, Robinson-Humphrey compared certain financial and operating information and ratios (described below) for Conso with corresponding financial and operating information and ratios for a group of other publicly traded textile companies. The companies included in the comparable public companies analysis were Burlington Industries, Inc., Collins & Aikman Corp., Cone Mills Corp., Crown Crafts, Inc., Dan River, Inc., Delta Woodside Industries Inc., Dixie Group, Inc., Fab Industries, Inc., Guilford Mills, Inc., Pillowtex Corp., Springs Industries, Inc., Unifi Inc. and WestPoint Stevens, Inc (collectively, "Public Comparables"). Robinson-Humphrey compared:

         - Price of common stock divided by earnings per share ("P/E") ratios for calendar 1999 (based on information from First Call Earnings Estimates ("First Call") and Robinson-Humphrey Research Department Estimates ("Robinson-Humphrey Research"). The calendar 1999 P/E ratios ranged from 4.9x to 32.2x for the Public Comparables (with an average of 13.7x), compared to 6.5x for Conso (based on Conso's fiscal year 1999 earnings ending July 3, 1999, "fiscal 1999"). The average multiple of
                  13.7 times Conso's fiscal 1999 earnings implies a value of $10.74 per share for Conso.

         - P/E ratios for calendar 2000 (based on information from First Call and Robinson-Humphrey Research) which ranged from 3.3x to 13.8x for the Public Comparables (with an average of 8.8x), compared to 5.1x for Conso (based on the First Call earnings per share estimate for fiscal 2000). The average multiple of
                  8.8 times Conso's fiscal 2000 earnings estimate implies a value of $10.27 per share for Conso.

         - The ratio of the stock market price per share to book value per share (shareholders' equity divided by the number of common shares outstanding). Market to book ratios ranged from 0.3x to 1.0x for the Public Comparables (with an average of 0.6x), compared to 0.8x for Conso. The average multiple of 0.6 times Conso's book value at July 3, 1999 (fiscal 1999 year end) implies a value of $4.03 per share for Conso.

         - The ratio of firm value (stock market equity value plus debt and preferred stock minus cash and marketable securities) to revenues for the latest twelve months. The ratios ranged from 0.21x to 1.47x for the Public Comparables (with an average of 0.62x), compared to 0.65x for Conso (based on fiscal 1999 revenues). The average multiple of 0.62 times Conso's latest twelve months revenues generates a value of $4.61 per share.

         - The ratio of firm value to latest twelve months earnings before interest, taxes, depreciation and amortization ("EBITDA"). The ratios ranged from 4.0x to 8.9x for the Public Comparables (with an average of 6.2x), compared to 4.5x for Conso. The average multiple of 6.2 times Conso's last twelve months EBITDA implies a value of $8.97 per share for Conso.

         - The ratio of firm value to latest twelve months earnings before interest and taxes ("EBIT"). The ratios ranged from 7.4x to 13.7x for the Public Comparables (with an average of 10.0x), compared to 5.9x for Conso. The average multiple of
                  10.0 times Conso's last twelve months EBIT implies a value of $12.39 per share for Conso.

         Based on average valuation multiples for the Public Comparables, Robinson-Humphrey calculated a range of implied equity values from $4.03 per share to $12.39 per share, with an average implied equity value of $8.50 per share for Conso.

         Robinson-Humphrey also calculated a range of implied equity values for Conso by applying the valuation multiples of a subset of the Public Comparables with revenues and firm values less than $1.0 billion (collectively, "Limited Size Public Comparables"). The Limited Size Public Comparables, which have revenues and firm values more similar to Conso than the other Public Comparables, consisted of Cone Mills Corp., Crown Crafts, Inc., Dan River, Inc., Delta Woodside Industries Inc., Dixie Group, Inc., Fab Industries, Inc., and Guilford Mills, Inc. Using the Limited Size Public Comparables, Robinson-Humphrey calculated the following:

         - The calendar 1999 P/E ratios ranged from 7.8x to 15.8x (with an average of 11.2x), compared to 6.5x for Conso (based on Conso's fiscal 1999 earnings). The average multiple of 11.2 times Conso's fiscal 1999 earnings implies a value of $8.81 per share for Conso.

         - The calendar 2000 P/E ratios ranged from 5.9x to 13.8x (with an average of 8.9x), compared to 4.6x for Conso. The average multiple of 8.9 times Conso's fiscal 2000 earnings estimate implies a value of $10.44 per share for Conso.

         - Market value to book value ratios ranged from 0.3x to 0.8 (with an average of 0.6x), compared to 0.8x for Conso. The average multiple of 0.6 times Conso's book value at July 3, 1999 (fiscal 1999 year end) implies a value of $3.87 per share for Conso.

         - The ratios of firm value to latest twelve months revenues ranged from 0.21x to 0.78x (with an average of 0.47x), compared to 0.65x for Conso (based on fiscal 1999 revenues). The average multiple of 0.47 times Conso's latest twelve months revenues generates a value of $2.06 per share for Conso.

         - The ratios of firm value to EBITDA ranged from 4.0x to 8.9x (with an average of 6.3x), compared to 4.5x for Conso. The average multiple of 6.3 times Conso's last twelve months EBITDA implies a value of $9.11 per share for Conso.

         - The ratios of firm value to latest twelve months EBIT ranged from 8.4x to 11.2x for the Public Comparables (with an average of 9.8x), compared to 5.9x for Conso. The average multiple of
                  9.8 times Conso's last twelve months EBIT implies a value of $12.00 per share for Conso.

         Based upon the average valuation multiples for the Limited Size Public Comparables, Robinson-Humphrey calculated a range of implied equity values from $2.06 per share to $12.00 per share, with an average implied equity value of $7.71 per share for Conso.

ANALYSIS OF SELECTED MERGER TRANSACTIONS. Robinson-Humphrey analyzed and compared the consideration paid in 65 recent mergers and acquisitions involving textile companies occurring since August 1991 (the "1990s Transactions") and 19 transactions occurring between 1980 and 1990 (the "1980s Transactions").


         For each of the 1990s Transactions with disclosed consideration and publicly available financial results on the company acquired, Robinson-Humphrey calculated firm value as a multiple of last twelve months revenues, as a multiple of last twelve months EBITDA, and as a multiple of last twelve months EBIT to calculate a range of implied equity values for Conso, as follows:

         - The ratios of firm value to last twelve months revenues for the 1990s Transactions ranged from 0.53x to 1.26x (with an average of 0.85x), compared to the 0.89x multiple for Conso (based on Conso's fiscal 1999 revenues) under the Merger Agreement. The average multiple of 0.85 times Conso's fiscal 1999 revenues implies a value of $8.35 per share for Conso.

         - The ratios of firm value to last twelve months EBITDA for the 1990s Transactions ranged from 4.9x to 11.8x (with an average of 8.1x), compared to the 6.2x multiple for Conso (based on Conso's fiscal 1999 EBITDA) under the Merger Agreement. The average multiple of 8.1 times Conso's fiscal 1999 EBITDA implies a value of $13.36 per share for Conso.

         - The ratios of firm value to last twelve months EBIT for the 1990s Transactions ranged from 6.4x to 15.7x (with an average of 10.0x), compared to the 8.1x multiple for Conso (based on Conso's fiscal 1999 EBIT) under the Merger Agreement. The average multiple of 10.0 times Conso's fiscal 1999 EBIT implies a value of $12.30 per share for Conso.

         Robinson-Humphrey also calculated equity value as a multiple of book value and as a multiple of last twelve months net income to derive implied equity values for Conso, as follows:

         - The ratios of equity value to book value for the 1990s Transactions ranged from 1.0x to 3.8x (with an average of 2.0x), compared to the 1.4x multiple for Conso (based on Conso's book value at July 3, 1999) under the Merger Agreement. The average multiple of 2.0 times Conso's book value at July 3, 1999 implies a value of $12.92 per share for Conso.

         - The ratios of equity value to net income for the 1990s Transactions ranged from 6.1x to 25.1x (with an average of 16.5x), compared to the 11.5x multiple for Conso (based on Conso's fiscal 1999 net income) under the Merger Agreement. The average multiple of 16.5 times Conso's fiscal 1999 net income implies a value of $12.89 per share for Conso.

         In addition, Robinson-Humphrey reviewed the median multiples for the 1980s Transactions, as provided by Securities Data Corporation, of firm value as a multiple of last twelve months revenues, as a multiple of last twelve months EBITDA, and as a multiple of last twelve months EBIT, with resulting median multiples 0.66x, 7.6x, and 12.5x. Using multiples from the 1980s Transactions, the analysis utilizing firm value as a multiple of revenue generates an implied value of $5.18 per share for Conso. The analysis utilizing firm value as a multiple of last twelve months EBITDA generates an implied value of $12.22 per share, and the analysis utilizing firm value as a multiple of last twelve months EBIT generates an implied Company value of $16.73 per share. Robinson-Humphrey also calculated equity value as a multiple of book value and as a multiple of last twelve months net income with resulting average multiples of 1.5x and 15.1x, respectively. The analysis utilizing equity value as a multiple of book value and net income generates an implied Company value of $9.47 per share and $11.79 per share, respectively.

         Based upon the average and median valuation multiples for the 1990s Transactions and the 1980s Transactions, Robinson-Humphrey calculated a range of implied equity values from $5.18 per share to $16.73 per share, with an average implied equity value of $11.52 for Conso.

PREMIUMS ANALYSIS. Robinson-Humphrey reviewed purchase price premiums paid for the stock of selected publicly held companies in 251 acquisitions involving total consideration of between $50 million and $150 million during the period from January 1, 1998 to October 1, 1999. This analysis measured the average purchase price premium paid by acquirors over the prevailing stock market prices of targets one day prior to the announcement of an offer, one week prior to the announcement of an offer, and four weeks prior to the announcement of an offer. The resulting average premiums were: 31.5% one day prior to the announcement of an offer, 38.4% one week prior to the announcement of an offer and 46.8% four weeks prior to the announcement of an offer. The resulting median premiums were:
25.5% one day prior to the announcement of an offer, 32.1% one week prior to the announcement of an offer and 37.9% four weeks prior to the announcement of an offer. Conso was trading at $5.06 per share one day prior to the announcement of an offer, $5.06 per share one week prior to the announcement of an offer and $5.69 four weeks prior to the announcement of an offer. The average premiums paid in these transactions imply share values for Conso of $6.66, $7.01 and $8.35, respectively.

DISCOUNTED CASH FLOW ANALYSIS. Robinson-Humphrey performed a discounted cash flow analysis using Conso's financial projections for fiscal 2000 through 2004 to estimate the net present equity value per share for Conso. Robinson-Humphrey calculated a range of net present values of Conso's free cash flows (defined as projected earnings before interest after taxes plus depreciation and amortization, less capital expenditures and any increase in net working capital) for fiscal 2000 through fiscal 2004 using discount rates ranging from 14% to 18%. Robinson-Humphrey calculated a range of net present values of Conso's terminal values using the same range of discount rates and multiples ranging from 4.0x to 7.0x projected fiscal 2004 EBITDA. The present values of the free cash flows were then added to the corresponding present values of the terminal values. After adding Conso's cash and cash equivalents and deducting Conso's debt as of July 3, 1999, Robinson-Humphrey calculated a range of net present equity values per share detailed below:

                                Terminal Value Multiples of Projected Fiscal 2004 EBITDA
                              ------------------------------------------------------------
              Discount Rate:  4.0x                    5.5x                    7.0x
              --------------  ------------------------------------------------------------
              14.0%           $7.42                   $10.22                  $13.02
              16.0%           $6.52                   $9.09                   $11.65
              18.0%           $5.70                   $8.06                   $10.41

         As illustrated above, using a mid-point discount rate of 16% and mid-point terminal value multiple of 5.5x projected fiscal 2004 EBITDA, Robinson-Humphrey calculated a net present equity value for Conso of $9.09 per share.

         In connection with its opinion as of the date of the Proxy Statement, Robinson-Humphrey confirmed the appropriateness of its reliance on the analyses used to render its October 5, 1999 report and opinion by performing internal procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

         In the ordinary course of Robinson-Humphrey's business, Robinson-Humphrey actively trades in Conso's Common Stock for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Robinson-Humphrey has performed investment banking services for Conso in the past, including acting as sole manager of Conso's secondary public offering of Common Stock during February 1996.

         Pursuant to its engagement letter with Robinson-Humphrey, Conso agreed to pay Robinson-Humphrey a fee of $250,000 upon rendering an opinion as to whether or not the cash merger consideration to be received by the shareholders of Conso in the Merger is fair from a financial point of view, and also paid Robinson-Humphrey a retainer fee of $50,000. If the Merger is consummated, Conso has agreed to pay Robinson-Humphrey a fee of 1.0% of the transaction value less any amounts previously paid. Due to its contingent nature, this compensation arrangement could be viewed as creating a conflict of interest for Robinson-Humphrey. In addition, Robinson-Humphrey and Citicorp Venture Capital, Ltd. are both affiliates of the worldwide financial services firm Citigroup Inc. While each affiliate is independent of the other, this relationship could be viewed as creating a conflict of interest for Robinson-Humphrey.


         Pursuant to the Robinson-Humphrey Engagement Letter, Conso has agreed to reimburse Robinson-Humphrey for reasonable expenses incurred by Robinson-Humphrey, subject to certain limitations, including fees and disbursements of counsel, and to indemnify Robinson-Humphrey against certain liabilities in connection with its engagement.

PROJECTIONS

         Conso prepared and provided Robinson-Humphrey with certain projections of the future operating performance of Conso (the "Projections") that Robinson-Humphrey considered in connection with its analysis and opinion. The Special Committee, the Board of Directors and CVC also reviewed the Projections in connection with entering into the Merger Agreement. The Projections do not give effect to the merger or the financing thereof.

         Conso does not, as a matter of course, publicly disclose projections as to future revenues or earnings. The Projections were not prepared with a view to public disclosure and are included in the Proxy Statement only because such information was considered by Robinson-Humphrey in connection with its analysis and by the Special Committee, the Board of Directors and CVC in connection with entering into the Merger Agreement. Accordingly, it is expected that there will be differences between actual and projected results, and actual results may be materially different than those set forth below. The Projections were not prepared with a view to compliance with the published guidelines of the Commission regarding projections, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections.

         The Projections are forward-looking statements that reflect numerous assumptions made by Conso's management, including assumptions as to revenue growth and changes in financial statement items based upon a variety of factors such as historical and recent trends and management's subjective judgments. They also assume Conso's ability to achieve strategic goals, objectives and targets over applicable periods including the successful implementation of strategies to reduce costs and improve margins. A number of factors, all of which are difficult or impossible to predict and many of which are beyond Conso's control, may cause the Projections or the underlying assumptions to be inaccurate. These factors include without limitation: adverse changes in Conso's relationships with significant customers; general economic conditions in Conso's markets; changes in consumer fashion preferences for finished products in the home furnishings market; any loss of the services of Conso's key management personnel; increased competition in the United States and abroad; Conso's inability to continue successfully its international expansion and to integrate successfully and profitably into its operations any businesses it may acquire; adverse changes in the cost and availability of raw materials; adverse changes in governmental regulations; adverse fluctuations in currency exchange rates; casualty to or disruption of production facilities and equipment; delays and disruptions in the shipment of products and raw materials; disruption of operations due to strikes or other labor unrest; and other factors that generally affect the business of manufacturing companies with international operations. Accordingly, there can be no assurance that the results indicated by the Projections will be realized, and actual results may be materially greater or less than those contained in the Projections.

         The inclusion of the Projections herein should not be regarded as an indication that Conso, Robinson-Humphrey, the Special Committee, the Board of Directors or CVC considered or consider the Projections to be a reliable prediction of future events, and the Projections should not be relied upon as such. Conso does not intend to update or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error.

         The Projections are set forth below:

             CONSOLIDATED PROJECTED INCOME STATEMENT INFORMATION (1)
                             (DOLLARS IN THOUSANDS)

                                                                        FISCAL YEAR ENDING JUNE,
                                                                    ----------------------------------
                                                                      2000         2001        2002
                                                                      ----         ----        ----
                    Net sales                                        $119,500    $125,525    $131,000
                       % growth                                        (0.1%)        5.0%        4.4%

                    Cost of goods sold                                 69,100      71,627      74,080
                                                                    ----------   ---------   ---------

                    Gross profit                                       50,400      53,898      56,920
                       % margin                                         42.2%       42.9%       43.5%

                    Selling, general & administrative expenses         33,350      34,400      35,700
                                                                    ----------   ---------   ---------

                    Operating income                                   17,050      19,498      21,220
                       % margin                                         14.3%       15.5%       16.2%

                    Interest expense (income), net                      2,700       2,250       1,900
                                                                    ----------   ---------   ---------

                    Pre-tax income                                     14,350      17,248      19,320
                      % margin                                          12.0%       13.7%       14.7%

                    Income tax provision                                5,722       6,808       7,583
                                                                    ----------   ---------   ---------

                    Net income                                         $8,628     $10,440     $11,737
                                                                    ==========   =========   =========

                    Weighted average shares outstanding                 7,357       7,357       7,357
                                                                    ==========   =========   =========

                    Earnings per share                                  $1.17       $1.42       $1.60
                                                                    ==========   =========   =========

                    EBITDA (2)                                        $21,050     $23,498     $25,220

------------------------------------------------

(1) Neither Deloitte & Touche LLP (Conso's independent accountants) nor any other independent accountant has examined, reviewed, compiled or applied any procedures to the Projections in accordance with standards established by the American Institute of Certified Public Accountants or expressed any opinion or assurance on their reasonableness or achievability.

(2) EBITDA is defined as income before taxes, net interest expense, depreciation and amortization. However, EBITDA should not be considered as an alternative to net income as a measure of Conso's operating results.


         Robinson-Humphrey extended the Projections shown above through fiscal 2003 and 2004 for the purpose of calculating an implied equity value for Conso using a discounted cash flow analysis methodology. The fiscal 2003 and 2004 projections prepared by Robinson-Humphrey reflected a continuation of certain trends projected in fiscal 2000, 2001 and 2002 and were based upon guidance from Conso's management. The assumptions used for these projections included a 4.4% annual growth in net sales and a 42.9% gross margin for both fiscal 2003 and fiscal 2004. Because these projections extend four and five years into the future, they are even more speculative than those for earlier years and were used solely for the purposes of the discounted cash flow analysis.

CONSO'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS


         Conso's Board of Directors has unanimously determined that the merger is advisable, fair to and in the best interests of Conso and its unaffiliated shareholders, has approved the Merger Agreement and adopted the related Plan of Merger, and resolved to recommend that the shareholders vote FOR approval of the Merger Agreement and the Plan of Merger. The Special Committee of the Board of Directors was charged with considering and making recommendations to the full Board of Directors regarding the merger, and it held meetings on April 16, May 27, June 4, and October 5, 1999 to receive advice and presentations from its financial and legal advisors regarding strategic alternatives available to it to enhance shareholder value and the conduct and status of the solicitation of proposals for the acquisition of Conso, and the terms of the proposed merger. The presentations by Conso's financial and legal advisors described and explained, among other things, the terms and conditions of the proposed merger and Merger Agreement as well as the fiduciary duties applicable to the Board in the evaluation of the merger. The Special Committee, in discussing the merger, was aware of the special interests of J. Cary Findlay in the transaction and considered those interests and potential conflicts in making its evaluation. See "-Interests of Certain Persons in the Merger." The directors who did not serve on the Special Committee (Mr. Findlay and his wife, Konstance J. K. Findlay, both officers of Conso, and Antony W. Laughton, the former Managing Director of Conso's British Trimmings subsidiary) were regularly apprised of the activities of the Special Committee and the status of the solicitation of potential purchasers. Those directors also heard the presentations by the legal and financial advisors at the meeting of the Special Committee held on October 5, 1995 at which the Special Committee, meeting in executive session, determined to recommend the merger to the full Board of Directors, and participated in the meeting of the Board of Directors held immediately thereafter at which the full Board of Directors approved and recommended the merger and adopted and approved the Merger Agreement and related Plan of Merger.

         In reaching its conclusion to adopt and approve the Merger Agreement and related Plan of Merger and to recommend approval of the Merger Agreement and Plan of Merger by the shareholders, the Board of Directors considered the factors described below. The following discussion of the factors considered by the Board trailing is not intended to be exhaustive but identifies the material factors considered by the Board.

         The Board considered:

         (1) The historical market prices and recent trading activity of the Common Stock and the fact that the merger consideration would enable shareholders to realize a significant premium over the prices at which the Common Stock has recently traded. The Board also noted that the Common Stock has not traded at or higher than $9.00 per share since June 1998 and that the merger consideration represented a substantial premium over the trading prices of the Common Stock during the most recent fiscal year ended July 3, 1999 and the current fiscal year to date. The Board also considered the relationship between the merger consideration and Conso's reported and projected earnings and recent price/earnings multiples. The Board also considered whether it could be reasonably expected that market prices for Conso's Common Stock would approach $9.00 per share in the foreseeable future, and noted that, if recent price/earnings multiples of up to 6.6x were applied to projected net income on a trailing 12-months basis, and the revenue growth and cost reduction goals reflected in the Projections were achieved, such multiples would not result in a price of $9.00 per share or more until after the end of fiscal 2001.


         (2) The presentation and analysis of Conso made by Robinson-Humphrey and its opinion that the cash merger consideration to be received by Conso's shareholders was fair from a financial point of view to such shareholders. See "Special Factors-Opinion of Financial Advisor." A copy of Robinson-Humphrey's opinion, setting forth the assumptions made and matters considered, is attached as Appendix C to this Proxy Statement and should be read in its entirety.

         (3) The conduct of what the Board believes was a thorough canvass of potential purchasers through Robinson-Humphrey, in which the merger offered the best opportunity for shareholders to receive a substantial premium for their Conso Common Stock;

         (4) The likelihood of the completion of the merger, the existence of signed financing commitments, the proposed structure of the transaction and anticipated closing date, and the perception that CVC is a reputable buyer that is committed to consummating the transaction.

         (5) The terms and conditions of the merger and the Merger Agreement, including the amount and form of the consideration, as well as the parties' mutual representations, warranties and covenants, and the conditions to their respective obligations, and the absence of future obligations of the shareholders. The Board also considered that the terms and conditions of the Merger Agreement do not provide for unreasonable termination fees and expense reimbursement obligations which would have the effect of unreasonably discouraging competing bids and that, subject to the satisfaction of certain conditions, the Board would be able to withdraw or modify its recommendation to the shareholders regarding the merger and enter into an agreement with respect to a more favorable transaction with a third party, if such a transaction becomes available prior to the consummation of the merger. See "The Merger Agreement."

         (6) The financial ability and willingness of Parent and Acquisition Sub to consummate the merger. The Merger Agreement conditions Parent's obligation to consummate the Merger on obtaining financing for the merger. The Board reviewed, with the advice of its financial and legal advisors, commitment letters for debt financing to be provided by Parent's lenders. Based on the foregoing, the Board did not view as unreasonable the risk that the financing condition of the Merger Agreement would not be satisfied.

         (7) The risks inherent in trying to achieve Conso's long-term strategic plan in light of the immediate return of value to shareholders reflected in the merger.

         (8) The fact that completion of the merger would preclude shareholders from having the opportunity to participate in Conso's future growth prospects. In addition, the Board recognized that J. Cary Findlay will have the opportunity to benefit from any increases in Conso's value following the merger by reason of his continuing equity interest in the surviving corporation.


         In view of the wide variety of factors considered in connection with its evaluation of the terms of the merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its conclusions. Furthermore, the Board of Directors did not evaluate whether or not these factors were of equal importance. The factors considered by the Board included the analyses of Robinson-Humphrey and the range of implied per share values derived from those analyses, including implied per share values that were greater than the merger consideration, but the Board did not consider that any particular implied value, whether less than or greater than the merger consideration, was determinative of fairness. In considering the Robinson-Humphrey analyses, however, the Board, as did Robinson-Humphrey, discounted the analysis of selected merger transactions in the textiles industry because many of the transactions used in such analysis were not fairly comparable to the merger and the analysis included only a limited number of recent transactions. Based on the factors described above, the Board determined that the merger is in the best interests of Conso's shareholders and preferable to continuing to operate as a public company with shareholder value determined primarily by the trading market. Accordingly, the Board has approved and adopted the Merger Agreement and the related Plan of Merger and resolved to recommend that shareholders vote for approval of the Merger Agreement and Plan of Merger.


         The Board also considered the procedural aspects of approval of the merger. The Board understands that Conso's obligation to consummate the merger is not conditioned upon the favorable vote of a majority of Conso's disinterested shareholders. Nevertheless, the Board determined that the merger is procedurally fair because:

         - the six-member Board formed a Special Committee of three independent directors who met separately and received advice from independent legal counsel;

         - the Special Committee recommended the merger and the Merger Agreement and related Plan of Merger;

         - independent counsel to the Special Committee was directly involved in the negotiation of the principal terms of the Merger Agreement;

         - under South Carolina law, approval of the merger will require the affirmative vote of at least 66 2/3 % of the outstanding Conso Common Stock, and less than 45% is held by Mr. Findlay and other directors and officers of Conso, as a group; and

         - the $9.00 per share merger consideration and the other terms and conditions of the merger resulted from active arm's-length bargaining between representatives of Conso and CVC. Although Mr. Findlay will continue to have an equity interest in the surviving corporation and will continue as an officer and director, his interests are substantially aligned with the other shareholders of Conso since more than 80% of his holdings of Conso Common Stock, constituting more than 30% of the outstanding Conso Common Stock, would be converted into the right to receive $9.00 per share in cash on the same basis as the other shareholders.

         In considering the fairness of the merger, the Board did not consider Conso's net book value or liquidation value, which are not believed to be indicative of Conso's value as a going concern. Conso's net book value per share as of July 3, 1999 was $6.52. This value is substantially below the $9.00 per share cash merger consideration. The Board further believes that Conso's liquidation value, which would take into account the appreciated value of Conso's assets, also would be substantially below the merger consideration.


CONSO'S AND J. CARY FINDLAY'S BELIEF AS TO THE FAIRNESS OF THE MERGER


         Conso and J. Cary Findlay have indicated that they reasonably believe the merger to be fair to the unaffiliated shareholders based upon the same factors considered by the Board and set forth above under "--Conso's Reasons for the Merger; Recommendations of the Board of Directors," and they each specifically adopt the analysis and conclusions of the Board as set forth above. Mr. Findlay, a member of the Board, participated at the meeting of the Board at which the merger was considered and was also present during the portion of the meeting of the Special Committee at which the presentations were made by Robinson-Humphrey and by counsel.

         In reaching these determinations neither Conso nor Mr. Findlay assigned specific weights to particular factors, and considered all factors as a whole.


         Mr. Findlay did not receive any reports, opinions or appraisals from any outside party relating to the merger or the fairness of the consideration to be received by the shareholders other than those he received from Robinson-Humphrey in his capacity as a director and executive officer of Conso.

         See "Special Factors-Interests of Certain Persons in the Merger."


PARENT'S AND ACQUISITION SUB'S BELIEF AS TO THE FAIRNESS OF THE MERGER


         Parent and Acquisition Sub did not participate in the deliberations of the Board of Directors regarding the fairness of the merger to Conso's unaffiliated shareholders, nor did they receive any advice from Robinson-Humphrey as to the fairness of the merger. However, the rules of the Securities and Exchange Commission require each of Parent and Acquisition Sub to express its belief as to the fairness of the merger to Conso's unaffiliated shareholders. While neither Parent nor Acquisition Sub has undertaken any evaluation of the merger from the standpoint of fairness to Conso's unaffiliated shareholders, each of them has considered the factors considered by the Board of Directors. However each of Parent and Acquisition Sub based its determination of fairness only on the more limited facts and information available to it pursuant to the auction process. In its analysis, each of Parent and Acquisition Sub considered certain factors in greater depth, including the following factors:


         - the fact that the merger consideration represented a substantial premium over the market price of Conso Common Stock on the date preceding the announcement of a possible transaction and over recent historical market prices of the Common Stock;

         - Conso's auction process in which CVC offered the highest consideration;

         - the arms-length nature of the negotiations with respect to the merger;

         - the terms and conditions of the merger and the Merger Agreement, including: (i) the amount and form of the consideration, (ii) the parties' mutual representations, warranties and covenants, and (iii) the conditions to their respective obligations;

         - provisions of the Merger Agreement that limit Conso's ability to negotiate with any person or entity that makes an unsolicited take-over proposal but that allow Conso to terminate the Merger Agreement under certain circumstances in the exercise of the Board of Directors' fiduciary duties;

         - the fact that Conso appointed a Special Committee and that the merger was approved by the Special Committee; and

         - the opinion of Robinson-Humphey that the merger consideration is fair to Conso's shareholders from a financial point of view.


After considering the foregoing, each of Parent and Acquisition Sub has indicated that it believes the merger consideration to be fair to Conso's unaffiliated shareholders from a financial point of view. In reaching its determination as to fairness, neither Parent nor Acquisition Sub assigned specific weights to particular factors, but rather considered all factors as a whole.

         Neither Parent nor Acquisition Sub considered the net book value of Conso to be a material factor in determining the fairness of the transaction to shareholders because net book value on a per share basis is significantly less than the price offered in the merger. Neither Parent nor Acquisition Sub relied on any report, opinion or appraisal in determining the fairness of the transaction to Conso's shareholders. However, neither Parent nor Acquisition Sub disagrees with the conclusion expressed by Robinson-Humphrey in its opinion to the Board of Directors that the merger consideration is fair to Conso's shareholders from a financial point of view.



CERTAIN EFFECTS OF THE MERGER

         The purpose of the merger is the acquisition of Conso by the investor group consisting of Parent and J. Cary Findlay, and is expected to include other members of Conso's management. As a result of the merger:

         - Conso will no longer be a publicly-held company;

         - Conso's shares will not be traded on the Nasdaq National Market;

         - price quotations will no longer be available for Conso shares;

         - Conso will not be subject to the reporting requirements of the Securities Exchange Act of 1934; and


         - because the surviving corporation in the merger will not be a publicly-held company, costs and expenses associated with Securities and Exchange Commission compliance and reporting and maintaining shareholder relations, which Conso estimates to be approximately $300,000 per year, will be reduced or eliminated. Consummation of the merger will also eliminate any opportunity of Conso's shareholders to share in any of Conso's future earnings and growth and any potential to realize greater value for their shares of Common Stock. The opportunity to hold a continuing equity interest in Conso, which will be available to J. Cary Findlay, will not be available for other shareholders. See also "The Merger-Effects of the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the Board of Directors with respect to the merger, shareholders should be aware that, in addition to the matters discussed above, J. Cary Findlay, the Chairman of the Board, President and Chief Executive Officer of Conso, has interests in the merger in addition to and different from the interests of shareholders generally. These additional interests create potential conflicts of interest for J. Cary Findlay. Shareholders should also be aware that Mr. Findlay's wife, Konstance J. K. Findlay, is also a director and officer of Conso and may be deemed to have the same interests as Mr. Findlay.

Equity Investment of J. Cary Findlay

         CVC requested that Mr. Findlay retain a portion of his shares as continuing equity in the surviving corporation. Mr. Findlay had indicated that he would be willing to have all of his shares acquired upon the same terms as Conso's other shareholders and to retire as a director and officer of Conso upon completion of the transaction and an appropriate transition period. However, Mr. Findlay indicated that he would also be willing to have a portion of his shares converted to equity in the surviving corporation and to continue as a director and officer if his investment and continued employment would facilitate the transaction. After negotiations with CVC concerning the amount of the proposed investment and other matters relating to his continued involvement with the surviving corporation, Mr. Findlay agreed to continue as a director and Chief Executive Officer of the surviving corporation for at least two years and to have 533,378 shares of his Common Stock (representing approximately 18.6% of his total holdings of Conso Common Stock and approximately $4.8 million in value at $9.00 per share) converted to equity in the surviving corporation. The structure of the transaction as a cash merger of Acquisition Sub into Conso with a portion of Mr. Findlay's shares being converted to equity in the surviving corporation was determined to be the most expedient means of acquiring all of the publicly held shares, as well as most of Mr. Findlay's shares, for cash, providing for Mr. Findlay's continued equity investment in the surviving corporation, and having the merger be accounted for as a recapitalization for financial reporting purposes.

         Conso's Articles of Incorporation will be amended in connection with the merger to reclassify the capital stock of the surviving corporation. By rolling over his shares of Conso Common Stock, Mr. Findlay will receive a combination of shares of Class A Common Stock (voting), Class C Common Stock (nonvoting), and Preferred Stock of the surviving corporation. See "Financing of the Merger--Equity Investments."

Support Agreement


         Mr. Findlay and Acquisition Sub have entered into a Support Agreement dated October 5, 1999, whereby Mr. Findlay has agreed to vote 2,865,725 shares of Conso Common Stock owned directly by him, representing approximately 39.0% of the outstanding shares of Conso Common Stock, in favor of the merger at the special meeting of shareholders. Mr. Findlay has also agreed not to sell or dispose of such shares and not to vote such shares or take any other action that would interfere with or prevent the merger with Acquisition Sub. In addition, Mr. Findlay has agreed not to solicit certain alternative transactions (such as a sale of Conso to another party). These provisions expressly do not prohibit Mr. Findlay from taking any action in his capacity as a director or officer of Conso in compliance with the provisions of the Merger Agreement that relate to soliciting or responding to proposals for alternative transactions.


         The Support Agreement also provides for the grant of an irrevocable proxy to a representative of Acquisition Sub to vote Mr. Findlay's shares at the special meeting, as an additional assurance that Mr. Findlay's shares will be voted in favor of the merger.

         In addition, Mr. Findlay, has granted to Acquisition Sub the option to purchase (exercisable upon written notice from Acquisition Sub and prior to the termination of the Support Agreement), at a price of $9.00, all 2,865,725 shares of Mr. Findlay's Conso Common Stock upon certain events, including the following:

         - the making of a takeover proposal by another party;

         - the material breach by Conso of its obligations under the Merger Agreement;

         - the modification or withdrawal by Conso's Board of Directors of its approval or recommendation of the merger;

         - the material breach by Mr. Findlay of the terms of the Support Agreement; or

         - the failure of Conso's shareholders to approve the merger at the special meeting.

However, Acquisition Sub shall not exercise its right to purchase until any applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976 shall have expired or terminated.

Other Arrangements with CVC

          Mr. Findlay's obligations under the Support Agreement are conditioned upon the structuring of his continued investment in the surviving corporation in accordance with arrangements between Mr. Findlay and CVC as to (1) Mr. Findlay's equity investment as described in this Proxy Statement, (2) the anticipated tax consequences to Mr. Findlay of his rollover, and (3) the proposed terms of the Shareholders Agreement and Registration Rights Agreement that the shareholders of the surviving corporation would expect to enter into effective after the merger.

         The Shareholders Agreement will provide for, among other things, certain agreements on voting and restrictions on transfer of the stock of the surviving corporation, drag-along and tag-along rights, put and call rights, rights to participate in future issuances of stock, and rights of first refusal. The Registration Rights agreement will provide, subject to limitations, for the right of Mr. Findlay to demand at least one registration under the Securities Act of 1933 of his common stock in the surviving corporation if he holds at least 7 1/2% of the total equity of the surviving corporation after it has become a public company and completed its initial public offering. The Registration Rights Agreement will also permit Mr. Findlay to join in other registrations on a "piggyback" basis.


         It is also anticipated that, while he continues to serve as Chairman, President and Chief Executive Officer of the surviving corporation, Mr. Findlay would continue to receive his current annual salary of $325,000 and similar bonus plan. Neither the surviving corporation nor Mr. Findlay is obligated to continue Mr. Findlay's employment for any specific term.


Interests of Other Conso Officers

         Certain members of Conso's management, other than Mr. Findlay, have been offered the opportunity to acquire shares of the common stock of the surviving corporation at or shortly after the merger, and it is expected that such persons will invest approximately $150,000 in such common stock on the same economic terms as Parent. The purpose of this investment by management is primarily for senior management to have some financial stake in the surviving corporation and not for the purpose of raising additional capital to finance the merger or the surviving corporation's operations. The equity to be acquired by those management employees will constitute less than 1% of the total equity investment in the surviving corporation after giving effect to the merger.

INDEMNIFICATION AND INSURANCE

         The Merger Agreement provides that the surviving corporation's Articles of Incorporation and Bylaws will contain the provisions with respect to indemnification of directors and officers as currently set forth in Conso's Articles of Incorporation and Bylaws. In addition, the surviving corporation will maintain in effect the current directors' and officers' liability insurance or substantially similar insurance covering those persons who are currently covered on the date of the Merger Agreement by Conso's directors' and officers' liability insurance policy for a period of at least six years (provided that the surviving corporation is not required to pay an annual premium for any such policy in excess of 200% of the last annual premium paid by Conso prior to the execution of the Merger Agreement).

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS

         The following is a description of material U.S. federal income tax consequences of the merger to holders of shares of Conso Common Stock who dispose of such shares in the merger, who are United States Persons (as defined below), and who, on the date of disposition, hold such shares as capital assets (as defined in the Internal Revenue Code of 1986, as amended (the "Code")) (each a "United States Holder"). This discussion is based on the Code, Treasury regulations, proposed and final, issued under the Code, and administrative and judicial interpretations of the Code and regulations, each as in effect and available on the date of this Proxy Statement all of which are subject to change, possibly with retroactive effect, and all of which are subject to differing interpretations. Although Conso will not seek any rulings from the Internal Revenue Service ("IRS") or an opinion of counsel with respect to the transactions contemplated hereby, Conso believes that the merger will have the U.S. federal income tax consequences described below to the United States Holders.


         Conso urges each holder to consult its own tax advisors regarding the specific U.S. federal, foreign, state and local tax consequences of its disposition of shares of Conso Common Stock in the merger. Except as specifically noted otherwise, the following discussion does not address potential foreign, state or local tax consequences, nor does it address taxpayers subject to special treatment under the U.S. federal income tax laws, such as financial institutions, real estate investment trusts, regulated investment companies, brokers and dealers or traders in securities or currencies, persons whose functional currency is not the U.S. dollar, insurance companies, tax-exempt organizations, S corporations, persons who hold Conso Common Stock as part of a position in a straddle or as part of a hedging or conversion transaction, persons who acquired shares of Conso Common Stock pursuant to an exercise of employee stock options or rights or otherwise as compensation, persons who hold employee stock options or rights to acquire Conso Common Stock and taxpayers subject to alternative minimum tax.

         A "United States Person" is a beneficial owner of Conso Common Stock, who for U.S. federal income tax purposes is: (1) a citizen or resident of the U.S.; (2) a partnership, corporation, limited liability company or other similar entity created or organized in or under the laws of the U.S. or any state thereof, including the District of Columbia; (3) an estate if its income is subject to U.S. federal income taxation regardless of its source; or (4) a trust if such trust validly has elected to be treated as a United States person for U.S. federal income tax purposes or if (i) a court within the U.S. is able to exercise primary supervision over its administration and (ii) one or more United States persons have the authority to control all of its substantial decisions.

         A United States Holder generally will realize gain or loss upon the surrender of such holder's shares of Conso Common Stock pursuant to the merger in an amount equal to the difference, if any, between the amount of cash received and such holder's aggregate adjusted tax basis in the shares of Conso Common Stock surrendered therefor.

         In general, any gain or loss recognized by a United States Holder in the merger will be eligible for capital gain or loss treatment. Any capital gain or loss recognized by a United States Holder will be long-term capital gain or loss if the shares of Conso Common Stock giving rise to such recognized gain or loss have been held for more than one year; otherwise, such capital gain or loss will be short term. Subject to limited exceptions, capital losses cannot be used to offset ordinary income.

         Under the U.S. federal backup withholding tax rules, unless an exemption applies, the Exchange Agent will be required to withhold, and will withhold, 31% of all cash payments to which a holder of shares of Conso Common Stock or other payee is entitled pursuant to the Merger Agreement, unless the shareholder or other payee provides a tax identification number (social security number, in the case of an individual, or employer identification number, in the case of other shareholders), certifies that such number is correct, and otherwise complies with such backup withholding tax rules. Each of Conso's shareholders, and, if applicable, each other payee, should complete and sign the Substitute Form W-9 which will be included as part of the letter of transmittal to be returned to the Exchange Agent in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the Exchange Agent.


         THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. EACH HOLDER OF SHARES OF CONSO COMMON

STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE AND LOCAL TAX LAWS).


EFFECT OF THE MERGER ON CONSO STOCK OPTIONS


         The Compensation Committee of Conso's Board of Directors has taken action under the terms of Conso's 1993 Stock Option Plan to (a) cause all unvested options to purchase Conso Common Stock to vest and become fully exercisable as of December 3, 1999 and (b) accelerate the expiration dates of all outstanding stock options so that such options will expire at the effective time of the merger (or such earlier time as they would otherwise expire by their terms) if not exercised by the holder. Therefore, all outstanding stock options will expire and be cancelled if not exercised by the time the merger is consummated. The Compensation Committee of Conso's Board of Directors has also approved a procedure under which holders of Conso stock options may elect, in lieu of exercising their options, to surrender options with an exercise price of less than $9.00 per share in exchange for an option surrender payment from Conso. The option surrender payment will be made at the effective time of the merger and will be equal to the excess of $9.00 over the option exercise price. Holders of Conso stock options should review the terms of their individual option agreements, including the exercise prices, and make a decision as to whether to exercise the stock options, surrender the options or allow them to expire. HOLDERS WISHING TO EXERCISE STOCK OPTIONS OR SURRENDER STOCK OPTIONS SHOULD EXECUTE AND DELIVER TO CONSO A NOTICE OF OPTION EXERCISE OR AN OPTION SURRENDER AGREEMENT NO LATER THAN THE EFFECTIVE TIME OF THE MERGER, WHICH WILL BE NO EARLIER THAN THE TIME OF THE SPECIAL MEETING.

         As of December 3, 1999, there were outstanding options to purchase (i) an aggregate of 99,175 shares of Conso Common Stock at an exercise price of less than $9.00 per share and (ii) an aggregate of 68,000 shares of Conso Common Stock at an exercise price of $9.00 per share or greater.



                              THE SPECIAL MEETING

GENERAL


         This Proxy Statement is furnished in connection with the solicitation of proxies by Conso's Board of Directors for a special meeting of shareholders to be held on January 18, 2000, at 3:00 p.m., local time, at the offices of Kennedy Covington Lobdell & Hickman, L.L.P., Bank of America Corporate Center, Suite 4200, 100 North Tryon Street, Charlotte, North Carolina, or at any adjournment thereof. At the special meeting, shareholders will consider and vote upon a proposal to approve and adopt the Merger Agreement dated as of October 5, 1999 among Conso, Parent, and Acquisition Sub, and the related Plan of Merger that is part of the Merger Agreement. A copy of the Merger Agreement, including the Plan of Merger, is attached to this Proxy Statement as Appendix A.


RECORD DATE AND VOTING

         The holders of record of Conso Common Stock as of the close of business on December 3, 1999 are entitled to receive notice of and to vote at the special meeting. On the record date, there were approximately 100 holders of record of Common Stock and 7,338,625 shares of Common Stock outstanding. Each share of Common Stock entitles its holder to one vote concerning all matters properly coming before the special meeting. Any shareholder entitled to vote may vote either in person or by duly authorized proxy. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes (that is, shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owner but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) are counted for the purpose of establishing a quorum. The Merger Agreement must be approved by the holders of at least two-thirds of the outstanding shares of Common Stock. Abstentions and broker non-votes will have the effect of a vote AGAINST approval of the merger. Votes will be tabulated by Conso's transfer agent, First Union National Bank.

         J. Cary Findlay has agreed with Acquisition Sub to vote shares held directly by him representing approximately 39.0% of the outstanding shares of Conso Common Stock in favor of the merger at the special meeting. Accordingly, the affirmative vote of holders of Common Stock representing more than an additional 27.7% of the outstanding shares of Common Stock is required for approval of the merger.

         In addition, each of Conso's directors and executive officers has indicated to Conso that he or she intends to vote his or her shares of Common Stock in favor of the merger. Directors and executive officers as a group (including Mr. Findlay) beneficially own approximately 43.4% of the outstanding shares of Conso Common Stock as of the record date for the meeting.



VOTING AND REVOCATION OF PROXIES

         All shares of Common Stock represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND RELATED PLAN OF MERGER, IN THE DISCRETION OF THE PERSONS NAMED IN THE PROXY, ON SUCH OTHER MATTERS AS PROPERLY MAY BE PRESENTED AT THE SPECIAL MEETING.

         The shareholder giving the proxy may revoke it by:

         - delivering a written notice of revocation to the attention of Conso's Secretary at Conso's principal office at the address set forth herein at any time before the commencement of the meeting or any adjournment thereof;

         - attending and voting at the special meeting in person; or

         - executing and delivering to Conso's Secretary a proxy bearing a date and time later than that of the proxy to be revoked.

Revocation of the proxy will not affect any vote previously taken. Attendance at the meeting will not in itself constitute the revocation of a proxy.

         The Board of Directors is not currently aware of any business to be brought before the special meeting other than that described herein. If, however, other matters are properly brought before the meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment as to Conso's best interests.


SOLICITATION OF PROXIES

         Conso will bear the expenses in connection with the solicitation of proxies. Upon request, Conso will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of proxy materials to the beneficial owners of shares of Common Stock which such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person or by telephone by officers and regular employees of Conso. Such persons will receive no additional compensation for such services, but will be reimbursed for out-of-pocket expenses.


         This Proxy Statement and related materials are first being mailed to shareholders on or about December 8, 1999.

                                   THE MERGER

         The following information describes certain material aspects of the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices hereto, including the Merger Agreement, which, along with the related Plan of Merger, is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. All shareholders are urged to read Appendix A in its entirety. See also "The Merger Agreement."

         The Board of Directors has approved the merger, approved and adopted the Merger Agreement and the related Plan of Merger, and determined the merger and the Merger Agreement and Plan of Merger to be advisable, fair to and in the best interests of shareholders, and has recommended approval of the Merger Agreement and Plan of Merger by the shareholders. See "Special Factors--Conso's Reasons for the Merger; Recommendation of the Board of Directors."

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE PLAN OF MERGER.


EFFECTS OF THE MERGER

         The Merger Agreement and the Plan of Merger provide for the merger of Acquisition Sub with and into Conso. Upon consummation of the merger:

         - Acquisition Sub will merge with and into Conso and the separate corporate existence of Acquisition Sub will cease;

         - Conso will be the surviving corporation in the merger;

         - Parent and J. Cary Findlay will become the only shareholders of Conso (except that other members of Conso's management are expected to acquire shares of the surviving corporation at or shortly after the merger);

         - each share of Conso Common Stock outstanding immediately prior to the effective time of the merger (other than 533,378 shares held by J. Cary Findlay and shares held by shareholders who perfect their dissenters' rights under South Carolina law) will be converted into the right to receive $9.00 in cash, without interest;

         - each share of Acquisition Sub stock will be converted into shares of stock of the surviving corporation; and

         - 533,378 shares of Conso Common Stock held by J. Cary Findlay will be converted into stock of the surviving corporation.

         See "Financing of the Merger-Equity Investments" for a detailed description of the recapitalization of stock of the surviving corporation in the merger.

         After the effective time of the merger, each certificate previously representing shares of Conso Common Stock (other than the shares held by J. Cary Findlay that will be converted into stock of the surviving corporation) will represent only the right to receive the cash merger consideration (or, in the case of dissenting shareholders, the statutorily determined "fair value" of such shares). For a description of the procedures for exchanging certificates representing shares of Conso Common Stock, see "The Merger-Procedures for Exchange of Certificates for Merger Consideration."

         Shareholders who validly exercise dissenters' rights will be entitled to receive from the surviving corporation in the merger a cash payment in the amount of the "fair value" of such shares, determined in the manner provided under South Carolina law. However, after the effective time of the merger such shares will not represent any interest in the surviving corporation other than the right to receive such cash payment. See "The Merger-Dissenters' Rights."

         As a result of the merger, Conso will no longer be a publicly-held company. Conso's current shareholders (other than J. Cary Findlay) will no longer have any interest in and will not be shareholders of the surviving corporation, and therefore will not participate in Conso's future earnings and growth. Instead, each of the shareholders will have the right to receive the cash merger consideration (or, in the case of any dissenters, the "fair value" of their shares as determined under South Carolina law).


EFFECTIVE TIME OF THE MERGER

         If the Merger Agreement is adopted by the shareholders at the special meeting and the other conditions to the merger are satisfied (or waived to the extent permitted), the merger will be consummated and become effective as soon as practicable thereafter at the time Articles of Merger are duly executed and properly filed with the Secretary of State of South Carolina. It is currently anticipated that, if the merger is approved at the special meeting, the effective time of the merger will be within a few days after the special meeting, and could be as early as immediately after the special meeting. It is not anticipated that any material condition to the merger will be waived.

         The Merger Agreement may be terminated and the merger abandoned prior to the effective time of the merger by either party in certain circumstances, whether before or after the adoption of the Merger Agreement by the shareholders. See "The Merger Agreement-Termination of the Merger Agreement."


PROCEDURES FOR EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION


         Prior to the effectiveness of the merger, Conso and Parent will designate and engage a mutually acceptable bank or trust company as Exchange Agent for purposes of exchanging stock certificates and making the cash payments contemplated by the Merger Agreement. Parent will deposit in trust with the Exchange Agent cash in United States dollars in an aggregate amount equal to the product of (i) the number of shares of Common Stock outstanding immediately prior to the effective time of the Merger (other than 533,378 shares held by J. Cary Findlay and shares held by dissenting shareholders) and (ii) $9.00. The Exchange Agent will, pursuant to irrevocable instructions, deliver to the holders of shares of Common Stock their respective portions of the merger consideration according to the procedure summarized below.


         At the close of business on the day of the effective time of the merger, Conso's stock ledger with respect to Common Stock will be closed.

         As soon as practicable after the effective time of the merger, the surviving corporation will cause the Exchange Agent to mail to each holder of a certificate evidencing shares of Common Stock (other than certain shares held by Mr. Findlay and dissenting shareholders) a letter of transmittal advising such holder of the effectiveness of the merger and the procedure for surrendering to the Exchange Agent such certificate or certificates in exchange for the merger consideration. Upon the surrender for cancellation to the Exchange Agent of such certificates, together with a duly executed and completed letter of transmittal and any other documents required by the letter of transmittal, the Exchange Agent will promptly pay to the holder the merger consideration deliverable in respect of such certificates. Until so surrendered, each certificate will be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the cash merger consideration to which the holder is entitled. No interest will be paid or accrued in respect of such cash payments.

         If the merger consideration (or any portion thereof) is to be delivered to a person other than the person in whose name the certificates surrendered are registered, it will be a condition to the payment of the merger consideration that (i) such certificates be properly endorsed for transfer or accompanied by appropriate stock powers, (ii) such transfer otherwise be proper and (iii) the person requesting such transfer pay to the Exchange Agent any applicable transfer taxes or present evidence that such taxes have been paid or are not required to be paid.

         SHAREHOLDERS SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL, AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

         After the effective time of the merger, each certificate previously representing shares of Conso Common Stock will represent only the right to receive the merger consideration therefor (or, in the case of dissenting shareholders, the statutorily determined "fair value" of such shares).

         Promptly following the date which is 270 days after the effective time of the merger, the Exchange Agent will return to the surviving corporation all cash, certificates and other instruments in its possession that constitute any portion of the merger consideration, and the Exchange Agent's duties as such will terminate. Thereafter, each holder of a Conso certificate may surrender such certificate to the surviving corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the merger consideration, without interest; however, such certificate holder will have no greater rights against the surviving corporation than may be accorded to general creditors under applicable law. Notwithstanding the foregoing, neither Conso nor Parent will be liable to a holder of shares of Common Stock for any merger consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.


PLANS OR PROPOSALS AFTER THE MERGER

         Following the merger, the shares of Common Stock will no longer be publicly traded on the Nasdaq National Market and the registration of the Common Stock under the Securities Exchange Act of 1934 will be terminated. Except as set forth herein, it is expected that Conso and its subsidiaries will continue to engage in business activities on a basis substantially consistent with current operations. Following the merger, Parent, J. Cary Findlay and other members of Conso management who acquire stock in the surviving corporation, as the only shareholders of Conso, will have the opportunity to benefit from any of Conso's earnings and growth, and will bear the risk of any decrease in Conso's value.

         In connection with the merger, Conso's Articles of Incorporation will be amended to reclassify the Conso Common Stock in order to permit the issuance of different classes of common stock, as well as preferred stock, of the surviving corporation. The capitalization of Conso following the merger is expected to be as set forth in "Financing of the Merger-Equity Investments." Other than this recapitalization, neither Parent, J. Cary Findlay nor any of Parent's directors, executive officers or controlling affiliates has any present plans that relate to or would result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving Conso or any of its subsidiaries, or a sale or other transfer of a material amount of the assets of Conso or any of its subsidiaries or any other significant changes in Conso's corporate structure or business. Parent and Mr. Findlay, however, will continue to evaluate the business and operations of Conso after the merger and make such changes as are deemed appropriate.

         The Plan of Merger provides that the Articles of Incorporation of Conso, as amended by the Plan of Merger, shall continue to be the Articles of Incorporation of the surviving corporation after the effective time of the merger until amended in accordance with applicable law. In addition, the Bylaws of Conso in effect immediately prior to the merger shall continue to be the Bylaws of the surviving corporation after the effective time of the merger until amended in accordance with applicable law.

         The Plan of Merger also provides that the directors of Acquisition Sub and the officers of Conso will be the directors and officers, respectively, of the surviving corporation until their successors are duly elected and qualified, or until their earlier death, removal or resignation in accordance with the Bylaws of the surviving corporation and applicable law.

         For a list and description of Acquisition Sub's directors, see "Certain Information Concerning the Transaction Participants - Parent and Acquisition Sub."

         For a list and description of Conso's officers, see "Certain Information Concerning the Transaction Participants Directors and Executive Officers of Conso."


DISSENTERS' RIGHTS


         Conso's Board of Directors has elected to provide dissenters' rights to shareholders in connection with the merger, even though South Carolina law does not require that dissenters' rights be made available to the holders of shares of a class traded on the Nasdaq National Market, as is Conso's Common Stock. The Plan of Merger provides for dissenters' rights in accordance with the applicable provisions of South Carolina law. Under South Carolina law, holders of Conso Common Stock who do not vote in favor of the merger and who comply with certain notice requirements and other procedures have the right to dissent and to be paid cash for the "fair value" of their shares. "Fair value" is defined as the value of the shares of Conso common stock, excluding any appreciation and depreciation in anticipation of the merger unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community. Such "fair value" as finally determined under such procedures may be more or less than the consideration to be received by other Conso shareholders under the terms of the Merger Agreement. Failure to follow such procedures precisely may result in loss of dissenters' rights.


         THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO DISSENTERS' RIGHTS UNDER SOUTH CAROLINA LAW AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF CHAPTER 13 OF THE SOUTH CAROLINA BUSINESS CORPORATION ACT, WHICH IS REPRINTED IN ITS ENTIRETY AS APPENDIX B TO THIS PROXY STATEMENT AND INCORPORATED HEREIN BY REFERENCE.

         A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies Conso in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. A beneficial owner may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial holder or over which he has power to direct the vote. A beneficial owner asserting dissenters' rights to shares held on his behalf shall notify Conso in writing of the name and address of the record holder of the shares, if known to him.

         Shares of Common Stock held by dissenting holders will not be converted into the right to receive the cash consideration as set forth in the Plan of Merger and after the effective time of the merger will represent only the right to receive such consideration as is determined to be due such dissenting holders pursuant to South Carolina law. Common Stock outstanding immediately prior to the merger and held by a shareholder who withdraws such shareholder's demand for dissenters' rights or fails to perfect such rights will be deemed to be converted at the effective time of the merger into the right to receive $9.00 per share in cash without interest.

         A holder of shares of Common Stock wishing to exercise dissenters' rights must: (a) give to Conso, before the vote on the Merger Agreement is taken, written notice of the holder's intent to demand payment for his shares if the merger is consummated and (b) must not vote his shares in favor of the merger. If the Merger Agreement is approved by holders of the requisite number of outstanding shares of Common Stock, Conso will, no later than 10 days following the consummation of the merger, mail a written dissenters' notice to all shareholders who gave the aforementioned notice of intent to demand payment. Such dissenters' notice will: (a) state where the payment demand must be sent and where certificates for certificated shares must be deposited; (b) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (c) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the merger and requires that the dissenting shareholder certify whether or not he (or the beneficial holder if he is a nominee) acquired beneficial ownership of the shares before that date; (d) set a date by which Conso must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date on which the dissenters' notice is sent and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and
(e) be accompanied by a copy of

Chapter 13 of the South Carolina Business Corporation Act. To exercise his dissenters' rights, a shareholder sent a dissenters' notice must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice and deposit his share certificates in accordance with the terms of the notice. A shareholder failing to do so will not be entitled to payment for his shares under applicable law. A shareholder who demands payment and deposits his share certificates in accordance with the terms of the notice will retain all other rights of a shareholder until consummation of the merger. All notices, demands, and other communications directed to the Conso in connection with the appraisal process should be sent to Conso at Post Office Box 326, 513 North Duncan Bypass, Union, South Carolina, 29379, Attention: Secretary.

         Upon receipt of a payment demand by a shareholder made in compliance with the above-described procedures, Conso will pay such shareholder the amount Conso estimates to be the value of his shares, plus interest accrued to the date of payment. The payment will be accompanied by: (a) Conso's balance sheet as of the most recent fiscal year end, an income statement and a statement of changes in shareholders' equity for that year and the latest available interim financial statements; (b) a statement of Conso's estimate of the fair value of the shares and an explanation of how the fair value was calculated; (c) an explanation of how the interest was calculated; (d) a statement of the dissenter's right to demand payment if he is dissatisfied with Conso's offer, if Conso fails to make immediate payment or if Conso, having failed to consummate the merger, fails to return deposited share certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment; and (e) a copy of Chapter 13.

         With respect to shares not yet owned by the dissenting shareholder (or beneficially owned if he is a nominee) as of the date of the first announcement to news media or to shareholders of the terms of the merger, Conso may elect to withhold payment otherwise due to the dissenting shareholder, unless the dissenting shareholder acquired ownership of such shares by operation of law after such announcement. To the extent Conso elects to withhold payment for any such after-acquired shares, after the merger, Conso shall estimate the fair value of such shares, plus accrued interest, and pay that amount to each dissenter who agrees to accept it in full satisfaction of his demand. Conso shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment if he is dissatisfied with Conso's offer, if Conso fails to offer payment within 60 days after the date set for demanding payment, or if Conso, having failed to consummate the merger, fails to return deposited share certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

         If: (a) a dissenter believes that the amount offered by Conso is less than the fair value of his shares, or that the interest due is incorrectly calculated; (b) Conso fails to make immediate payment to a dissenter or to offer payment within 60 days after the date set for demanding payment (with respect to after-acquired shares) or (c) Conso, having failed to consummate the merger, fails to return deposited stock certificates to a dissenter or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment, the dissenter may notify Conso in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate or (with respect to after-acquired shares) reject Conso's offer and demand payment of the fair value of his shares and interest due. A dissenter will waive his right to demand payment as described in this paragraph unless he notifies Conso of his demand in writing within 30 days after Conso made or offered payment for his shares.

         If a demand for payment as described above remains unsettled, Conso will commence a proceeding within 60 days after the date of his payment demand and petition the court to determine the fair value of the shares and accrued interest. Conso shall commence any such proceeding in the circuit court of Union County, South Carolina. If Conso does not commence a proceeding within the 60 day period, it will pay each dissenter whose demand remains unsettled the amount demanded.

         Conso shall make all dissenters whose demands remain unsettled parties to the proceeding and serve each dissenter with a copy of the petition. Each dissenter made a party to the proceeding by the court will be entitled to judgement for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by Conso. The court may appoint one or more appraisers to receive evidence and recommend decision on the question of fair value. Parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

         The court shall determine all costs of an appraisal proceeding described above, including the compensation and expenses of appointed appraisers. The court will assess the costs against Conso, except that the court may assess costs against some or all of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. With respect to the fees and expenses of counsel and experts for the parties to the proceeding, the court may assess such costs against: (a) Conso and in favor of any or all dissenters if it finds that Conso did not substantially comply with the above described procedures or (b) either Conso or a dissenter or in favor of either or any other party, if it finds that the party against whom such costs are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the dissenters' rights provided under South Carolina law. In addition, if the court finds that the services of counsel to any dissenter were of substantial benefit to other dissenters similarly situated and that the costs of such services should not be assessed against Conso, the court may award to such counsel reasonable fees to be paid out of the amounts to the dissenters who were benefited. In a proceeding commenced by dissenters to enforce any liability of Conso in the event Conso fails to commence an appraisal proceeding within the 60 day period, the court shall assess the costs of the proceeding and the fees and expenses of the dissenters' counsel against Conso.

         ANY HOLDER WHO FAILS TO COMPLY FULLY WITH THE SOUTH CAROLINA STATUTORY PROCEDURE SET FORTH IN APPENDIX B TO THIS PROXY STATEMENT WILL FORFEIT HIS OR HER RIGHTS OF DISSENT AND WILL RECEIVE THE CASH MERGER CONSIDERATION IN EXCHANGE FOR HIS OR HER SHARES.


ACCOUNTING TREATMENT

         The merger will be accounted for as a recapitalization of Conso for financial accounting purposes. Accordingly, the historical basis of Conso's assets and liabilities will not be affected by the merger and the transactions contemplated thereby.


                              THE MERGER AGREEMENT

         The following discussion of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, which, along with the related Plan of Merger, is included with this Proxy Statement as Appendix A and is incorporated herein by reference.


GENERAL

         The Merger Agreement and the Plan of Merger provide for the merger of Acquisition Sub with and into Conso. Conso will be the surviving corporation in the merger.


EFFECTIVE TIME OF THE MERGER

         If the Merger Agreement and related Plan of Merger are approved by Conso's shareholders and the other conditions to the merger are satisfied (or waived to the extent permitted), the merger will be consummated and become effective at the time Articles of Merger are duly executed and properly filed with the Secretary of State of South Carolina.

CONSIDERATION TO BE RECEIVED BY SHAREHOLDERS

         Each share of Conso Common Stock then issued and outstanding (other than 533,378 shares held by J. Cary Findlay, which will be converted into stock in the surviving corporation and shares held by dissenting shareholders) will be converted into the right to receive an amount in cash equal to $9.00, without interest.

         Shareholders who dissent from the merger pursuant to South Carolina law will be entitled to receive the statutorily determined "fair value" for their shares. See "The Merger--Dissenters' Rights."

         In no event will holders of Common Stock be entitled to receive payment of any interest on the cash merger consideration to be distributed to them in connection with the Merger.


REPRESENTATIONS AND WARRANTIES

         Conso has made various representations and warranties in the Merger Agreement relating to: (a) corporate organization and existence; (b) authority and enforceability; (c) capitalization; (d) subsidiaries; (e) consents and non-contravention; (f) governmental authorization; (g) Securities and Exchange Commission filings; (h) accuracy of the Proxy Statement, the Schedule 13E-3 filed with the Securities and Exchange Commission with respect to the merger, and related materials; (i) absence of certain material changes; (j) litigation and absence of undisclosed liabilities; (k) environmental matters; (l) compliance with laws; (m) taxes; (n) employee benefits; (o) intellectual property; (p) year 2000 compliance; (q) title to assets and property; (r) inapplicability of statutory takeover provisions; (s) change in control provisions; (t) Board of Directors recommendations; (u) the opinion of Robinson-Humphrey, its financial advisor; and (v) brokers and finders.

         Parent and Acquisition Sub have also made various representations and warranties in the Merger Agreement relating to: (a) corporate organization and existence; (b) authority and enforceability; (c) consents and non-contravention;
(d) governmental authorization; (e) accuracy of the information contained in filings of required documents with the Securities and Exchange Commission; (f) financing; and (g) litigation.


CERTAIN COVENANTS AND AGREEMENTS

         Conso has agreed that it will, and will cause each of its subsidiaries to, conduct its business and operations only according to its ordinary course of business consistent with past practice and will use commercially reasonable efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its officers and employees.

         Conso has also agreed that, except as expressly contemplated by the Merger Agreement or consented to in writing by Parent, until the effective time of the merger, it will not and will not permit any of its subsidiaries to:

         - amend its Articles of Incorporation or Bylaws or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock;

         - (a) split, combine or reclassify any of its capital stock; (b) declare, pay or set aside for payment any dividends or other distribution in respect of its capital stock, or (c) purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares (other than outstanding employee stock options);

         - issue, sell, pledge or deliver, or agree or commit to issue, sell or deliver any of its capital stock or any securities convertible into or exercisable or exchangeable for shares of its capital stock (except for the issuance of shares of Common Stock upon the exercise of outstanding employee stock options);

         - incur any material liability or obligation (including any indebtedness for borrowed money or any guaranty therefor of any other person) other than in the ordinary course of business;

         - acquire, dispose of, mortgage, license, abandon or encumber any material assets or properties, or amend or terminate any material lease, except in the ordinary course of business;

         - acquire any business or any corporation, partnership, joint venture or other business organization or division thereof that would be material to Conso's consolidated financial position;

         - sell or otherwise dispose of any assets that are material to Conso's consolidated financial condition;

         - except in the ordinary course of business, grant or agree to grant to any employee any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or amend any existing stock option plans (except that Conso's 1993 Stock Option Plan may be amended to vest all outstanding stock options and accelerate the expiration dates of all outstanding stock options);

         - merge or consolidate with any other entity in any transaction;

         - enter into or amend any employment, consulting, severance or similar agreement with any individual other than in the ordinary course of business;

         - make any material change in its cash management or accounting policies except as required by generally accepted accounting principles;

         - cancel, terminate, amend, modify or waive any of the terms of any pre-existing confidentiality or standstill agreement;

         - authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle or an agreement with respect to, any merger, consolidation or business combination (other than the merger with Acquisition Sub) or any acquisition of a material amount of assets or securities; or

         - commit or agree to take any of the foregoing actions.

         Until the effective time of the merger, Conso has also agreed to provide Parent and its accountants, counsel, financing sources and other representatives, full access during normal business hours to all of Conso's properties, books and records, and employees. However, neither Conso nor any subsidiary shall be required to disclose information or provide access where such disclosure or access would impose an unreasonable burden on Conso, violate the rights of any of its customers, jeopardize any attorney-client privilege or violate applicable law. Appropriate substitute disclosure arrangements will be made in such a case. Parent and Acquisition Sub have agreed to use reasonable best efforts to keep such information confidential and not to use it in a manner detrimental to Conso. In addition to the requirements under the Merger Agreement, CVC is party to a Confidentiality Agreement dated May 5, 1999, and each of Parent and Acquisition Sub have agreed to be bound by the terms of such agreement to the same extent as if it were a signatory to such agreement.

         Conso has also agreed to notify Parent of any shareholder litigation against Conso and its directors relating to the transactions contemplated by the Merger Agreement and will consult with Parent prior to entering into any settlement of such litigation.

         In connection with the Merger Agreement, Conso, Parent and Acquisition Sub have agreed to use their commercially reasonable efforts to take all actions necessary or advisable so that the transactions contemplated by the Merger Agreement may be completed, including using commercially reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings under applicable law.

NO SOLICITATION OF OTHER OFFERS

         The Merger Agreement provides that neither Conso nor any of its subsidiaries (nor any of their representatives) will take any action:

         - to solicit or encourage the making of any take-over proposal by another party; or

         - to furnish or disclose any information to any person or participate in any discussions or negotiations as to another take-over proposal.

However, to the extent that the failure to take such action would breach the fiduciary obligations of Conso's Board of Directors, Conso may, in response to an unsolicited take-over proposal by another party, furnish non-public or confidential information and participate in discussions or negotiations with respect to any take-over proposal that is reasonably likely to lead to a transaction that is more favorable to Conso's shareholders from a financial point of view than the merger with Acquisition Sub.

         In addition, the Merger Agreement provides that Conso may not enter into any agreement with respect to another take-over proposal or any agreement or understanding that would prevent it from consummating the merger with Acquisition Sub, unless the Board of Directors receives a fairness opinion from Robinson-Humphrey with respect to the transaction and determines (upon the recommendation of a majority of the Special Committee) in good faith after consultation with its legal and financial advisors that:

         - such transaction is more favorable from a financial point of view to shareholders than the transactions contemplated by the Merger Agreement and is in the best interests of shareholders;

         - such transaction is not subject to any greater material contingency than the transactions contemplated by the Merger Agreement; and

         - failure to approve the other take-over proposal would constitute a breach of the Board of Directors' fiduciary duties to shareholders under applicable law.

If Conso enters into a superior take-over proposal as described above, it must pay to Parent applicable termination fees and expenses as provided by the Merger Agreement.


CONDITIONS TO CONSUMMATION OF THE MERGER

         The respective obligations of Conso, Parent and Acquisition Sub to effect the merger are subject to the satisfaction of various conditions, most of which may be waived by a specified party or parties. None of the parties has any present intention to waive any material conditions.

         The obligations of Conso to effect the merger are subject to the following conditions:

         - all representations and warranties made by Parent and Acquisition Sub shall be true and correct in all material respects as of the effective time of the merger;

         - Parent and Acquisition Sub shall have performed in all material respects their obligations and agreements contained in the Merger Agreement;

         - Conso shall have received certification dated the effective date of the merger from authorized officers of Parent and Acquisition Sub that all representations and warranties are true and correct, and that all covenants and agreements have been performed;

         - Conso's shareholders shall have duly approved and adopted the Merger Agreement and Plan of Merger;

         - there shall be no adverse proceedings affecting the business of Conso or the ability of any party to perform its obligations under the Merger Agreement; and

         - any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or terminated.

         The obligations of Parent and Acquisition Sub to consummate the merger are subject to the following conditions:

         - all representations and warranties made by Conso shall be true and correct in all material respects as of the effective time of the merger;

         - Conso shall have performed in all material respects its obligations and agreements contained in the Merger Agreement;

         - Parent and Acquisition Sub shall have received certification dated the effective date of the merger from an authorized officer of Conso that all representations and warranties are true and correct, and that all covenants and agreements have been performed;

         - Conso's shareholders shall have duly approved and adopted the Merger Agreement, and the holders of not more than 6% of the outstanding shares of Common Stock shall have given Conso written notice of their intent to exercise dissenters' rights;

         - there shall be no adverse proceedings affecting the business of Conso or the ability of any party to perform its obligations under the Merger Agreement;

         - all outstanding options to acquire Conso's Common Stock shall have been exercised or cancelled;

         - Parent shall have received the financing necessary to consummate the merger; and

         - any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or terminated.


TERMINATION OF THE MERGER AGREEMENT

         The Merger Agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the Merger Agreement by Conso's shareholders:

         - by mutual consent of Parent and Conso;

         - by Parent or Conso if the merger is not completed on or prior to January 31, 2000, unless the terminating party has breached the Merger Agreement;

         - by Parent or Conso in the event of an uncured breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement;

         - by Parent or Conso if consummation of the merger is prohibited by any applicable law;

         - by Parent or Conso if shareholder approval is not obtained at the special meeting;

         - by Conso under certain circumstances if it enters into an agreement for a take-over proposal with another party that is more favorable to Conso shareholders from a financial point of view and complies with the notice and other provisions of the Merger Agreement, including the payment of a termination fee to Parent;

         - by Parent, if Conso or its Board of Directors shall have withdrawn or modified in a manner materially adverse to Parent or Acquisition Sub the Board's approval or recommendation of the merger, or if the Board shall have approved another take-over proposal by another party, or if Conso has materially breached its obligations regarding the solicitation of other offers to acquire Conso;

         - by Parent or Conso if Robinson-Humphrey shall have withdrawn its fairness opinion or modified its fairness opinion in a manner adverse to Parent or Acquisition Sub; or

         - by Parent, if certain material adverse changes occur affecting financial markets in general.


TERMINATION FEES; EXPENSES

         The Merger Agreement provides for the payment of a fee of $2 million to Parent if the Merger Agreement is terminated in certain circumstances, including the following:

         - if Conso or its Board shall have withdrawn or modified in a manner materially adverse to Parent or Acquisition Sub the Board's approval or recommendation of the merger, if the Board shall have approved a take-over proposal by another party, or if Conso has materially breached its obligations regarding the solicitation of other offers to acquire Conso;

         - if Conso proposes to enter into a agreement providing for a take-over proposal by another party;

         - if the Merger Agreement is terminated (i) because of a failure to obtain shareholder approval, (ii) because the merger is not consummated by January 31, 2000, or (iii) because Robinson-Humphrey has withdrawn or modified its fairness opinion in a manner adverse to Parent or Acquisition Sub, and within six months of any such termination Conso enters in to an agreement for, announces or consummates a transaction whereby Conso merges or sells substantially all of its assets or stock to another party for consideration in excess of the consideration offered by Parent and Acquisition Sub; or

         In addition, if a termination fee is payable by Conso, all costs and expenses incurred by Parent and Acquisition Sub in connection with the merger shall be reimbursed by Conso up to a maximum of $1,000,000.

         There will be no termination fee if the Merger Agreement is terminated by Conso because Robinson-Humphrey has withdrawn or modified its fairness opinion and a subsequent transaction is not consummated within six months but in such event Conso must reimburse Parent's transaction expenses up to a maximum of $1,000,000.

         If the Merger Agreement is terminated under any other circumstances, each party to the merger Agreement shall bear its own transaction expenses.

         The following is an estimate of the costs and expenses expected to be incurred in connection with the merger:


         Financial Advisor Fees and Expenses                          $1,100,000
         Debt Financing Fees                                           2,205,000
         Legal, Accounting and Filing Fees, Printing and Mailing
             Costs and Other Expenses                                  1,550,000
         Miscellaneous                                                    50,000
                                                                      ----------
               Total                                                  $4,905,000


The surviving corporation in the merger will pay all of these costs out of the proceeds of the financing. If the merger does not occur, each party will bear its own expenses, subject to the obligation of Conso to reimburse up to $1,000,000 of Parent's expenses under the circumstances described above. Conso estimates that the expenses it has incurred or will incur prior to the merger in connection with its engagement of Robinson-Humphrey, the solicitation of proposals from prospective purchasers, the negotiation and preparation of the Merger Agreement, and calling, soliciting proxies for and conducting the special meeting will total approximately $700,000.



AMENDMENTS TO THE MERGER AGREEMENT

         The Merger Agreement may only be amended in writing by each of the parties thereto, at any time prior to the consummation of the merger, by action taken by their respective Boards of Directors. After approval of the Merger Agreement by Conso's shareholders, no amendment to the Merger Agreement which by law requires further approval of the shareholders may be made without further shareholder approval.


                             FINANCING OF THE MERGER


GENERAL

         Parent and Acquisition Sub intend to fund payment of the merger consideration and other payments to be made in connection with the merger primarily through third party debt financing and equity investments by CVC. The merger is contingent on such financing being obtained. The total amount of funds necessary to fund the merger, recapitalize the surviving corporation, refinance existing indebtedness and pay related transaction expenses is expected to be approximately $111 million. It is anticipated that these funds will be available from the following sources:

         - equity investments by CVC and its affiliates in Acquisition Sub of approximately $20 million in cash;

         - the conversion of 533,378 shares of Common Stock held by J. Cary Findlay into equity of the surviving corporation, representing a value of approximately $4.8 million;

         - debt financing pursuant to a $15 million senior subordinated loan, a $53 million senior secured term loan facility, and a revolving credit facility of up to $25 million; and

         - excess cash held by Conso at the time of the merger, currently assumed to be approximately $300,000 to $500,000.


CREDIT FACILITIES

         Acquisition Sub has obtained commitments for credit facilities totaling $93 million to provide financing for the merger and for the surviving corporation's operations after the merger. The credit facilities consist of a $25 million revolving credit facility, a $25 million term loan facility ("Term Loan A"), a $28 million term loan facility ("Term Loan B"), and $15 million in subordinated debt. The revolving credit and term loan facilities (the "Senior Credit Facilities") have been committed by SunTrust Banks, Atlanta and the subordinated debt has been committed by SunTrust Banks, Inc. Upon completion of the merger, Conso will assume Acquisition Sub's obligations under these credit facilities, and Conso's existing borrowings will be repaid with a portion of the proceeds of the new credit facilities. While SunTrust Bank, Atlanta and SunTrust Banks, Inc. have provided commitments for the entire amount of the credit facilities, they have stated their intention to syndicate the credit facilities among other lending institutions through their affiliate, SunTrust Equitable Securities.

         The following is a summary of some of the principal terms of the credit facilities as set forth in the written commitments.

Security

         The Senior Credit Facilities will be secured by a first priority security interest in or pledge of all of the existing and after-acquired assets of Conso and its subsidiaries, subject to certain limitations to avoid adverse tax consequences to Conso. The subordinated debt will be unsecured and will be subordinated to the Senior Credit Facilities and any other senior debt.

Interest

         Borrowings under the Senior Credit facilities will bear interest at a floating rate per annum based upon an applicable margin above SunTrust Bank, Atlanta's prime rate (payable monthly) or, if elected by Conso, above the LIBOR rate for a specified period (payable at the and of the applicable LIBOR period of 1, 2, 3 or 6 months). The applicable margins will depend upon certain financial ratios, and may range from 2% to 4% above LIBOR and from 0.5% to 2.5% above the prime rate. The subordinated debt will bear interest at 12% per annum.

Repayment

         Principal of the term loans will amortize quarterly on a specified schedule beginning in June 2000, with Term Loan A maturing on December 31, 2004 and Term Loan B maturing on December 31, 2006. The revolving credit facility matures on December 31, 2004. The subordinated debt matures eight years after the merger. The Senior Credit Facilities may be prepaid by Conso at its option at any time without penalty, subject to customary restrictions during LIBOR periods. The subordinated debt may be redeemed by Conso at any time at par, plus a redemption premium reducing from 3% to 0% over the first 49 months. The Senior Credit Facilities are subject to mandatory prepayment in certain events, including receipt by Conso of proceeds from certain asset dispositions and sales of securities and from a portion of its cash flow in excess of certain levels.

         Parent and Acquisition Sub expect that borrowings under the credit facilities will be repaid in the ordinary course of business from Conso's operations.

Warrants

         In connection with funding the subordinated debt, SunTrust Banks, Inc. will receive warrants to purchase 10% of Conso's common and preferred stock on a fully-diluted basis, exercisable after 15 months following the merger. The warrants are subject to reduction upon early repayment of the subordinated debt. SunTrust Banks Inc. will have registration rights and other customary rights with respect to the shares underlying the warrants, and will be subject to certain transfer restrictions.

Other Terms

         The credit facilities will be subject to other customary terms, including representations and warranties, reporting requirements, acceleration upon events of default, and, in the case of the Senior Credit Facility, affirmative and negative covenants including compliance with financial ratios and restrictions on additional indebtedness, liens, asset sales and capital expenditures.


Conditions to Funding

         The funding by SunTrust Bank, Atlanta under the senior credit facilities will be subject to customary conditions to closing, including:

         - Execution and delivery of definitive documentation and such instruments, certificates, opinions and other deliveries as the lenders shall reasonably request;

         - Evidence that a minimum of $25 million of equity has been invested in the borrower, including a minimum of $20 million by Parent and $4.8 million by J. Cary Findlay on terms and conditions satisfactory to SunTrust Bank, Atlanta and SunTrust Equitable Securities;

         - Evidence that a minimum of $15 million in subordinated debt has been invested in the borrower by SunTrust Banks, Inc.;

         - Evidence, satisfactory to SunTrust Bank, Atlanta and SunTrust Equitable Securities, that Conso's adjusted EBITDA for the most recently reported twelve-month period ending no more than 60 days prior to the closing is greater than or equal to $18.4 million; and

         - Unused revolving credit availability at closing (determined by the current borrowing base less initial funding of the revolving credit at closing) of no less than $4 million.

The funding of the subordinated debt by SunTrust Banks, Inc. is also subject to customary closing conditions, including:

         - amendment of any agreements currently prohibiting payment of interest to subordinated debt except if in default;

         - negotiation and execution of a mutually satisfactory purchase agreement, registration rights agreement and related documentation;

         - an aggregate minimum equity investment of $20 million in the borrower by Parent and $4.8 million by J. Cary Findlay under terms reasonable acceptable to SunTrust Banks, Inc. (such terms to include a maximum of $23 million of preferred stock with a 12% dividend rate and conversion rights acceptable to purchasers);

         -        the absence of any material adverse change;

         - completion of due diligence, including evidence of a minimum adjusted EBITDA for Conso for the most recent reported twelve-month period ending prior to closing (but no more than 60 days before closing) of at least $18.4 million;

         -        execution of an intercreditor agreement with senior lenders;
                  and

         - evidence that all conditions precedent to the merger, other than the funding of the credit facilities, have been satisfied.


EQUITY INVESTMENTS

General

         In the merger, the outstanding shares of Acquisition Sub stock (representing an equity investment by CVC and its affiliates of approximately $20 million through Parent) and 533,378 shares of Conso Common Stock held by J. Cary Findlay (representing a value of approximately $4.8 million at $9.00 per share) will be converted into shares of common and preferred stock of Conso as the surviving corporation. Parent currently owns all the stock of Acquisition Sub. Thus, following the merger, Mr. Findlay and Parent will own all of the outstanding shares of the capital stock of Conso as the surviving corporation.

         With respect to the remaining 2,332,347 shares of Conso Common Stock owned by Mr. Findlay that are not converted into shares of the surviving corporation in the merger, Mr. Findlay will, like other Conso shareholders, receive cash in the amount of $9.00 per share.

         To achieve this result, and to create a capital structure more reflective of a closely-held company, the Plan of Merger contains an amendment to Conso's Articles of Incorporation, effective upon the merger, which will have the effect of reclassifying the capital stock of the surviving corporation. Upon the effectiveness of the merger, Conso will be authorized to issue 60,000,000 shares of capital stock, divided into two classes: (a) 50,000,000 shares of Common Stock, of which 20,000,000 shares shall be designated as "Class A Common Stock," 15,000,000 shares will be designated as "Class B Common Stock" and 15,000,000 shares will be designated as "Class C Common Stock," and (b) 10,000,000 shares of Preferred Stock, of which 250,000 shares will be designated as "Series A Preferred Stock," and with the Board of Directors authorized, to the extent permitted by applicable law, to create additional series of Preferred Stock and determine the rights, privileges, qualifications, limitations and restrictions of each such additional series.

         The Class A Common Stock will have voting rights, while the Class B Common Stock and Class C Common Stock will have no voting rights except as otherwise required by law. Shares of Class A Common Stock will be freely convertible into shares of Class B Common Stock on a one-for-one basis, and vice-versa. No conversions shall be permitted with respect to Class C Common Stock. The Series A Preferred Stock will have no voting rights except as otherwise required by law, but will be entitled to preferred dividends, when, as and if declared by the Board of Directors, accruing at the rate of 12% per annum. The Series A Preferred Stock will have a liquidation preference equal to $100 per share, plus accrued and unpaid dividends, and will be subject to redemption at the option of the corporation at any time after 20 years after the effective time of the merger at an amount per share equal to their liquidation value, plus accrued and unpaid dividends.

         After giving effect to the conversion in the merger of the capital stock of Acquisition Sub and the 533,378 shares of Conso Common Stock held by Mr. Findlay into shares of the Class A Common Stock, Class B Common Stock, Class C Common Stock and Series A Preferred Stock of the surviving corporation, and the expected acquisition by other members of Conso management of 150,000 shares of Class A Common Stock at $1.00 per share at or shortly after the effective time of the merger, the total equity interests in the surviving corporation are expected to be held approximately 80.2% by Parent, 19.2% by Mr. Findlay, and less than 1% by other Conso management. Those equity interests are expected to be allocated among the different classes of the surviving corporation's capital stock as follows:

                                Parent                 J. Cary Findlay           Other Management
                          -------------------        -------------------        -------------------
Class of Stock            Shares   % of Class        Shares   % of Class        Shares   % of Class
--------------            ------   ----------        ------   ----------        ------   ----------
Class A Common           299,000     49.8%          151,000     25.2%          150,000     25.0%
Class B Common         1,202,580     100%               -0-      -0-               -0-      -0-
Class C Common               -0-      -0-           197,420     100%               -0-      -0-
Series A Preferred       185,480     80.6%           44,520     19.4%              -0-      -0-

         SunTrust, lender to the surviving corporation, or one of its affiliates, will also receive warrants to purchase shares of common stock of the surviving corporation up to 10% of the outstanding shares of common stock in connection with its $15.0 million subordinated loan, and the foregoing table does not reflect the dilution to the other shareholders that would occur if such option is exercised.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth, as of December 3, 1999, information as to the beneficial ownership of Conso Common Stock by (1) each person known by Conso to have beneficial ownership of more than 5% of the Common Stock (based on reports filed with the Securities and Exchange Commission), (2) each person serving as a director or executive officer of Conso, and (3) all of the directors and executive officers as group:

                                                 NUMBER OF SHARES AND
                                                 NATURE OF BENEFICIAL             PERCENTAGE OF COMMON
           BENEFICIAL OWNER                          OWNERSHIP(1)                  STOCK OUTSTANDING
           ----------------                      --------------------             --------------------

Five Percent Holders

         J. Cary Findlay                             3,076,033(2)                       41.9%
         P.O. Box 326
         513 N. Duncan Bypass
         Union, SC 29379

         FMR Corp.                                     748,050(3)                       10.2%
         82 Devonshire Street
         Boston, MA  02109

         Royce & Associates, Inc.                      791,475(4)                       10.8%
         1414 Avenue of the Americas
         New York, NY  10019

         IDS Diversified Equity Income Fund            407,250(5)                        5.5%
         IDS Tower 10
         Minneapolis, MN 55440

Directors and Executive Officers

         J. Cary Findlay                             3,076,033(2)                       41.9%

         Sara H. Bissell                                 2,078                            (6)

         Konstance J. K. Findlay                       222,448(7)                        3.0%

         Antony W. Laughton                             54,525(8)                         (6)

         John H. Maxheim                                11,494                            (6)

         James H. Shaw                                   3,750                            (6)

         C.V. Balakrishnan                              90,875(9)                        1.2%

         John M. Davis                                       0                            (6)

         Judith Raymond Hadjandreas                      3,000(10)                        (6)

         Louis S. Oltman                                 4,300(10)                        (6)

         Frank J. Rizzo                                  3,000(10)                        (6)

         William M. Stewart                             12,150(11)                        (6)

         Richard A. Zonin                                1,600(12)                         (6)

         Directors and executive                     3,242,695(13)                       43.9%
         officers as a group
         (13 persons)

------------------

(1) Unless otherwise indicated, each shareholder has sole voting and sole investment power with respect to all shares beneficially owned. Share amounts are rounded to the nearest whole share.

(2) Includes 68,500 shares held by the Findlay Charitable Foundation, of which Mr. Findlay is a director and officer, and 63,020 shares held by the Findlay-Conso Education Foundation, of which Mr. Findlay is a director and officer. Also includes 78,788 shares that Mr. Findlay holds jointly with his wife, Konstance J. K. Findlay who is Senior Vice President - Business Development of Conso. Excludes 1,940 shares and options to purchase 10,200 shares held by Mr. Findlay's wife individually, as to which shares Mr. Findlay disclaims beneficial ownership.

(3) The information concerning beneficial ownership set forth above and in this note is derived from an Amendment No. 3 to Schedule 13G dated February 1, 1999. FMR Corp. may be deemed to have sole dispositive power with respect to all of such shares because its wholly-owned subsidiary, Fidelity Management & Research Company ("Fidelity"), acts as investment adviser to the Fidelity Low-Priced Stock Fund (the "Fund"). The Schedule 13G reported that (a) the Fund owned all of such shares, (b) Edward C. Johnson III, FMR Corp. through its control of Fidelity, and the Fund each has sole dispositive power with respect to such shares, (c) the Board of Trustees of the Fund has sole voting power with respect to such shares, (d) neither Mr. Johnson, FMR nor Fidelity has voting power with respect to such shares and (e) through ownership of FMR and a shareholders' agreement, members of Mr. Johnson's family and trusts for their benefit may be deemed to form a controlling group with respect to FMR.

(4) The information concerning beneficial ownership set forth above and in this note is derived from an Amendment No. 2 to Schedule 13G dated March 11, 1999. Royce & Associates, Inc. ("RAI"), Royce Management Company ("RMC") and Charles M. Royce, as a group, are the beneficial owners of 791,475 shares of Conso Common Stock. Mr. Royce may be deemed to be a controlling person of RMC and RAI and to have sole voting and dispositive power with respect to all shares owned by them. Mr. Royce does not own any shares other than through RAI and RMC, and disclaims beneficial ownership of the shares held by RAI and RMC.


(5) The information concerning beneficial ownership set forth above and in this note is derived from an Amendment No. 1 to Schedule 13G dated August 31, 1995. American Express Financial Corporation, a registered investment adviser, has reported that such shares are held by IDS Diversified Equity Income Fund, an investment company advised by it. American Express Financial Corporation is a subsidiary of American Express Company, which disclaims beneficial ownership of all such shares.

(6)      Less than 1%.

(7) Includes 10,200 shares subject to employee stock options, 68,500 shares held by the Findlay Charitable Foundation, of which Ms. Findlay is a director and officer, and 63,020 shares held by the Findlay-Conso Education, of which Ms. Findlay is a director and officer. Also includes 78,788 shares that Ms. Findlay holds jointly with her husband,
         J. Cary Findlay. Excludes 2,865,725 shares held by Ms. Findlay's husband, as to which shares Ms. Findlay disclaims beneficial ownership.

(8) Includes 41,950 shares held in trusts for the benefit of Mr. Laughton's children, of which Mr. Laughton and his wife are trustees.

(9) Includes 10,200 shares subject to employee stock options. Also includes 27,000 shares held by Mr. Balakrishnan's wife individually, as to which shares Mr. Balakrishnan disclaims beneficial ownership.

(10)     Includes 3,000 shares subject to employee stock options.

(11) Includes 11,925 shares subject to employee stock options. Does not include 225 shares and employee stock options for 1,500 shares held by Mr. Stewart's wife, as to which shares Mr. Stewart disclaims beneficial ownership.

(12)     Includes 1,600 shares subject to employee stock options.

(13) Includes an aggregate of 42,925 shares subject to employee stock options.



           CERTAIN INFORMATION CONCERNING THE TRANSACTION PARTICIPANTS

CONSO
         Conso, together with its subsidiaries, is the world's largest manufacturer of decorative trimmings for the home furnishings industry and, through its subsidiary, Simplicity Pattern Co. Inc., is a leading producer of patterns and other instructional material for home sewing of apparel, home decorating, and crafts. Conso's Products Division, including its British Trimmings subsidiary, produces and sells a full range of knitted and woven fringes, decorative cords, tasseled accessories, jacquard and other woven braids, and apparel trims, as well as sewing tapes and supplies. Conso also distributes decorative window accoutrements and other home furnishings accessories. Conso markets its products to manufacturers, distributors and retailers through a worldwide sales force. Manufacturing facilities are located in the United States, the United Kingdom, Mexico and India. Conso is a South Carolina corporation. Conso's Common Stock is traded on the Nasdaq National Market under the symbol "CNSO." Conso's principal executive offices are located at 513 North Duncan Bypass, Union, South Carolina 29379, and the telephone number is (864) 427-9004.


DIRECTORS AND EXECUTIVE OFFICERS OF CONSO

Directors

         The Board of Directors of Conso currently consists of six directors. Set forth below is certain information regarding the directors of Conso, including business or residence address, citizenship, present principal occupation and information regarding other material occupations, positions, offices or employment held during the last five years.


      NAME AND ADDRESS                  CITIZENSHIP                       EMPLOYMENT INFORMATION
      ----------------                  -----------                       ----------------------
J. Cary Findlay                        United States          Chairman of the Board since 1986. President
P.O. Box 326                                                  and Chief Executive Officer of Conso from
513 N. Duncan Bypass                                          December 1987 to May 1995 and since August
Union, SC 29379                                               1998.

Antony W. Laughton                    United Kingdom          Consultant to British Trimmings Limited, a
Lamaload Rd, Rainow,                                          wholly-owned subsidiary of Conso, since
Macclesfield                                                  October 1997; Managing Director of British
Cheshire SK10 5XP,                                            Trimmings from 1974 to September 1997
England

John H. Maxheim                        United States          Chairman, President, Chief Executive Officer
1915 Rexford Road                                             and Director of Piedmont Natural Gas Company
Charlotte, NC  28211                                          (a utility company) since 1984.

James H. Shaw                          United States          Retired; Chairman of Consolidated Ivey's
405 Beachside Place                                           (department store chain) from 1986 to 1989;
Amelia Island, FL 32034                                       Chief Executive Officer of Consolidated
                                                              Ivey's from 1986 to 1988; Director of The
                                                              Cato Corporation (apparel retailer).

Konstance J. K. Findlay                United States          Senior Vice President -- Business
P.O. Box 326                                                  Development of Conso since May 1995; Vice
513 N. Duncan Bypass                                          President-- International Sales of Conso
Union, SC 29379                                               from January 1993 to May 1995.

Sara H. Bissell                        United States          President of Treasures Unlimited, Inc.
2526 Richardson Road                                          (retail shop selling custom linens, antiques
Charlotte, NC  28211                                          and gifts) since 1983.

Executive Officers

         In addition to J. Cary Findlay and Konstance J. K. Findlay, who are both directors and executive officers of Conso and about whom information is set forth above under "Directors", Conso has seven other executive officers. Set forth below is certain information about each of these executive officers, including business address, citizenship, present principal occupation and information regarding other material occupations, positions, offices or employment held during the last five years.


      NAME AND ADDRESS                  CITIZENSHIP                       EMPLOYMENT INFORMATION
      ----------------                  -----------                       ----------------------

C.V. Balakrishnan                      United Kingdom          Managing Director of British Trimmings since
P.O. Box 46                                                    August 1998; Co-Managing Director of British
Coronation Street                                              Trimmings from October 1997 to August 1998;
Stockport,  Cheshire SK5 7PJ,                                  Chief Operating Officer of British Trimmings
England                                                        from 1983 to September 1997.

John M. Davis                          United States           Chief Accounting Officer of Conso since
P.O. Box 326                                                   August 1999 and Corporate Controller of
513 N. Duncan Bypass                                           Conso since October 1998; Corporate Account
Union, SC 29379                                                Manager for Salant Corporation, a men's
                                                               apparel company, from July 1993 to October
                                                               1998.

Judith Raymond                         United States           Senior Vice President--Pattern Products of
   Hadjandreas                                                 Conso since August 1998; Senior Vice
2 Park Avenue, 12th Floor                                      President--Products of Simplicity Capital
New York, NY 10016                                             Corporation from 1985 to August 1998.

Louis S. Oltman                        United States           Senior Vice President--Sales and Marketing
2 Park Avenue, 12th Floor                                      of Conso since August 1998; Senior Vice
New York, NY  10016                                            President - Sales of Simplicity from 1991 to
                                                               August 1998.

Frank J. Rizzo                         United States           Senior Vice President of Conso and Chief
2 Park Avenue, 12th Floor                                      Operating Officer of Simplicity since August
New York, NY  10016                                            1998; Senior Vice President and Chief
                                                               Financial Officer of Simplicity from 1991 to
                                                               August 1998.

William M. Stewart                     United States           Senior Vice President and Chief Operating
P.O. Box 326                                                   Officer--Products of Conso since August
513 N. Duncan Bypass                                           1998; Co-Managing Director of British
Union, SC 29379                                                Trimmings from October 1997 to August 1998;
                                                               Vice President-Manufacturing of Conso from
                                                               July 1988 to September 1997.

Richard A. Zonin                       United States           Senior Vice President and Chief Financial
P.O. Box 326                                                   Officer of Conso since February 1999; Vice
513 North Duncan Bypass                                        President of Finance of Simplicity from 1991
Union, SC  29379                                               to January 1999.


         The officers of Conso immediately prior to the consummation of the merger will be the officers of the surviving corporation immediately following the merger.


J. CARY FINDLAY

         Information as to J. Cary Findlay, Conso's Chairman, President and Chief Executive Officer, is set forth above under "Directors and Executive Officers of Conso."


PARENT AND ACQUISITION SUB


         Parent has been formed by CVC solely for the purpose of holding shares of Acquisition Sub following the merger, and Acquisition Sub, a wholly owned subsidiary of Parent, has been formed by CVC solely for the purpose of completing the merger. Parent is expected to own approximately 80.2% of the equity of the surviving corporation, consisting of both voting and nonvoting securities, with the remaining equity to be held by J. Cary Findlay and other members of Conso management. See "Financing of the Merger - Equity Investments." Neither Parent nor Acquistion Sub has engaged in any business activity unrelated to the merger. Neither Parent, Acquisition Sub nor any of their respective directors, officers or affiliates currently own any shares of Conso Common Stock, except for their beneficial interest in 2,865,725 shares held by J. Cary Findlay which Acquisition Sub has the right to acquire or vote under certain circumstances pursuant to the Support Agreement between Acquisition Sub and Mr. Findlay. See "Special Factors - Interests of Certain Persons in the Merger - Support Agreement." The principal executive offices of Parent and Acquisition Sub are located at 339 Park Avenue, New York, New York 10043 and their telephone number is (212) 559-2759.


DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND ACQUISITION SUB

         The directors and officers of Acquisition Sub as of the date hereof are
M. Saleem Muqaddam, Sole Director, President and Secretary, and Michael T. Bradley, Vice President. The directors and officers of Parent as of the date hereof are M. Saleem Muqaddam, Sole Director, President and Secretary, and Michael T. Bradley, Vice President. Set forth below is certain information regarding these directors and officers, including business or residence address, citizenship, present principal occupation and information regarding other material occupations, positions, offices or employment held during the last five years.

             NAME AND ADDRESS          CITIZENSHIP                  EMPLOYMENT INFORMATION
             ----------------          -----------                  ----------------------
M. Saleem Muqaddam                     United States         Sole Director of Acquisition Sub and Parent;
399 Park Avenue                                              President and Secretary of Acquisition Sub and
New York, New York  10043                                    Parent; Vice President of CVC


Michael T. Bradley                     United States         Vice President of Acquisition Sub and Parent;
399 Park Avenue                                              Vice President of CVC
New York, New York  10043

         The directors and executive officers of Acquisition Sub immediately prior to the completion of the merger will be the directors of the surviving corporation immediately following the merger.


                              SHAREHOLDER PROPOSALS

         Conso had called an annual meeting of its shareholders to be held November 9, 1999, but indefinitely postponed such meeting when it entered into the Merger Agreement and does not expect to call such meeting if the merger is approved at the special meeting. Due to the contemplated consummation of the merger, Conso also does not currently expect to hold a 2000 annual meeting of shareholders because, following the merger, Conso will not be a publicly-held company. In the event the merger is not consummated for any reason, Conso must receive proposals of shareholders intended to be presented at the 2000 annual meeting of shareholders at its principal executive offices a reasonable time before Conso begins to print and mail its proxy materials for such meeting if such proposals are to be included in the proxy statement and form of proxy relating to the 2000 annual meeting of shareholders. The persons named as proxies in the proxy statement and form of proxy for such meeting will have discretionary voting authority with respect to all shares represented by proxies held by them at the 2000 annual meeting for any matters raised at that meeting about which Conso does not receive notice a reasonable time before it begins to print and mail its proxy materials for such annual meeting.


                         INDEPENDENT PUBLIC ACCOUNTANTS


         The consolidated balance sheets of Conso and its subsidiaries as of July 3, 1999 and June 27, 1998 and the consolidated statements of operations, statements of shareholders' equity and statements of cash flows for the fiscal years ended July 3, 1999, June 27, 1998 and June 28, 1997, incorporated by reference in Conso's Annual Report on Form 10-K for the fiscal year ended July 3, 1999, have been audited by Deloitte & Touche, LLP, independent public accountants, as set forth in its report included therein. A copy of the Form 10-K (including such financial statements) is being provided to Conso shareholders as an enclosure to this Proxy Statement and is incorporated herein by reference. A representative of Deloitte & Touche, LLP is expected to be present at the special meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.



                              AVAILABLE INFORMATION

         Conso is subject to the informational reporting requirements of the Securities and Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copies made at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Securities and Exchange Commission's regional offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Securities and Exchange Commission at its Washington address at prescribed rates. In addition, the Securities and Exchange Commission maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports, proxy statements, and other information regarding registrants that file electronically with the Commission, including Conso.

         Conso, Acquisition Sub, Parent, and J. Cary Findlay have filed a
Schedule 13E-3 with the Securities and Exchange Commission with respect to the merger. As permitted by the Securities and Exchange Commission, this Proxy Statement omits certain information contained in the Schedule 13E-3. The
Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above. Statements contained in this Proxy Statement or in any document incorporated herein by reference regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the Securities and Exchange Commission.


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. CONSO HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED DECEMBER 8, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.


                      INFORMATION INCORPORATED BY REFERENCE

         Conso's Annual Report on Form 10-K for the fiscal year ended July 3, 1999, as filed with the Securities and Exchange Commission on October 1, 1999, and its Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 1999, as filed with the Securities and Exchange Commission on November 16, 1999, are being provided to each shareholder of Conso as an enclosure with this Proxy Statement. Such Form 10-K and Form 10-Q and Conso's Current Report on Form 8-K dated October 8, 1999 are hereby incorporated by reference in this Proxy Statement.

                                   APPENDIX A

                                MERGER AGREEMENT

         THIS MERGER AGREEMENT (this "Agreement") is made and entered into as of the 5th day of October, 1999, by and among CIC Acquisition Co., a Delaware corporation ("Parent"), CIC Acquisition Sub, Inc., a South Carolina corporation ("Acquisition Sub"), and Conso International Corporation, a South Carolina corporation (the "Company").

                              STATEMENT OF PURPOSE

         The parties hereto desire to effect the statutory merger of Acquisition Sub with and into the Company (the "Merger") on the terms and conditions set forth herein and in the Plan of Merger attached hereto as Exhibit A (the "Plan of Merger") pursuant to which, among other things, all of the issued and outstanding shares of common stock of the Company ("Company Common Stock"), other than (a) 533,378 shares of Company Common Stock owned by J. Cary Findlay (the "Retained Shares") and (b) Dissenting Shares (as defined in the Plan of Merger), will be exchanged for and converted into the right to receive $9.00 per share in cash in the manner provided herein and in the Plan of Merger. The purpose of this Agreement is to set forth the terms and conditions upon which the Merger shall be effected.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto do hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.1 Merger. Subject to all of the terms and conditions of this Agreement, the parties hereby agree that the Merger shall be effected at the Effective Time (as hereinafter defined) in accordance with the Plan of Merger and the South Carolina Business Corporation Act (the "SCBCA"). The "Effective Time" means the time at which appropriate articles of merger, including the Plan of Merger, shall have been filed for immediate effectiveness with the Secretary of State of South Carolina in the manner prescribed by the SCBCA. Upon the Effective Time, the separate existence of Acquisition Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

         Section 1.2 Closing. Subject to the provisions of Article V hereof, the closing of the transactions contemplated hereby to effect the Merger (the "Closing") shall be held at the offices of Kennedy Covington Lobdell & Hickman, L.L.P., 100 North Tryon Street, Suite 4200, Charlotte, North Carolina 28202 or at such other location as the Company and the Parent may mutually agree, beginning at 10:00 a.m. on the business day next following the date of the meeting of the shareholders of the Company described in Section 4.4 hereof (the date of such meeting is hereinafter referred to as the "Meeting Date"). If all of the conditions set forth in Sections 5.1 and 5.2 hereof shall have not been met or waived on the business day next following the Meeting Date, the Closing shall be held (a) on the first business day thereafter on which all such conditions shall have been met or waived or (b) on such other date as the Company and Parent may mutually agree. Each of the parties hereto covenants and agrees to use its commercially reasonable efforts to cause all of the conditions to Closing set forth in Sections 5.1 and 5.2 hereof to be satisfied on or before the business day next following the Meeting Date. At the Closing, subject to the satisfaction or waiver of the conditions therefor, the parties hereto shall cause the Merger to be effected by filing appropriate articles of merger, including the Plan of Merger, with the Secretary of State of South Carolina, whereupon the Closing shall be completed at the Effective Time. For purposes of this Agreement, a "business day" is any day other than (a) a Saturday or Sunday,
(b) a day on which the office of the Secretary of State of South Carolina is closed for official business, (c) a day on which the Exchange Agent (as defined in the Plan of Merger) is closed for business of the type to be conducted by it pursuant hereto, or (d) a day on which commercial banks located in New York, New York are closed for commercial banking business.

         Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 33-11-106 of the SCBCA.

         Section 1.4  Exchange Agent; Funding.

         (a) Exchange Agent. Parent and the Company covenant and agree to use their commercially reasonable efforts to designate and engage an Exchange Agent sufficiently in advance of the Effective Time so that the exchange of cash for shares of Company Common Stock to be effected pursuant to the Plan of Merger can be commenced as soon as possible after the Effective Time. Such Exchange Agent shall be a bank or trust company mutually acceptable to Parent and the Company, it being agreed that First Union National Bank, the Company's transfer agent, is mutually acceptable.

         (b) Funding. Subject to the terms and conditions of this Agreement, Parent shall cause (i) there to be available to the Exchange Agent, at or prior to the Effective Time, for purposes of the conversion and exchange of shares of Company Common Stock in the Merger, the aggregate amount of cash to be delivered to the shareholders of the Company pursuant to the Plan of Merger (the "Merger Consideration") and (ii) Acquisition Sub to take such other actions as shall be necessary for it to consummate the Merger.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to, and covenants and agrees with, Parent and Acquisition Sub that:

         Section 2.1  Corporate Organization and Capitalization.

         (a) Organization and Good Standing. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of South Carolina, with full corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its assets.

         (b) Charter Documents and Bylaws. The copies of the Company's Articles of Incorporation and Bylaws heretofore provided to Parent are true and complete as of the date hereof.

         (c) Foreign Qualification. The Company is duly licensed or qualified as a foreign corporation to do business in each jurisdiction set forth in Section 2.1(c) of the Company Disclosure Document (as defined below) which constitutes each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified could not be reasonably expected to have a material adverse effect on the business, assets or condition (financial or otherwise) of the Company taken as a whole, or on the ability of the Company to effect the Merger and perform its other obligations hereunder (a "Company Material Adverse Effect"). "Company Disclosure Document" means the document delivered by the Company to the Purchaser at or prior to the date hereof containing certain disclosures by the Company pursuant to this Agreement.

         Section 2.2 Authority. The Company has full corporate power to enter into this Agreement, and all other instruments and documents to be executed and delivered by it in connection herewith, and to carry out its obligations hereunder and thereunder. Subject only to approval of the Plan of Merger by the Company's shareholders, the Company's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on its part, and this Agreement constitutes, and all agreements and other instruments or documents to be executed and delivered by it hereunder will constitute, the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

         Section 2.3 Capitalization. The authorized capital stock of the Company consists solely of 60,000,000 shares divided into two classes: (a) 50,000,000 shares of Company Common Stock, of which 7,335,925 shares are issued and outstanding as of the date hereof, and (b) 10,000,000 shares of Preferred Stock, none of which are issued and outstanding. All of such issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. There are no outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attribute of the Company nor are there any outstanding options, warrants, conversion rights, subscription rights or other obligations of the Company to issue any of its capital stock in the future or any securities convertible into, exchangeable or exercisable for, or otherwise evidencing a right to acquire any shares of the Company other than options to purchase Company Common Stock pursuant to the Company's 1993 Stock Option Plan, of which options to purchase an aggregate of 168,575 shares are outstanding on the date hereof (the "Outstanding Employee Stock Options") and which are set forth in
Section 2.3 of the Company Disclosure Document. All shares issuable upon exercise of Outstanding Employee Stock Options have been duly authorized and will be validly issued, full paid and non-assessable and not be subject to any preemptive rights.

         Section 2.4 Subsidiaries. Section 2.4 of the Company Disclosure Document sets forth the name, jurisdiction of incorporation, total capitalization and number of shares of outstanding capital stock of each class owned, directly or indirectly, by the Company of each corporation of which the Company owns, directly or indirectly, a majority of the outstanding capital stock (individually, a "Subsidiary" and, collectively, the "Subsidiaries"). All of the issued and outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable. Except as set forth in Section 2.4 of the Company Disclosure Document, all such shares owned, directly or indirectly through another Subsidiary, by the Company are owned by the Company beneficially and of record, free and clear of all liens, pledges, encumbrances or restrictions of any kind (other than restrictions imposed by applicable securities laws or created pursuant to the Company's existing senior credit facility). Except as set forth in Section 2.4 of the Company Disclosure Document, the Company has no outstanding options, warrants, stock appreciation rights, phantom stock or stock equivalents or other rights to purchase or acquire any capital stock of any Subsidiary, there are no irrevocable proxies with respect to such shares, and there are no contracts, commitments, understandings, arrangements or restrictions by which any Subsidiary or the Company is bound to issue additional shares of the capital stock of a Subsidiary. Except for the Subsidiaries, and as otherwise disclosed in Section 2.4 of the Company Disclosure Document, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity interest in any business. Each Subsidiary is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization, with full power and authority to conduct its business as it is now being conducted and to own, lease and operate its assets. Each Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified could not be reasonably expected to have a Company Material Adverse Effect.

         Section 2.5 No Conflicts. The Company's execution and delivery of this Agreement and performance of its obligations hereunder, including effecting the Merger, do not and will not: (a) contravene or conflict with the Company's Articles of Incorporation or Bylaws; (b) conflict with, violate or result in any default under any mortgage, indenture, agreement, instrument or other contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their property is bound, other than the agreements relating to indebtedness of the Company and its Subsidiaries described in Section 2.5 of the Company Disclosure Document; (c) assuming compliance with the matters referred to in Section 2.6 hereof, violate any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which the Company or any of its Subsidiaries is subject; or (d) assuming compliance with the matters referred to in Section 2.6 hereof, require the consent of, or any prior filing with or notice to, any governmental authority; except for any occurrences or results referred to in clauses (b), (c) and (d) of this Section 2.5 which could not be reasonably expected to have a Company Material Adverse Effect.

         Section 2.6 Governmental Authorization. The Company's execution and delivery of this Agreement and performance of its obligations hereunder, including its effecting the Merger, require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of articles of merger in accordance with the SCBCA, and (b) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except where the failure of any such action to be taken or filing to be made could not be reasonably expected to have a Company Material Adverse Effect.

         Section 2.7 Commission Filings. The Company has heretofore made available to Parent true and complete copies of all (a) annual reports on Form 10-K and quarterly reports on Form 10-Q, (b) proxy statements relating to all of the Company's meetings of shareholders (whether annual or special) held or scheduled to be held and (c) each other statement, report, schedule or document filed by the Company with the Securities and Exchange Commission (the "Commission"), in each case since June 29, 1996, which are all reports required to be filed by the Company with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act from such date through the date hereof (collectively, the "Commission Filings"). The Commission Filings did not (as of their respective filing dates, effective dates (with respect to registration statements) or mailing dates (with respect to proxy statements)) and, taken as a whole (giving effect to the updating or superceding of information in any such Commission Filings by information in subsequent Commission Filings), do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Since the date of the Company's initial public offering, the Company has complied in all material respects with Commission filing obligations under the Exchange Act. The Company's consolidated balance sheets and the notes thereto as of July 3, 1999, June 27, 1998 and June 28, 1997, and the Company's consolidated statements of operations, cash flows, and shareholders' equity for the fiscal years ended July 3, 1999, June 27, 1998 and June 28, 1997, included in the Commission Filings fairly present, for the Company and its consolidated Subsidiaries on a consolidated basis, their financial position as of the dates thereof and the results of their operations, cash flows, and changes in shareholders' equity for such periods in accordance with generally accepted accounting principles applied on a consistent basis (except as stated in such financial statements) and such financial statements complied as of their respective dates in all material respects with applicable rules and regulations of the Commission. Each such Commission Filing complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as applicable. The Company shall hereafter send to Parent, simultaneously with their being filed with the Commission, any and all annual, quarterly or current reports required to be filed under Section 13 or 15(d) of the Exchange Act subsequent to the date hereof, and all such reports will be filed timely and conform to the disclosure standards set forth above in this Section 2.7.

         Section 2.8 Proxy Statement; Schedule 13E-3. Other than the information in the Definitive Proxy Statement (as defined in Section 4.4) and the Schedule 13E-3 (as defined in Section 4.4) as to Parent and Acquisition Sub provided by them, the Definitive Proxy Statement and the Schedule 13E-3 will not as of their dates and as of the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The information supplied or to be supplied in writing by or on behalf of the Company for inclusion in the Preliminary Proxy Statement (as defined in Section 4.4 hereof), the Definitive Proxy Statement and the Schedule 13E-3 will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty regarding information furnished by Parent or Acquisition Sub for inclusion in the Preliminary Proxy Statement, or any amendment or supplement thereto, the Definitive Proxy Statement, or any amendment or supplement thereto, or the Schedule 13E-3, or any amendment or supplement thereto.

         Section 2.9 Absence of Certain Changes. Except as contemplated hereby or as set forth in Section 2.9 of the Company Disclosure Document, since July 3, 1999, the Company has conducted its business in all material respects in the ordinary course consistent with past practices and there has not been (i) any material adverse change in the financial condition, properties, business or results of operation of the Company taken as a whole;
(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company; or (iii) any changes by the Company in accounting principles, practices or methods.

         Section 2.10  Litigation; No Undisclosed Liabilities.

         (a) Litigation. Except as disclosed in the Commission Filings, there are no claims, actions, suits or other proceedings pending against the Company or any of its Subsidiaries before any court, agency or other judicial, administrative or other governmental body or arbitrator, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, could be reasonably expected to have a Company Material Adverse Effect.

         (b) No Undisclosed Liabilities. Except (i) as disclosed or reflected in the consolidated audited financial statements of the Company as of and for the fiscal year ended July 3, 1999 and (ii) for liabilities and obligations (1) incurred in the ordinary course of business and consistent with past practice or
(2) pursuant to the terms of this Agreement, neither the Company nor any of its Subsidiaries has incurred any material liabilities that are required by generally accepted accounting principles to be disclosed on a balance sheet and none of which are the type arising out of or in connection with any tort, breach of contract, breach of warranty, infringement claim or warranty.

         Section 2.11  Environmental.

         (a) Compliance. The Company and its Subsidiaries have materially complied and are in material compliance with all applicable material Environmental and Safety Requirements (as hereinafter defined). "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law in each case concerning public health and safety, worker health and safety, and pollution or protection of the environment (including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release or threatened Release (whether onsite or offsite), control, or cleanup of any Hazardous Substances). "Release" has the meaning set forth in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"). "Hazardous Substance" shall mean anything that is a "hazardous substance" pursuant to CERCLA, anything that is "solid waste" or "hazardous waste" pursuant to the Federal Resource Conservation and Recovery Act, anything that is a "pollutant" pursuant to the Federal Water Pollution Control Act, anything that is a "hazardous chemical" pursuant to the Federal Occupational Safety and Health Act, anything that is a "pesticide" pursuant to the Federal Insecticide, Fungicide, and Rodenticide Act, any petroleum product or byproduct, asbestos, polychlorinated biphenyl, noise or radiation. Neither the Company nor any of its Subsidiaries has received any oral or written notice, report or information regarding any violations of, or any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or corrective, investigatory or remedial obligations arising under, Environmental and Safety Requirements that relate to the Company or its Subsidiaries or any of their current or former properties or facilities that could reasonably be expected to result in a Company Material Adverse Effect.

         (b) Permits, Licenses, Etc. Each of the Company and its Subsidiaries has obtained and has materially complied with, and is currently in material compliance with, all material permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of its properties or facilities or the operation of its business.

         (c) No Releases. Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including any hazardous substance) or owned, occupied or operated any facility or property in a manner that has given or could reasonably be expected to give rise to any material liabilities (including any material liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or attorneys fees or any investigative, corrective or remedial obligations) pursuant to CERCLA or any other Environmental and Safety Requirements.

         Section 2.12  Compliance with Law.

         (a) Conduct of Business. The Company and its Subsidiaries have conducted their business so as to materially comply with, and are in material compliance with, all material federal, state, local or foreign laws, statutes, regulations, rules and other requirements of any governmental authority applicable to the conduct their business or orders promulgated or judgments entered by any federal, state, local or foreign court or governmental entity or instrumentality, including all applicable material laws in respect of the environment, health, or work conditions. The Company has not received any claim or notice that it is in violation of any of the aforementioned statutes, regulations, rules or other requirements in such a manner that could be reasonably expected to result in any material liabilities to the Company or any of its Subsidiaries.

         (b) Licenses. The Company and its Subsidiaries have all permits, certificates, licenses, franchises, federal, state, local or foreign governmental approvals and other authorizations required in connection with the operation of their business, except for those the absence of which could not be reasonably expected to have a Company Material Adverse Effect.

         Section 2.13  Taxes.

         (a) Tax Returns. All Tax Returns required to be filed on or prior to the Effective Time by the Company and its Subsidiaries with all taxing authorities have been or prior to the Effective Time will have been filed, except where the failure to do so could not reasonably be expected to have a Company Material Adverse Effect. All such Tax Returns are or will be correct and complete in all material respects. The Company and its Subsidiaries have paid or made provision for all Taxes shown as due on such returns, and for all other Taxes the nonpayment of which could reasonably be expected to have a Company Material Adverse Effect.

         (b) Withholding. Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, except where the failure to withhold or pay any such Taxes could not reasonably be expected to have a Company Material Adverse Effect.

         (c) Availability of Federal Income Tax Return. The Company has made available to the Parent complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since December 31, 1993.

         (d) No Waiver. Except as set forth in Section 2.13(d) of the Company Disclosure Document, none of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (e) Other Matters. None of the Company and its Subsidiaries has filed a consent under Code ss.341(f) concerning collapsible corporations. None of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code ss.280G. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii). None of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company and its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any Liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (f) Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

         "Affiliated Group" means any affiliated group within the meaning of Code ss.1504(a) or any similar group defined under a similar provision of state, local or foreign law.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         Section 2.14  Employee Benefits.

         (a) Benefit Plan. Section 2.14 of the Company Disclosure Document sets forth a list of all material bonus, pension, profit sharing, deferred compensation, retirement, hospitalization, medical or dental reimbursement, severance pay, vacation pay, disability, death benefit, insurance, and other similar plans, programs or arrangements pursuant to which the Company or its Subsidiaries provides benefits to its employees (including all "welfare plans" within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) ("the Benefit Plans").

         (b) No Defined Benefit Plans, Etc. Except as described in Section 2.14 of the Company Disclosure Document, neither the Company nor any of its Subsidiaries maintains, contributes to, or has any material liability or potential material liability under (or with respect to) any "defined benefit plan" (as defined in Section 3(35) of ERISA), or any "multiemployer plan" (as defined in Section 3(37) of ERISA). Except as described in Section 2.14 of the Company Disclosure Document, there are no material pending or threatened actions, suits, investigations or claims with respect to any Benefit Plan other than routine claims for benefits.

         (c) Compliance, Qualification. All of the Benefit Plans and the administration thereof comply in all material respects with the requirements of ERISA (if applicable) and all other material laws and regulations applicable thereto and neither the Company nor any of its Subsidiaries has received any notice from any governmental authority of any material failure to so comply which failure has not been cured. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Plan is so qualified, and nothing has occurred since the date of such determination that could materially and adversely affect the qualified status of such Plan.

         (d) Other Matters. None of the Company, its Subsidiaries, or any other "disqualified person" (within the meaning of Section 4975 of the Code) or any "party in interest" (within the meaning of Section 3(14) of ERISA), has engaged in any "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any of the Benefit Plans that could subject any of the Benefit Plans, the Company or any of its Subsidiaries, or any officer, director or employee of any of the foregoing to a material penalty or tax under Section 502(i) of ERISA of Section 4975 of the Code.

         (e) Reports and Returns. All material reports and returns with respect to the Benefit Plans required to be filed with any governmental authority have been timely filed.

         (f) Certain Documents. With respect to each Benefit Plan, the Company has delivered or made available to Parent true, complete and correct copies of (to the extent applicable): (i) all material documents pursuant to which the Benefit Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, and any insurance contracts or service provider agreements); (ii) the three most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with applicable attachments); (iii) the most recent determination letter received form the Internal Revenue Service; and (iv) all actuarial reports or statements of funded status for the three most recent plan years.

         Section 2.15 Intellectual Property Rights. The Company and each of its Subsidiaries owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, all material Intellectual Property Rights (as defined below) necessary for the operation of its business as currently conducted. There are no third party claims contesting the validity, enforceability, use or ownership of any of the Intellectual Property Rights owned or used by the Company or any Subsidiary, or alleging infringement or misappropriation, which, if adversely determined, could reasonably be expected to result in a material liability or a Company Material Adverse Effect. All of the material Intellectual Property Rights owned or used by the Company or any Subsidiary as of the date hereof will be owned or available for use by the Company or such Subsidiary on substantially the same terms immediately subsequent to the Closing. The Company and each Subsidiary have taken all action that they have reasonably deemed to be necessary to maintain and protect their material Intellectual Property Rights. For the purposes of this Agreement, "Intellectual Property Rights" means all patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names, corporate names and all the goodwill associated therewith; all registered and unregistered copyrights; all registrations, applications and renewals for any of the foregoing; and all trade secrets, confidential information, know-how, research information, specifications, proposals, technical and computer data, documentation and software, financial business and marketing plans, customer and supplier lists and related information, marketing materials and all other proprietary rights.

         Section 2.16 Year 2000 Compliance. The Company and each of its Subsidiaries have conducted an inventory and assessment of the hardware, software and embedded microcontrollers in noncomputer equipment (the "Computer Systems") used by the Company and its Subsidiaries in their business, in order to determine which parts of the Computer Systems are not yet Year 2000 Compliant (as defined below) and to estimate the cost of rendering such Computer Systems Year 2000 Compliant prior to January 1, 2000 or such earlier date on which the Computer Systems may shut down or produce incorrect calculations or otherwise malfunction without becoming totally inoperable. The Company does not expect to suffer a Company Material Adverse Effect by reason of its failure to be Year 2000 Compliant with respect to its Computer Systems. For purposes of this Agreement, "Year 2000 Compliant" means that all of the Computer Systems correctly recognize, manipulate and process (including calculating, comparing and sequencing) date information relating to dates on or after January 1, 2000, including leap year calculations, and that the operation and functionality of such Computer Systems will not be adversely affected by the advent of the year 2000 or any manipulation of data featuring date information relating to dates before, on or after January 1, 2000.

         Section 2.17 Real Property.

         (a) Owned Real Property. Section 2.17(a) of the Company Disclosure Document sets forth the address and description of each material parcel of real property owned by the Company or any of its Subsidiaries (the "Owned Real Property"). With respect to each parcel of Owned Real Property, the Company has good and marketable fee simple title to such parcel, free and clear of all liens and encumbrances, except Permitted Encumbrances (as defined in subsection (c) below). Section 2.17(a) of the Company Disclosure Document sets forth a list of all material leases, licenses, concessions or other agreements pursuant to which the Company or any of its Subsidiaries has granted the right of use or occupancy to any third party with respect to any parcel of Owned Real Property (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (the "Owned Real Property Leases"), and the Company has delivered or made available to Parent a true and complete copy of each such lease or other document.

         (b) Leased Real Property. Section 2.17(b) of the Company Disclosure Document sets forth the address of each material parcel of real property leased, subleased or otherwise owned by a third party and used or occupied by the Company or any of its Subsidiaries (the "Leased Real Property"; and together with the Owned Real Property, the "Real Property") and a list of all leases, subleases, licenses, concessions or other agreements (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (the "Leases") for each parcel of Leased Real Property. The Company has delivered or made available to Parent a true and complete copy of each Lease. Except as set forth in Section 2.17(b) of the Company Disclosure Document and for other events, facts or circumstances that could not reasonably be expected to result in a Company Material Adverse Effect, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect;
(ii) the consummation of the Merger does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) the Company is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Lease; and (iv) neither the Company nor any of its Subsidiaries has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Lease or any interest therein.

         (c) Permitted Encumbrances. The term "Permitted Encumbrances" shall mean with respect to each parcel of Real Property: (a) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such parcel which are not due and payable as of the Closing Date; (b) mechanics and similar statutory liens for labor, materials or supplies provided with respect to such parcel incurred in the ordinary course of business for amounts which are not delinquent and which would not, individually or in the aggregate, have a Company Material Adverse Effect; (c) zoning, building and other land use laws imposed by any governmental authority having jurisdiction over such parcel which are not violated in any material respect by the current use or occupancy of such parcel or the operation of the Company or any of its Subsidiaries thereon; (d) Owned Real Property Leases; and (e) easements, covenants, conditions, restrictions, liens, encumbrances and other matters affecting title to such parcel which (i) secure indebtedness reflected in the Company's financial statements included in the Commission Filings or (ii) do not materially impair the use or value of such parcel in the operation of the Company's business.

         Section 2.18 Takeover Provisions Inapplicable. The provisions of
Article 1 "Control Share Acquisitions," of Chapter 2, Title 35, of the 1976 South Carolina Code (S.C. Code ss.ss. 35-2-101 et seq.) and Article 2, "Business Combinations," of Chapter 2, Title 35, of the 1976 South Carolina Code (S.C. Code ss.ss. 35-2-201 et seq.) are not applicable to the transactions contemplated hereby.

         Section 2.19 Change of Control Provisions. Except as described in
Section 2.19 of the Company Disclosure Document, none of (a) the arrangements, agreements or understandings to which the Company or any of its Subsidiaries is a party with any of their employees or affiliates or (b) the Company's or any of its Subsidiary's employee benefit plans, programs or arrangements contains any provision that would become operative as the result of a change of control of the Company or that will become operative as a result of the Merger or any other transactions contemplated by this Agreement.

         Section 2.20 Board Recommendation. As of the date hereof, the Board of Directors of the Company has recommended that the shareholders of the Company approve the Plan of Merger and this Agreement.

         Section 2.21 Fairness Opinion. The Company has received the written opinion (the "Fairness Opinion") of The Robinson-Humphrey Company, LLC, satisfactory in form and substance to the Company, to the effect that the consideration to be received by the shareholders of the Company pursuant to the merger is fair to them from a financial point of view.

         Section 2.22 No Brokers. Except for The Robinson-Humphrey Company, LLC, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

                                   ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

         Parent and Acquisition Sub, jointly and severally, hereby represent and warrant to, and covenant and agree with, the Company that:

         Section 3.1 Corporate Organization and Good Standing. Parent is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware. Acquisition Sub is a corporation duly organized and validly existing in good standing under the laws of the State of South Carolina. Parent and Acquisition Sub have full corporate power and authority to conduct their businesses as they are now being conducted and to own, lease and operate their assets.

         Section 3.2 Authority. Parent and Acquisition Sub have full corporate power to enter into this Agreement, and all other instruments and documents to be executed and delivered by either of them in connection herewith, and to carry out their obligations hereunder and thereunder. Parent's and Acquisition Sub's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on either of their parts, and this Agreement constitutes, and all agreements and other instruments or documents to be executed and delivered by each of them hereunder will constitute, their legal, valid and binding obligations of the Parent and Acquisition Sub enforceable against Parent and Acquisition Sub in accordance with their terms.

         Section 3.3 No Conflicts. Parent's and Acquisition Sub's execution and delivery of this Agreement and performance of their obligations hereunder, including Acquisition Sub's effecting the Merger, do not and will not: (a) contravene or conflict with their respective Articles of Incorporation or Bylaws; (b) conflict with, violate or result in a default under any material mortgage, indenture, agreement, instrument or other contract to which either of them is a party or by



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

which either of them or their property is bound; (c) assuming compliance with the matters referred to in Section 3.4 hereof, violate any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which either of them is subject; or (d) assuming compliance with the matters referred to in Section 3.4 hereof, require the consent of, or any prior filing with or notice to, any governmental authority; except for any occurrences or results referred to in clauses (b), (c) or (d) which would not have or reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Parent and its subsidiaries taken as a whole, or on the ability of Parent and Acquisition Sub to effect the Merger and perform their other obligations hereunder (a "Parent Material Adverse Effect").

         Section 3.4 Governmental Authorization. Parent's and Acquisition Sub's execution and delivery of this Agreement and performance of their obligations hereunder, including Acquisition Sub's effecting the Merger, require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of articles of merger in accordance with the SCBCA, and (b) compliance with the applicable requirements of the HSR Act, except where the failure of any such action to be taken or filing to be made would not have or reasonably be expected to have a Parent Material Adverse Effect.

         Section 3.5 Proxy Statement; Schedule 13E-3. The information as to Parent and Acquisition Sub to be contained in the Definitive Proxy Statement to be provided to the Company's shareholders in connection with their voting on the Plan of Merger and in the Schedule 13E-3 (provided such information and the presentation thereof shall have been approved by Parent) will not as of their dates and as of the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The information supplied or to be supplied in writing by or on behalf of Parent and Acquisition Sub for inclusion in the Preliminary Proxy Statement, the Definitive Proxy Statement and the Schedule 13E-3 will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder. Notwithstanding the foregoing, Parent and Acquisition Sub make no representation or warranty regarding information furnished by the Company for inclusion in the Preliminary Proxy Statement, or any amendment or supplement thereto, the Definitive Proxy Statement, or any amendment or supplement thereto, or the Schedule 13E-3, or any amendment or supplement thereto.

         Section 3.6 Financing. Parent and Acquisition Sub have previously delivered to the Company a true and correct copy of the letters evidencing the interest of SunTrust Equitable Securities Corporation, SunTrust Bank, Atlanta and SunTrust Banks, Inc. in providing financing for the Merger. The letters evidencing such financing commitments have been executed by Parent and are in full force and effect.

         Section 3.7 Litigation. There are no claims, actions, suits or proceedings pending against Parent or Acquisition Sub before any court, agency or other judicial, administrative or other governmental body or arbitrator, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, could reasonably be expected to have a Parent Material Adverse Effect.



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

                                   ARTICLE IV

                        CERTAIN COVENANTS AND AGREEMENTS

         Section 4.1  Acquisition Proposals.

         (a) Non-Solicitation. From the date hereof through the Effective Time or earlier termination of this Agreement, neither the Company nor any of its Subsidiaries shall, directly or indirectly, nor shall any of them authorize or permit any officer, director, employee, financial advisor, counsel, agent or other representative to: (i) solicit, encourage or initiate submission of proposals or offers from any corporation, person or other entity or group relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, share exchange, consolidation or business combination with, the Company or any of its Subsidiaries (a "Take-over Proposal"), or (ii) with respect to any effort or attempt by any corporation, person or other entity or group to do or seek any of the foregoing, except as required by legal process, furnish to any corporation, person or other entity or group any non-public or confidential information with respect to the Company and its Subsidiaries or their businesses or participate in any discussion or negotiation as to the matters described in clause (i); provided, however, if the Company receives a Take-over Proposal that is unsolicited or that did not otherwise result from a breach of this Section 4.1(a), the Company may furnish non-public or confidential information to the corporation, person, entity or group that made such Take-over Proposal and may participate in negotiations regarding such Take-over Proposal if the Board of Directors of the Company determines, after consulting with legal advisors, that (A) failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the Company's shareholders under applicable law and (B) such Take-over Proposal is reasonably likely to lead to a Superior Take-over Proposal.

         (b) Superior Take-Over Proposal. The Company shall not enter into any agreement with respect to any Take-over Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement unless the Company's Board of Directors:

                  (i) determines (which determination shall be made by the recommendation or approval of a majority of any Special Committee formed to consider a Take-over Proposal and by the approval of a majority of the Board of Directors) in good faith after consultation with (and receiving such written advice and opinions as it deems appropriate from) its financial and legal advisors that:

                           (A) such transaction (1) is more favorable to the
                  shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Parent in response to such Take-over Proposal), (2) is not subject to any greater material contingency (considering all of the conditions relating to such Take-over Proposal in their entirety) than those set forth in Section 5.1 of this Agreement (considered in their entirety) (provided that the other party to such transaction has also reasonably demonstrated its ability to overcome or address all the contingencies contained in its Take-over Proposal



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

                  (including any approval required under the HSR Act)) and (3) is in the best interest of the shareholders of the Company, and

                           (B) failure to approve such Take-over Proposal would
                  constitute a breach of its fiduciary duties to the Company's shareholders under applicable law; and

                  (ii) receives an opinion of The Robinson-Humphrey Company, LLC (or any other nationally recognized investment banking firm) to the effect that the consideration to be received by the shareholders of the Company in connection with such Take-over Proposal is fair to them from a financial point of view (any such transaction satisfying clauses (i) and (ii) is referred to as a "Superior Take-over Proposal");

provided, that the Company shall at the time of or prior to entering into such agreement have complied with the provisions of Section 5.3(g) hereof, including the payment to Parent of the Termination Fee provided for in Section 5.4.

         (c) Notice. The Company agrees to (i) promptly notify Parent if the Company, or any of its officers, directors, representatives or agents receives any indication of interest, request for information or offer in respect of a Take-over Proposal, (ii) communicate to Parent in reasonable detail the material terms of any such indication, request or proposal, and (iii) in the event that the Company receives any Superior Take-over Proposal, give Parent a reasonable opportunity to present a counterproposal.

         Section 4.2 Conduct of the Company. From the date hereof through the Effective Time, unless Parent shall otherwise consent in writing and except as otherwise contemplated by this Agreement, the Company and its Subsidiaries shall conduct their operations only in the ordinary course of business (provided, however, that the Company may take appropriate actions and may incur costs and expenses (including those referred to in Section 2.22 hereof) in connection with the preparation for, and consummation of, the transactions contemplated hereby), and the Company and its Subsidiaries shall use their commercially reasonable efforts to preserve intact their business organization and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written consent of Parent the Company will not, and will not permit any of its Subsidiaries to:

                  (a) amend its Articles of Incorporation or Bylaws or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock;

                  (b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, or (iii) directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares (other than Outstanding Employee Stock Options set forth in Section 2.3 of the Company Disclosure Document);

                  (c) issue, sell, pledge or deliver or agree or commit to issue, sell or deliver any of its capital stock or any securities convertible into or exercisable or exchangeable for shares of its capital stock; provided, however, the Company may issue shares of Company Common Stock upon the exercise of Outstanding Employee Stock Options set forth in Section 2.3 of the Company Disclosure Document;

                  (d) incur any material liability or obligation (including any indebtedness for borrowed money or any guaranty of any such indebtedness of any other person) other than in the ordinary course of business;

                  (e) except as set forth in Section 4.2(e) of the Company Disclosure Document, acquire any material assets or properties or dispose of, mortgage, license, abandon or encumber any material assets or properties (tangible or intangible) or amend or terminate any Lease that is material to the Company's operations, other than in the ordinary course of business;

                  (f) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof (or any interest therein) that would be material to the Company's consolidated financial condition;

                  (g) sell or otherwise dispose of any assets that are material to the Company's consolidated financial condition;

                  (h) grant or agree to grant to any employee any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing employee stock option plans, except (i) for increases and other changes in the ordinary course of business and (ii) the Company's 1993 Stock Option Plan may be amended to (1) cause unvested stock options to vest and (2) accelerate the expiration dates of outstanding stock options;

                  (i) merge, amalgamate or consolidate with any other entity in any transaction;

                  (j) enter into or amend any employment, consulting, severance or similar agreement with any individual, except in the ordinary course of business;

                  (k) change its cash management or accounting policies in any material respect, except as required by generally accepted accounting principles;

                  (l) cancel, terminate, amend, modify or waive any of the terms of any confidentiality or standstill agreement executed with respect to the Company by any other party prior to the date of this Agreement;

                  (m) except as contemplated by Section 4.1 hereof or as set forth in Section 4.2(e) of the Company Disclosure Document, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle or an agreement with respect to, any merger, consolidation or business



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

         combination (other than the Merger), any acquisition or disposition of a material amount of assets or securities (including, without limitation, the assets or securities of any Subsidiary and other than inventory in the ordinary course); or

                  (n) commit or agree to take any of the foregoing actions.

         Section 4.3 Access to Information; Confidentiality. The Company covenants and agrees to afford to Parent and to cause its Subsidiaries to afford to Parent, and its accountants, counsel, financing sources and other representatives, full access, during normal business hours from the date hereof until the Effective Time, to all properties, premises, books, contracts, records, financial and operating data, projections, forecasts, business plans, strategic plans, management, personnel, accountants, representatives, and other information relating to the Company and its Subsidiaries. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would impose an unreasonable burden on the Company, any Subsidiary or any employee of the Company or any such Subsidiary or would violate or prejudice the rights of the customers of the Company or any Subsidiary, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. In the event of termination of this Agreement, Parent, Acquisition Sub and the Company will deliver to the appropriate party all documents, work papers and other material so obtained before or after the execution hereof and will not themselves use, directly or indirectly, any information so obtained or otherwise obtained from the Company, Parent or Acquisition Sub hereunder, or in connection herewith, and will use their reasonable best efforts to have all such information kept confidential and not used in any way detrimental to the Company, Parent or Acquisition Sub. The Company agrees to cause its and its Subsidiaries' officers, employees, consultants, agents, accountants and attorneys to cooperate with the Parent, Acquisition Sub and their accountants, counsel, financing sources and other representatives in connection with such investigation of the Company and its Subsidiaries, including the preparation by Parent, Acquisition Sub and their financing sources of any offering memorandum or related documents. No investigation by the Parent or Acquisition Sub heretofore or hereafter made shall modify or otherwise affect any representations and warranties of the Company, which shall survive any such investigation in accordance with the terms of this Agreement, or the conditions to the obligation of the Parent and Acquisition Sub to consummate the transactions contemplated hereby. The obligations of Parent and Acquisition Sub under this Section 4.3 are in addition to and not in limitation of the obligations of Citicorp Venture Capital, Ltd. under its letter agreement dated May 5, 1999 with The Robinson-Humphrey Company, LLC as financial advisor to, and on behalf of the Company (the "Confidentiality Agreement"), and each of Parent and Acquisition Sub hereby agrees to be bound by the terms of the Confidentiality Agreement to the same extent as though it were a signatory thereto.

         Section 4.4  Approval by the Company's Shareholders; Proxy Statement.

         (a) Shareholders' Meeting. The Company shall cause a meeting of its shareholders (the "Shareholders' Meeting") to be duly called and held as soon as reasonably practicable after the date hereof for the purpose of considering and acting upon approval of the Plan of Merger and all actions contemplated hereby which require approval and adoption by the Company's shareholders. The



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Company will, through its Board of Directors, recommend to its shareholders approval of the Plan of Merger and shall take all lawful action necessary to obtain such approval.

         (b) SEC Filings. In connection with the Shareholders' Meeting, the Company will, as promptly as practicable after the date hereof, prepare and file, and Parent will cooperate with the Company in the preparation and filing of, a preliminary proxy statement relating to the transactions contemplated by this Agreement (the "Preliminary Proxy Statement") and a Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") with the Commission and will use its commercially reasonable efforts to respond to any comments of the Commission and to cause the definitive proxy statement (the "Definitive Proxy Statement") to be mailed to the Company's shareholders and filed with the Commission, in each case as soon as reasonably practicable. The Preliminary Proxy Statement, the Definitive Proxy Statement and the Schedule 13E-3 shall contain such information or statements regarding the Company, Parent, Acquisition Sub, this Agreement and the transactions contemplated hereby as Parent shall reasonably request, including any such information to be provided in response to any request or comment by the Commission. Each party to this Agreement will notify the other parties promptly of the receipt of the comments of the Commission, if any, and of any request by the Commission for amendments or supplements to the Preliminary Proxy Statement, the Definitive Proxy Statement or the Schedule 13E-3 or for additional information, and will supply the others with copies of all correspondence between such party or its representatives, on the one hand, and the Commission or members of its staff, on the other hand, with respect to the Preliminary Proxy Statement, the Definitive Proxy Statement, the Schedule 13E-3 or the Merger. If at any time prior to the Shareholders' Meeting, any event should occur relating to the Company or any of the Subsidiaries which should be set forth in an amendment of, or a supplement to, the Definitive Proxy Statement or the Schedule 13E-3, the Company will promptly inform Parent. If at any time prior to the Shareholders' Meeting, any event should occur relating to Parent or Acquisition Sub or any of their respective affiliates, or relating to the plans of any such persons for the Surviving Corporation after the Effective Time of the Merger, or relating to the financing commitments described in
Section 3.6, that should be set forth in an amendment of, or a supplement to, the Definitive Proxy Statement or the Schedule 13E-3, the Company, with the reasonable cooperation and at the expense of Parent, will, upon learning of such event, promptly prepare, file and, if required, mail any such amendment or supplement to the Company's shareholders; provided that (i) prior to such filing or mailing the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent reasonable opportunity to comment thereon and (ii) if the events or circumstances giving rise to the need to prepare such amendment or supplement constituted a material breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement, the costs and expenses related to the preparation, filing and mailing of such amendment or supplement shall be borne by the Company. Parent will furnish to the Company the information relating to Parent and Acquisition Sub, their respective affiliates and the plans of such persons for the Surviving Corporation after the Effective Time of the Merger, and relating to the financing commitments described in Section 3.6, to the extent required to be set forth in the Preliminary Proxy Statement, the Definitive Proxy Statement or the
Schedule 13E-3 under the Exchange Act and the rules and regulations of the Commission thereunder. The Definitive Proxy Statement will not contain any information or statement that Parent reasonably believes to be materially adverse to the Company's ability to obtain the approval of the Company's shareholders of the Merger and the consummation of the transactions contemplated hereby, except to the extent required by applicable law or the Commission's rules and regulations. The Company will use its commercially reasonable efforts to cause the Definitive Proxy Statement to contain the written opinion of The Robinson-Humphrey Company, LLC to the effect that the Merger Consideration is fair to the shareholders of the Company from a financial point of view.

         Section 4.5 Expenses. Except as provided in Section 5.4, all costs and expenses incurred by a party in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that in no event shall any costs and expenses incurred by any party hereto reduce the consideration to be received by the shareholders of the Company in exchange for their shares of Company Common Stock as provided in the Plan of Merger.

         Section 4.6  Certain Filings, Consents and Arrangements.

         (a) HSR Act. Parent and the Company shall use their commercially reasonable efforts to cause Notification and Report Forms under the HSR Act to be filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice as soon as reasonably practicable after the execution of this Agreement. Parent and the Company shall cooperate and consult with each other with respect to the preparation of the Notification and Report Forms and any other submissions, including but not limited to responses to written or oral comments or requests for additional information or documenting material by the Federal Trade Commission or the Antitrust Division of the Department of Justice, required to be made pursuant to the HSR Act in connection with the transactions contemplated hereby. Parent shall pay the filing fee associated with such filings.

         (b) Other Filings, Consents and Arrangements. Parent, Acquisition Sub and the Company shall cooperate with one another (i) in promptly determining whether any other filings are required to be made or other consents, approvals, permits or authorizations are required to be obtained under any other federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations.

         Section 4.7 Notification of Certain Events. Each party covenants and agrees to give prompt written notice to the others of (a) the occurrence (or non-occurrence) of any event the occurrence (or non-occurrence) of which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, agreement or condition contained in this Agreement not to be complied with or satisfied in all material respects (in each case, if any such representation or warranty or covenant or agreement is already qualified by materiality or by reference to a Company Material Adverse Effect, then in all respects) or (b) any material failure by it to comply or satisfy any covenant, agreement or condition contained in this Agreement.

         Section 4.8 Public or Shareholder Communications. From and after the date of this Agreement, except as Parent and the Company may otherwise agree, Parent, Acquisition Sub and the Company shall not issue any press release with respect to this Agreement or the transactions contemplated hereby unless such party believes in good faith based on advise of counsel that such action is required by applicable law (including the rules and regulations of the Commission) or obligations pursuant to stock exchanges and the Nasdaq National Market. In such case, the party making such release shall use its reasonable best efforts to consult with the other parties, provide the other parties with reasonable opportunity to comment on the form, substance and timing of, and use its reasonable best efforts to agree upon the text of, any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency with respect thereto.

         Section 4.9  Indemnification and Insurance.

         (a) Articles of Incorporation and Bylaws. Parent and Acquisition Sub agree to cause the Articles of Incorporation and Bylaws of the Surviving Corporation to contain the provisions with respect to exculpation and indemnification of directors of the Company set forth in the Articles of Incorporation and Bylaws of the Company on the date of this Agreement, which provisions shall not be amended for a period of six years after the Effective Time (unless such amendment is required by law and except for amendments that do not adversely affect the rights of the current directors of the Company thereunder).

         (b) Indemnification. (i) From and after the Effective Time, Parent and the Surviving Corporation shall each indemnify, defend and hold harmless, to the fullest extent permitted by the SCBCA, each person who was an officer, director, employee or agent of the Company at any time on or prior to the Effective Time (an "Indemnified Party") against any loss, damage, liability, cost or expense incurred by such Indemnified Party in connection with any claim, action, suit, proceeding or investigation ("Claim") which is based on or arises out of, in whole or in part, the actions, conduct or omissions of such Indemnified Party at or prior to the Effective Time in his or her capacity as such officer, director, employee or agent, or in any other capacity in which he or she is serving at the request of the Company (including serving as a trustee or administrator of any employee benefit plan of the Company or any of its Subsidiaries). Without limiting the generality of the preceding sentence, in the event any Indemnified Party becomes involved in any Claim, after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith) to the fullest extent permitted by the SCBCA, subject to the providing by such Indemnified Party of an undertaking to reimburse all amounts so advanced in the event of a final and non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

                  (ii) The Indemnified Party shall control the defense of any Claim with counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, provided, that Parent and the Surviving Corporation shall be permitted to participate in the defense of such Claim at their own expense, and provided, further, that if any D&O Insurance (as defined in paragraph (c) of this Section 4.10) in effect at the time shall require the insurance company to control such defense in order to obtain the full benefits of such insurance and such provision is consistent with the provisions of the Company's D&O Insurance existing as of the date of this Agreement, then the provisions of such policy shall govern. Neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which consent shall not be withheld unreasonably.

         (c) Insurance. For a period of not less than six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance ("D&O Insurance) maintained by the Company, or substitute policies providing at least the same coverage and amounts and containing terms and conditions which are not less advantageous in any material respect, in each case with respect to claims arising from facts or events which occurred at or prior to the Effective Time; provided, that Parent and the Surviving Corporation shall not be required to pay in the aggregate an annual premium for D&O Insurance in excess of 200% of the last annual premium paid prior to the date hereof, but in each case, shall purchase the maximum amount of coverage as is reasonably available for such amount.

         (d) Beneficiaries. This Section 4.10 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding upon Parent, the Company and the Surviving Corporation and their respective successors and assigns.

         Section 4.10 Dissenters' Rights. The Company shall not settle or compromise prior to the Effective Time any claim of a shareholder in respect of such shareholder's dissenters' rights pursuant to Chapter 13 of the SCBCA in connection with the Merger without the prior written consent of Parent.

         Section 4.11 Termination or Exercise of Stock Options; Accelerated Vesting. Prior to the Effective Time, the Company will take appropriate action so that, at the Effective Time, all of the Outstanding Employee Stock Options and any other plans, programs or arrangements providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary shall have been exercised, shall have expired, or shall have been terminated in exchange for or in consideration of cash in an amount not in excess of the amount by which the Merger Consideration exceeds the exercise price for such underlying shares. The Company shall take all action reasonably necessary to ensure that following the Effective Time no participant in the Company's 1993 Stock Option Plan or in any other plans, programs or arrangements shall have any right thereunder to acquire or participate in changes in value of equity securities of the Company, the Surviving Corporation, Acquisition Sub or any of their respective subsidiaries after, and to terminate such plans effective as of, the Effective Time. Notwithstanding the foregoing, the terms of all such Outstanding Employee Stock Options may be amended to cause all unvested stock options to become vested prior to the Effective Time.

         Section 4.12 Fairness Opinion. The Company agrees that it will use its commercially reasonable efforts to assist The Robinson-Humphrey Company, L.L.C. in updating or confirming its fairness opinion prior to each of (a) the date the Company mails the Proxy Statement to its shareholders, (b) the Meeting Date and
(c) the Closing.

         Section 4.13 Shareholder Litigation. The Company shall notify Parent of any shareholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement and shall consult with Parent prior to entering into any settlement of such litigation.

         Section 4.14 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using its commercially reasonable efforts to (i) obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings under any federal or foreign law or regulation (including, but not limited to, filings under the HSR Act),
(ii) obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts or other agreements subject, however, to any required vote of the shareholders of the Company and (iii) cause there to be delivered at the Closing such certificates, assurances and documents as are reasonable and customary in transactions of this type. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Acquisition Sub and the Company shall take such necessary action.

         Section 4.15 Financing. Parent and Acquisition Sub shall, and shall cause their respective officers, directors, employees, affiliates and representatives to, use their commercially reasonable efforts to arrange as promptly as practicable and (subject only to the simultaneous consummation of the transactions contemplated hereby on the terms and conditions set forth herein) complete the financings contemplated by the financing commitments described in Section 3.6. Parent and Acquisition Sub shall use their reasonable best efforts to notify the Company if Parent or Acquisition Sub becomes aware of any fact, occurrence or event that it reasonably believes would be likely to prevent Parent from completing financing arrangements for the Merger.


                                    ARTICLE V

                      CONDITIONS TO THE MERGER; TERMINATION

         Section 5.1 Conditions to Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to complete the Closing and effect the Merger are contingent upon the fulfillment of each of the following conditions at or before the Effective Time, except to the extent that Parent may, in its sole and absolute discretion, waive any one or more thereof in whole or in part:

         (a) Representations and Warranties. All of the representations and warranties made by the Company herein shall be true and correct in all material respects (or if such representation or warranty is already qualified by materiality or by reference to a Company Material Adverse Effect, then in all respects) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time.

         (b) Obligations and Agreements. The Company shall have performed in all material respects its obligations and agreements contained herein to be performed prior to or at the Effective Time.

         (c) Bringdown Certificate. Parent and Acquisition Sub shall have received a certificate from an authorized officer of the Company, dated as of the date of the Closing, to the effect that the conditions set forth in Sections 5.1(a) and 5.1(b) have been satisfied.

         (d) Approval of the Company's Shareholders; Dissent. The Plan of Merger shall have been duly approved by the shareholders of the Company in accordance with Section 33-11-103 of the SCBCA, and Parent shall have received evidence, in form and substance reasonably satisfactory to it, that the holders of no more than 6% of the outstanding shares of Company Common Stock, in the aggregate calculated on a fully-diluted basis immediately prior to the Effective Time, shall have given the Company written notice pursuant to Section 33-13-210 of the SCBCA of their intent to exercise dissenters' rights with respect to such shares in connection with the Merger.

         (e) HSR Act. Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.

         (f) No Adverse Proceedings. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against any of the parties to this Agreement, or any of the principals, officers or directors of any of them, (i) which seeks to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions or (ii) which if adversely determined could reasonably be expected to have a material adverse effect on the business, assets or condition (financial or otherwise) of the Surviving Corporation taken as a whole, or on the ability of any party to this Agreement to perform any of its material obligations hereunder.

         (g) Financing. Parent shall have received the cash proceeds of debt financing in an amount necessary to satisfy its obligations hereunder (including payment of the aggregate Merger Consideration) and pay all fees and expenses in connection herewith on terms and conditions satisfactory to it. Parent acknowledges that receipt of the cash proceeds of debt financing from parties satisfactory to it in an amount not less than and on substantially the same terms and conditions (including with respect to availability) as set forth in the debt financing commitments described in Section 3.6 (without giving effect to any "market-flex" language contained therein) shall satisfy this condition; provided, that such amount is sufficient to satisfy its obligations arising hereunder and repay all other outstanding funded debt of the Company and its Subsidiaries on a consolidated basis.

         (h) Options. All outstanding options to acquire the Company Common Stock shall have been exercised or cancelled.

         Section 5.2 Conditions to the Company's Obligations. The obligations of the Company to complete the Closing and effect the Merger are contingent upon the fulfillment of each of the following conditions at or before the Effective Time, except to the extent that the Company may, in its sole and absolute discretion, waive any one or more thereof in whole or in part:

         (a) Representations and Warranties. All of the representations and warranties made by Parent and Acquisition Sub herein shall be true and correct in all material respects (or if such representation and warranty is already qualified by materiality or by reference to a Parent Material Adverse Effect, then in all respects) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time.

         (b) Obligations and Agreements. Parent and Acquisition Sub shall have performed in all material respects their obligations and agreements contained herein to be performed prior to or at the Effective Time.

         (c) Bringdown Certificate. The Company shall have received a certificate from authorized officers of the Parent and Acquisition Sub, dated as of the date of the Closing, to the effect that the conditions set forth in Sections 5.2(a) and 5.2(b) have been satisfied.

         (d) Approval of the Company's Shareholders. The Plan of Merger shall have been duly approved by the shareholders of the Company in accordance with
Section 33-11-103 of the SCBCA.

         (e) HSR Act. Any applicable waiting period under the HSR Act relating to the Merger shall have expired.

         (f) No Adverse Proceedings. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against any of the parties to this Agreement, or any of the principals, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereunder or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

         Section 5.3 Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding prior approval by the Company's shareholders, by the following parties under the following circumstances:

         (a) by Parent or the Company by their mutual consent; or

         (b) by Parent or the Company, if the Effective Time shall not have occurred on or before January 31, 2000 (provided that the right to terminate this Agreement under this clause shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause or resulted in the failure to consummate the Merger by such date); or

         (c) by Parent, if there has been a material breach by the Company of any covenant, agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Parent and Acquisition Sub impossible and such breach has not been waived by Parent or cured in all material respects within 10 days; or

         (d) by the Company, if there has been a material breach by Parent or Acquisition Sub of any covenant, agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Company impossible and such breach has not been waived by the Company or cured in all material respects within 10 days; or

         (e) by Parent or the Company, if there shall be any applicable domestic law, rule or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction order or decree of a court of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable; or

         (f) by Parent or the Company, if the Plan of Merger fails to receive the requisite vote for approval and adoption at the Shareholders' Meeting; or

         (g) by the Company, if the Company proposes to enter into an agreement providing for a Superior Take-over Proposal which satisfies all of the terms of the definition thereof; provided, that, any such termination shall not be effective unless (i) the Company has provided Parent written notice (the "Termination Intention Notice") that it intends to terminate this Agreement pursuant to this Section 5.3(g), which notice shall also identify the Superior Take-over Proposal then determined to be more favorable and the parties thereof and include, at the Company's option, either a copy of the acquisition agreement or other similar agreement for such Superior Take-over Proposal in substantially the form to be entered into or a summary thereof, (ii) at least two (2) full business days after the Company has delivered the Termination Intention Notice, the Company delivers to Parent and Acquisition Sub a written notice (the "Termination Notice") of termination of this Agreement pursuant to this Section 5.3(g), and (iii) upon delivery of Termination Notice, the Company pays the Termination Fee as provided in Section 5.4 through delivery to Parent of a check or wire transfer of immediately available funds to such account as is designated by Parent; or

         (h) by Parent, if (i) the Board of Directors of the Company shall have withdrawn or modified, in a manner adverse to Parent or Acquisition Sub, the approval or recommendation by the Board of Directors of this Agreement, (ii) if the Board of Directors of the Company shall have approved another Take-over Proposal, or (iii) the Company shall have materially breached any provision of
Section 4.1; or

         (i) by the Company or Parent, if The Robinson-Humphrey Company, LLC shall have withdrawn its Fairness Opinion or modified its Fairness Opinion in a manner adverse to Parent or Acquisition Sub, including with respect to the adequacy of the Merger Consideration; or

         (j) by Parent, if there shall have occurred and continue to be in existence (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or in the Nasdaq National Market System, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any limitation by any United States governmental authority or agency that has a material adverse effect generally on the extension of credit by banks or other financial institutions, (iv) commencement of a war or armed hostilities or other national or international crises directly or indirectly involving the United States which war, hostility or crisis is reasonably likely to have a Company Material Adverse Effect or materially and adversely affect the ability of the Company to perform its obligations hereunder or to consummate the Merger or to materially and adversely affect Parent's ability to obtain the financing referred to Sections 5.1(g), or (v) in the case of any of the events described in (i) through (iv) above existing as of the date hereof, a material acceleration or worsening thereof.

         Section 5.4 Effect of Termination.

         (a) In the event of any such termination and abandonment pursuant to
Section 5.3, neither party shall have any further obligation hereunder except as expressly provided in Sections 4.3, 4.5 and 4.8 and Article VI hereof, and neither party shall have any liability to the others by reason of such termination or abandonment except as provided in this Section 5.4. The election of a party to terminate this Agreement and abandon the Merger shall be pursuant to action of its Board of Directors. In the event of the termination of this Agreement by Parent pursuant to Section 5.3(c), or by the Company pursuant to
Section 5.3(d), and the material breach giving rise to such right of termination was a willful breach, then the breaching party shall be liable to the terminating party for the actual damages resulting from such breach.

         (b) In the event of the termination of this Agreement by the Company pursuant to Section 5.3(g) or by Parent pursuant Section 5.3(h), then the Company shall pay to Parent a termination fee equal to $2,000,000 (the "Termination Fee") and Parent and Acquisition Sub shall be entitled to reimbursement by the Company for their out-of-pocket expenses actually incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the financing including, without limitation, any and all fees and expenses payable to attorneys, consultants, advisors and financing sources, and their respective representatives, agents and counsel, whether incurred prior to or after the date hereof ("Transaction Expenses"); provided, however, in no event shall the Company be obligated, pursuant to any provision of this Section 5.4, to reimburse Parent and Acquisition Sub for any Transaction Expenses in excess of $1,000,000. In addition, if this Agreement is terminated by the Company pursuant to Section 5.3(i), the Parent and Acquisition Sub shall be entitled to reimbursement by the Company for Transaction Expenses (subject to the same limitations as contained in the preceding sentence). The Termination Fee shall be payable on the date this Agreement is terminated pursuant to
Section 5.3(g) or 5.3(h) and any such required reimbursement of Transaction Expenses shall take place concurrently with the termination of this Agreement upon delivery by Parent to the Company of a certificate of an officer of Parent setting forth in reasonable detail the true and correct amount of costs and expenses (whether paid or payable) incurred by Parent or Acquisition Sub in connection with the transactions contemplated by this Agreement.

         (c) In the event that (i) this Agreement is terminated by either Parent or the Company pursuant to Section 5.3(b) or (f) and (ii) within six months of such termination, the Company enters into any definitive agreement with respect to or publicly announces or consummates a merger, share exchange, consolidation, business combination, sale of substantially all of the Company's assets or direct or indirect acquisition or purchase of a material amount of Company Common Stock which involves aggregate consideration payable to the Company or the Company's shareholders greater than or equal to the aggregate consideration which would otherwise be received by the shareholders of the Company pursuant to this Agreement (a "Subsequent Transaction"), the Company shall be required to pay the Termination Fee and reimburse Transaction Expenses (subject to the limitations contained in subsection (b) above) upon the closing of such Subsequent Transaction. Finally, in the event that (i) this Agreement is terminated by the Company pursuant to Section 5.3(i), and (ii) within six months the Company enters into a definitive agreement with respect to or publicly announces or consummates a Subsequent Transaction, Parent and Acquisition Sub shall be entitled to the Termination Fee (but not any additional Transaction Expenses) upon the closing of such Subsequent Transaction.

         (d) Payment of the Termination Fee and reimbursement of Transaction Expenses pursuant to this Section 5.4 shall be Parent and Acquisition Sub's sole and exclusive legal remedy in connection with any termination of this Agreement. Any payment of the Termination Fee shall be accompanied by a written acknowledgement from the Company and any other party that the Company has entered into a definitive agreement with regard to a Subsequent Transaction or Takeover Proposal that the Company and such other party have irrevocably waived any right to contest any such payment.

                                   ARTICLE VI

                                  MISCELLANEOUS

         Section 6.1 Entire Agreement. This Agreement (including the Exhibits hereto) contains the final, complete and exclusive statement of the agreement between the parties with respect to the transactions contemplated herein and all prior or contemporaneous written or oral agreements with respect to the subject matter hereof are merged herein.

         Section 6.2 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein or therein which by their terms apply in whole or in part after the Effective Time.

         Section 6.3 Amendments. This Agreement may be amended by the parties hereto, at any time prior to the Effective Time, by action taken by their respective Boards of Directors; provided, however, that, after approval of the Plan of Merger by the shareholders of the Company, no amendment, which under applicable law may not be made without the approval of such shareholders, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

         Section 6.4 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the proper written consent of the other parties. Parent and Acquisition Sub may assign all of its rights or obligations under this Agreement to a direct or indirect wholly-owned subsidiary of Acquisition Sub, provided that any such assignment will have no material adverse tax or other effects on the Company and will have no adverse tax or other effects on the holders of the Company's shares, and provided further that if such assignment takes place, Parent and Acquisition Sub shall continue to be liable to the Company for all obligations under this Agreement and for any default in performance by the assignee.

         Section 6.5 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof', "herein" and "hereunder" and words of similar import when used in this

Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

         Section 6.6 Benefits and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns (with the provisions of Section 4.9 inuring to the benefit of the Indemnified Parties referred to therein). Except as otherwise expressly provided in this Agreement (including Section 4.9), nothing contained herein is intended or shall be construed to confer on any person other than the parties hereto any rights or benefits hereunder.

         Section 6.7 Notices. Any notice to be given to a party in connection with this Agreement shall be in writing addressed to such party at the address set forth below ("Notice Address"), with a copy thereof addressed to such party's counsel, as indicated, to be given at the same time and in the same manner as the notice to the party, which Notice Address may be changed from time to time by such addressee by notice thereof to each of the other addressees as herein provided. Any such notice shall be deemed effectively given to a party upon the first to occur of (a) the third business day following the date on which it is mailed to such party by first class registered or certified United States mail, postage prepaid, addressed to such party at such party's Notice Address, or (b) the date on which it is actually delivered to such party's Notice Address properly addressed to such party (whether delivered by mail, courier, facsimile transmission, or otherwise) if such date is a business day and such delivery is made prior to 5:00 p.m, local time at such address, on such business day, or if the date of such delivery is not a business day or such delivery is made after 5:00 p.m., on the next business day following the date of delivery, or (c) when it is actually received by the representative of such party specified in such party's Notice Address. Transmission by facsimile shall be confirmed by telephone to the addressee at the time of transmission.

              Notice Address of the Company:

              Conso International Corporation
              513 N. Duncan ByPass
              P. O. Box 326
              Union, South Carolina  29379
              Telephone:  864/427-9004
              Telecopy:   864/427-8820
              Attention:  J. Cary Findlay

              with a copy to (which shall not constitute notice to the Company):

              Kennedy Covington Lobdell & Hickman, L.L.P
              Bank of America Corporate Center, Suite 4200
              100 N. Tryon Street
              Charlotte, North Carolina  28202-4006
              Telephone:  704/331-7400
              Telecopy:   704/331-7598
              Attention:  J. Norfleet Pruden, III

              Notice Address of Parent or Acquisition Sub:

              CIC Acquisition Co.
              CIC Acquisition Sub, Inc.
              c/o Citicorp Venture Capital, Ltd.
              339 Park Avenue
              New York, New York  10043
              Telephone:  212/559-2759
              Telecopy:  212/888-2940
              Attention:  M. Saleem Muqaddam

              with a copy to (which shall not constitute notice to Parent or Acquisition Sub):

              Kirkland & Ellis
              Citicorp Center
              153 East 53rd Street
              New York, New York  10022
              Telephone:  212/ 446-4800
              Telecopy:  212/ 446-4900
              Attention:  Kirk A. Radke

         Section 6.8 Time Of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon any day which is not a business day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding business day.

         Section 6.9 Waiver of Jury Trial. Each of the parties hereto waives to the fullest extent permitted by law any right it may have to trial by jury in respect of any claim, demand, action or cause of action based on, or arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties to this Agreement each hereby agrees that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

         Section 6.10 Captions. The captions herein are for convenience of reference only and shall not be construed as a part of this Agreement.

         Section 6.11 Governing Law. This Agreement shall be construed, interpreted, enforced and governed by and under the laws of the State of South Carolina without regard to its rules of conflicts of laws.

         Section 6.12 Exhibits. All of the Exhibits hereto referred to in this Agreement are hereby incorporated herein by reference and shall be deemed and construed to be a part of this Agreement for all purposes.

         Section 6.13 Severability. The invalidity or unenforceability of any one or more phrases, sentences, clauses or provisions of this Agreement shall not affect the validity or enforceability of the remaining portions of this Agreement or any part thereof.

         Section 6.14 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument.


                                      * * *

         IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have each caused this Agreement to be duly executed by their duly authorized officers under seal as of the day and year first above written.

                                       CIC ACQUISITION CO.

[CORPORATE SEAL]

                                       By: /s/ Michael T. Bradley
                                          -------------------------------
ATTEST:                                Name: Michael T. Bradley
                                       Title: Vice President

/s/ Saleem Muqaddam
------------------------------
Name: Saleem Muqaddam
Title: President and Secretary


                                       CIC ACQUISITION SUB, INC.

[CORPORATE SEAL]

                                       By: /s/ Michael T. Bradley
                                          -------------------------------
ATTEST:                                Name: Michael T. Bradley
                                       Title: Vice President

/s/ Saleem Muqaddam
------------------------------
Name: Saleem Muqaddam
Title: President and Secretary


                                       CONSO INTERNATIONAL CORPORATION

[CORPORATE SEAL]

                                       By: /s/ J. Cary Findlay
                                          -------------------------------
ATTEST:                                   J. Cary Findlay
                                          Chairman of the Board,
                                          President and Chief Executive Officer
/s/ Konstance J.K. Findlay
------------------------------
Konstance J.K. Findlay
Secretary

                                    EXHIBITS


         Exhibit                    Description
         -------                    -----------

            A                       Plan of Merger

                                                                       EXHIBIT A

                                 PLAN OF MERGER
                                       OF
                            CIC ACQUISITION SUB, INC.
                                  WITH AND INTO
                         CONSO INTERNATIONAL CORPORATION

         This Plan of Merger sets forth the terms and conditions upon which, at the Effective Time (as hereinafter defined), CIC Acquisition Sub, Inc. shall be merged with and into Conso International Corporation:

         1. Constituent Corporations; Surviving Corporation. The constituent corporations party to this Plan of Merger (the "Constituent Corporations") are Conso International Corporation, a South Carolina corporation (the "Company"), and CIC Acquisition Sub, Inc., a South Carolina corporation ("Acquisition Sub"). Acquisition Sub shall be merged with and into the Company (the "Merger"), and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation"), with its corporate name continuing to be "Conso International Corporation."

         2. Effective Time. The Merger shall become effective at the time appropriate articles of merger, including this Plan of Merger, are filed with the Secretary of State of South Carolina (the "Effective Time").

         3. Terms and Conditions of Merger; Abandonment. The Merger shall be effected in accordance with the terms and conditions set forth in this Plan of Merger. The Merger may be abandoned at any time prior to the Effective Time in the event that the Merger Agreement, dated as of October 5, 1999 (the "Merger Agreement"), by and among the Constituent Corporations and CIC Acquisition Co., a Delaware corporation ("Parent"), shall be terminated. The obligations of the Constituent Corporations to cause articles of merger to be filed to effect the Merger are subject to the satisfaction or waiver of the conditions to the closing under the Merger Agreement.

         4. Effect of Merger.

         (a) As of the Effective Time, Acquisition Sub will be merged with and into the Company with the effects set forth in Section 33-11-106 of the South Carolina Business Corporation Act, and the separate corporate existence of Acquisition Sub shall cease and the corporate existence of the Company shall continue as the Surviving Corporation.

         (b) As of the Effective Time, the Articles of Incorporation of the Company shall be amended to cause Section 3 thereof to be amended and restated in its entirety to read as set forth on Schedule I attached hereto. The Articles of Incorporation of the Company, as so amended, shall continue to be the Articles of Incorporation of the Surviving Corporation after the Effective Time until they may be thereafter duly amended in accordance with applicable law (subject, however, to the provisions of Section 4.9(a) of the Merger Agreement).

         (c) The Bylaws of the Company as in effect immediately prior to the Effective Time shall continue to be the Bylaws of the Surviving Corporation after the Effective Time until they may be thereafter duly amended in accordance with applicable law.

         (d) The directors of Acquisition Sub and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors are duly elected and qualified, or until their earlier death, removal or resignation, in accordance with the Bylaws of the Surviving Corporation and applicable law.

         (e) The manner and basis of converting and exchanging the shares of the Constituent Corporations is set forth in Section 5 hereof.

         5. Conversion of Shares. At the Effective Time:

         (a) All of the shares of Common Stock of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than Retained Shares (as defined in subsection (b) below), Acquisition Sub Shares (as defined in subsection (c) below) and Dissenting Shares (as defined in Section 6(h))), shall be automatically converted into the right to receive a cash amount equal to $9.00 per share, without interest thereon (the "Per Share Amount").

         (b) 533,378 shares of Common Stock of the Company held by J. Cary Findlay (the "Retained Shares") shall be automatically converted into an aggregate of 151,000 shares of Class A Common Stock, 197,420 shares of Class C Common Stock and 44,519.8 shares of Series A Preferred Stock of the Surviving Corporation. The Retained Shares, in the aggregate, at the Effective Time will evidence ownership of the shares of Class A Common Stock, Class C Common Stock and Series A Preferred Stock of the Surviving Corporation into which they are so converted and the certificates representing the Retained Shares shall be exchanged for certificates representing the appropriate number of shares of Class A Common Stock, Class C Common Stock and Series A Preferred Stock of the Surviving Corporation.

         (c) all of the issued and outstanding shares of Company Common Stock held by Acquisition Sub ("Acquisition Sub Shares") shall be canceled and shall cease to exist.

         (d) Each of the 299,000 shares of Class A Common Stock of Acquisition Sub ("Class A Acquisition Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be automatically converted into one share of Class A Common Stock of the Surviving Corporation; each of the 1,202,580 shares of Class B Common Stock of Acquisition Sub ("Class B Acquisition Sub Common Stock") issued and outstanding immediately prior the Effective Time shall be automatically converted into one share of Class B Common Stock of the Surviving Corporation; and each of the 185,480.2 shares of Series A Preferred Stock of Acquisition Sub (together with Class A Acquisition Sub Common Stock and Class B Acquisition Sub Common Stock, "Acquisition Sub Stock") issued and outstanding immediately prior the Effective Time shall be automatically converted into one share of Series A Preferred Stock of the Surviving Corporation. Each certificate evidencing ownership of any such shares of Acquisition Sub Stock shall, at the Effective Time, evidence ownership of the same number of shares of the Class A Common Stock,

Class B Common Stock and Series A Preferred Stock of the Surviving Corporation, as applicable, without any requirement for any exchange of certificates or further action.

         (e) Each share of capital stock of the Surviving Corporation issued upon conversion of the Retained Shares or shares of Acquisition Sub Stock shall be validly issued, fully paid and nonassessable upon such conversion.

         6. Exchange of Certificates and Cash.

         (a) Deposit of Merger Consideration. Immediately prior to the Effective Time, Parent shall deposit, or cause to be deposited, with or for the account of a bank or trust company mutually designated by the Parent and the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock (other than any Retained Shares, Acquisition Sub Shares or Dissenting Shares) for exchange in accordance with this Section 6, cash in the aggregate amount required to be exchanged for all outstanding shares of Company Common Stock (including for this purpose Dissenting Shares, but excluding Retained Shares and Acquisition Sub Shares) pursuant to Section 5 hereof (the "Merger Consideration"). The Exchange Agent shall, pursuant to irrevocable instructions, hold the Merger Consideration pending remittance thereof to holders of shares of Company Common Stock (or, with respect to Dissenting Shares, to the Surviving Corporation) in accordance with this Section 6. The Merger Consideration shall not be used for any other purpose. The Exchange Agent shall invest the Merger Consideration, as directed by the Surviving Corporation, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, (iv) bank deposits, certificates of deposit, bank repurchase agreements or acceptances of commercial banks with capital exceeding $100 million, or (v) mutual funds investing solely in the types of investments described in clauses (i) through (iv). In the event that any such investments reduce the Merger Consideration to an amount which is less than that required to be exchanged for all shares of Company Common Stock (including for this purpose Dissenting Shares) pursuant to Section 5 hereof which have not theretofore been exchanged, the Surviving Corporation shall, upon written notice thereof from the Exchange Agent, promptly make up any such shortfall. Any interest, dividends or other income earned on the investment of the Merger Consideration while held by the Exchange Agent shall be for the account of the Surviving Corporation.

         (b) Surrender of Certificates; Payment of Merger Consideration. As soon as reasonably practicable after the Effective Time, the Surviving Corporation will instruct the Exchange Agent to mail to each holder of record, as of immediately prior to the Effective Time, of the outstanding shares of Company Common Stock (other than Retained Shares, Acquisition Sub Shares and Dissenting Shares) (a) a letter of transmittal (which shall specify that delivery of a holder's certificates representing shares of Company Common Stock ("Certificates") shall be effected only upon proper delivery of Certificates to the Exchange Agent) and (b) instructions to effect the surrender of such holder's Certificates in exchange for the cash such holder is entitled to receive hereunder, each in a form approved jointly by the Company and Parent prior to the Effective Time. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with the duly executed letter of transmittal, the holder of record of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of shares of Company Common Stock evidenced by the Certificate less any required withholding of U.S. Federal income taxes. No interest from the Effective Time will be accrued or paid on any cash payable upon surrender of Certificates. In the event of a transfer of ownership of any shares of Company Common Stock which is not registered in the transfer records of the Company, it shall be a condition of payment of cash to the transferee that the Certificate surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment either pay any transfer or other taxes or present evidence that any applicable stock transfer taxes have been paid.

         (c) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash deliverable in respect thereof pursuant to Section 5 hereof.

         (d) Cancellation and Retirement of Common Stock. As of the Effective Time, all certificates representing shares of Company Common Stock, other than certificates representing Dissenting Shares, issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 6(b).

         (e) Termination of Deposit with the Exchange Agent. Any portion of the Merger Consideration deposited with the Exchange Agent which remains undistributed to the holders of shares of Company Common Stock for 270 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of shares of Company Common Stock who have not theretofore complied with this Section 6 shall thereafter look only to the Surviving Corporation as general creditors for the Merger Consideration to which they are entitled pursuant to this Section 6. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (f) Withholding Rights. The Surviving Corporation, Parent or Acquisition Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts (each a "Withholding Amount") as the Surviving Corporation, Parent or Acquisition Sub is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are required by law to be and are so withheld by the Surviving Corporation, Parent or Acquisition

Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made.

         (g) Closing of Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

         (h) Dissenting Shares. Notwithstanding any other provision of the Merger Agreement, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by a holder of shares of Company Common Stock who shall have (i) duly given written notice to the Company, prior to the taking of the vote by the Company's shareholders on approval of this Plan of Merger, of such holder's intent to dissent from the Merger and demand payment of the "fair value" of such shares in accordance with Chapter 13 of the South Carolina Business Corporation Act (the "Dissenters' Rights Provisions"), (ii) not voted such shares in favor of the Merger (other than a vote by proxy that does not disqualify such holder under the Dissenters' Rights Provisions), and (iii) not withdrawn, waived or otherwise lost or forfeited such holder's dissenter's rights under the Dissenters' Rights Provisions prior to the Effective Time (collectively, the "Dissenting Shares"), shall not be converted into or represent the right to receive any part of the Merger Consideration. Such Dissenting Shares shall instead be converted into the right to receive from the Surviving Corporation payment of the "fair value" thereof in accordance with the Dissenters' Rights Provisions. All Dissenting Shares held by holders who after the Effective Time shall have failed to perfect or who effectively shall have withdrawn, waived or otherwise lost or forfeited their dissenters' rights under such Dissenters' Rights Provisions shall thereupon be deemed to have been converted into and to become exchangeable, as of the Effective Time, for the right to receive, without any interest or dividend thereon, the appropriate part of the Merger Consideration, upon surrender, in the manner provided in this Section 6, of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock. Upon application by the Surviving Corporation to the Exchange Agent therefor, accompanied by the Certificate or Certificates formerly evidencing Dissenting Shares and a certificate of the Surviving Corporation to the effect that there has been paid, or will be paid contemporaneously with the remittance to the Surviving Corporation of the Merger Consideration otherwise allocable to such Dissenting Shares, the amount to which the holder thereof is entitled, or has agreed with the Surviving Corporation to receive, as payment for such Dissenting Shares pursuant to the exercise of such holder's dissenters' rights, then the Exchange Agent shall remit to the Surviving Corporation that part of the Merger Consideration otherwise (but for the exercise of such dissenters' rights) allocable to such Dissenting Shares. In such event, remittance to the Surviving Corporation shall be a full acquittance of the Exchange Agent with respect thereto, and, to the extent such payment was not previously made, the holder of such Dissenting Shares shall look only to the Surviving Corporation for the payment to which such holder is entitled with respect to such Dissenting Shares.

                                   SCHEDULE I

         3. The Corporation is authorized to issue 60,000,000 shares of capital stock, divided into two classes: (a) 50,000,000 shares of Common Stock, of which 20,000,000 shares shall be designated as "Class A Common Stock," 15,000,000 shares shall be designated as "Class B Common Stock" and 15,000,000 shares shall be designated as "Class C Common Stock," and (b) 10,000,000 shares of Preferred Stock.

         3.1 Common Stock. The relative rights, privileges, qualifications, limitations and restrictions of the Class A Common Stock, Class B Common Stock and Class C Common Stock are as set forth in this Section 3.1. As used herein, the term "Common Stock" shall collectively mean Class A Common Stock, Class B Common Stock and Class C Common Stock. Except as otherwise provided herein or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

         (a) Voting Rights. The holders of Class A Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law. Each holder of Class A Common Stock shall be entitled at all elections of directors to as many votes as shall equal the number of votes which such holder would be entitled to cast for the election of directors with respect to his shares of Class A Common Stock multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them, as he may see fit, and to one vote for each share upon all other matters. Except as otherwise required by law, the holders of Class B Common Stock and Class C Common Stock shall have no voting rights.

         (b) Dividends. Holders of Common Stock will be entitled to receive ratably such dividends as may be declared by the Board of Directors, provided, that if dividends are declared that are payable in shares of Common Stock, dividends will be declared that are payable at the same rate on each class of Common Stock and the dividends payable to holders of Class A Common Stock will be payable in shares of Class A Common Stock, the dividends payable to holders of Class B Common Stock will be payable in shares of Class B Common Stock and the dividends payable to the holders of Class C Common Stock will be payable in shares of Class C Common Stock.

         (c) Liquidation. Subject to the provisions of any series of Preferred Stock, the holders of the Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

         (d) Conversion of Common Stock

                  (i) Right to Convert. Each record holder of Class A Common Stock will be entitled to convert any or all of such holder's Class A Common Stock into the same number of shares of Class B Common Stock and each record holder of Class B Common Stock will be entitled to convert any or all of such holder's Class B Common Stock into the same number of shares of Class A Common Stock; provided, however, that at the time of conversion of shares of Class B Common Stock into shares of Class A Common Stock, such holder determines, in its sole discretion, that it would be permitted, pursuant to applicable law, to hold the total number of shares of Class A Common Stock which such holder would hold after giving effect to such conversion; provided, further, that the determination of a holder of Class B Common Stock that such holder is permitted, pursuant to applicable law, to convert Class B Common Stock into Class A Common Stock pursuant to this Section 3.1(d)(i) shall be final and binding upon the Corporation. Record holders of Class C Common Stock will not be entitled to convert any shares of Class C Common Stock into shares of Class A Common Stock or Class B Common Stock and record holders of Class A Common Stock and Class B Common Stock will not be entitled to convert any shares of Class A Common Stock or Class B Common Stock into shares of Class C Common Stock.

                  (ii) Surrender of Certificates. Each conversion of shares of a class of Common Stock into shares of another class of Common Stock permitted pursuant to Section 3.1(d)(i) will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares stating the number of shares that such holder desires to convert into the other class. Such conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received by the Corporation, and at such time the rights of any such holder with respect to the converted class of Common Stock will cease and the person or persons in whose name or names the certificate or certificates for shares of the other class of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of such other class of Common Stock represented thereby.

                  (iii) Issuance of Certificates. Promptly after such surrender and the receipt by the Corporation of the written notice from the holder hereinbefore referred to, the Corporation will issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates for the other class of Common Stock issuable upon such conversion and a certificate representing any shares of Common Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted. The issuance of certificates for the other class of Common Stock upon conversion will be made without charge to the holder or holders of such shares for any issuance tax (except stock transfer taxes) in respect thereof or other cost incurred by the Corporation in connection with such conversion.

                  (iv) Reservation of Shares for Conversion. So long as any shares of Class A Common Stock or Class B Common Stock are outstanding, the Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock and Class B Common Stock the number of shares sufficient for issuance upon conversion of all outstanding shares of the other class of Common Stock.

         (e) Transfers. The Corporation will not close its books against the transfer of any share of Class A Common Stock or Class B Common Stock, or of any share of Common Stock issued or issuable upon conversion of shares of any other class Common Stock, in any manner that would interfere with the timely conversion of such shares of Common Stock.

         (f) Subdivision and Combination of Shares. If the Corporation in any manner subdivides or combines the outstanding shares of any class of Common Stock, the outstanding shares of all other classes of Common Stock will be proportionately subdivided or combined.

         (g) Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate and the Corporation shall forthwith cancel such surrendered certificates. Each such new certificate shall be registered in such name and shall represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

         (h) Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (it being understood that an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

         (i) Notices. All notices referred to herein shall be in writing, and shall be delivered by registered or certified mail, return receipt requested, postage prepaid, and shall be deemed to have been given when so mailed (i) to the Corporation at its principal executive offices and (ii) to any stockholder at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

         (j) Action by Written Consent. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than a majority of the shares entitled to vote, or, if greater, not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

         (k) Amendment and Waiver. No amendment or waiver of any provision of this Section 3 shall be effective without the prior consent of the holders of a majority of the then outstanding shares of Common Stock voting as a single class. For purposes of votes on amendments and waivers to this Section 3, each share of Common Stock shall be entitled to one vote. No amendment directly to any terms or provisions of any class of Common Stock that adversely affects such class of Common Stock vis-a-vis any other class of Common Stock shall be effective without the prior consent of the holders of a majority of the then outstanding shares of such class of Common Stock (it being understood that the issuance of preferred stock shall not be deemed to adversely affect the Common Stock).

         3.2 Preferred Stock. The Board of Directors of the Corporation is authorized, to the fullest extent permitted by applicable law, to determine the rights, privileges, qualifications, limitations and restrictions of the Preferred Stock or to create one or more series of the Preferred Stock and determine the rights, privileges, qualifications, limitations and restrictions of each such series, all as the Board of Directors may from time to time determine.

         3.3 Series A Preferred Stock. A total of 250,000 of the authorized shares of Preferred Stock are hereby designated as "Series A Preferred Stock." The following is a statement of the relative rights, privileges, qualifications, limitations and restrictions with respect to the Series A Preferred Stock. Except as otherwise provided in this Section 3.3 or as otherwise required by applicable law, all shares of Series A Preferred Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

         (a) Dividends.

                  (i) General Obligation. When and as declared by the Board of Directors and to the extent permitted under the South Carolina Business Corporation Act, the Corporation shall pay preferential dividends to the holders of the Series A Preferred Stock as provided in this Section 3.3(a). Except as otherwise provided herein, dividends on each Series A Preferred Share shall accrue on a daily basis at the rate of 12% per annum (the "Series A Dividend Rate") on the Liquidation Value thereof, from and including the date of issuance of such Series A Preferred Share to and including the date on which the Liquidation Value of such Series A Preferred Share (plus all accrued, accumulated and unpaid dividends thereon) is paid in full. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Series A Preferred Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Series A Preferred Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Series A Preferred Share.

                  (ii) Series A Preferred Dividend Reference Dates. To the extent not paid on each January 31 and July 31 of each year beginning January 31, 2000 the "Series A Preferred Dividend Reference Dates"), all dividends which have accrued on each Series A Preferred Share outstanding during the six-month period (or other period in the case of the initial Series A Preferred Dividend Reference Date) ending upon each such Series A Preferred Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Series A Preferred Share until paid and shall continue to accumulate dividends thereon at the Series A Dividend Rate.

                  (iii) Distribution of Partial Dividend Payments. If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed ratably among the holders of the Series A Preferred Stock based upon the number of Series A Preferred Shares held by each such holder.

                  (iv) Priority of Series A Preferred Stock. Subject to the terms of any other series of Preferred Stock, so long as any Series A Preferred Stock remains outstanding, neither the Corporation nor any Subsidiary shall declare or pay any cash dividends or make any cash distributions with respect to or redeem, purchase or otherwise acquire for cash, directly or indirectly, any Junior Securities, if at the time of or immediately after any such redemption, purchase, acquisition, dividend or distribution the Corporation has failed to pay the full amount of dividends accrued on the Series A Preferred Stock or the Corporation has failed to make any redemption of the Series A Preferred Stock required hereunder.

                  (v) Liquidation. Subject to the terms of any other series of Preferred Stock, upon any liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value (plus all accrued, accumulated and unpaid dividends) of all such Series A Preferred Shares held by such holder, and the holders of Series A Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate Liquidation Value (plus all accrued, accumulated and unpaid dividends) of the Series A Preferred Stock held by each such holder. Neither the consolidation or merger of the Corporation into or with any other entity or entities, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2.

         (b) Redemptions.

                  (i) Optional Redemptions. The Corporation may, at any time after 20 years after the first date of issuance of any shares of Series A Preferred Stock, redeem all or any portion of the Series A Preferred Stock then outstanding at a price per Series A Preferred Share equal to the Liquidation Value thereof (plus all accumulated and accrued and unpaid but not yet accumulate dividends thereon); provided, that all optional redemptions pursuant to this Section 3.3(b) are made pro rata among the holders of Series A Preferred Stock based upon the aggregate Liquidation Value (plus all accrued, accumulated and unpaid dividends thereon) of such Series A Preferred Stock held by each such holder.

                  (ii) Redemption Price. For each Series A Preferred Share which is to be redeemed, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Preferred Share) an amount in immediately available funds equal to the Liquidation Value thereof (plus all accrued, accumulated and unpaid dividends, thereon). If the Corporation's funds which are legally available for redemption of Series A Preferred Shares on any Redemption Date are insufficient to redeem the total number of Series A Preferred Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Series A Preferred Shares pro rata among the holders of the Series A Preferred Shares to be redeemed based upon the aggregate Liquidation Value (plus all accrued, accumulated and unpaid dividends thereon) of such Series A Preferred Shares held by each such holder, and other Series A Preferred Shares not so redeemed shall remain issued and outstanding until redeemed in accordance with the terms thereof. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series A Preferred Shares, such funds shall immediately be used to redeem the balance of the Series A Preferred Shares which the Corporation has become obligated to redeem on any Redemption Date which it has not redeemed.

                  (iii) Notice of Redemption. The Corporation shall mail written notice of each redemption of Series A Preferred Stock to each record holder not more than thirty (30) nor less than ten (10) days prior to the date on which such redemption is to be made. Upon mailing any notice of redemption, the Corporation shall become obligated to redeem the total number of Series A Preferred Shares specified in such notice at the time of redemption specified therein. In case fewer than the total number of Series A Preferred Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Series A Preferred Shares shall be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed Series A Preferred Shares.

                  (iv) Determination of the Number of Each Holder's Series A Preferred Shares to be Redeemed. Except as otherwise provided herein, the number of Series A Preferred Shares of Preferred Stock to be redeemed from each holder thereof in redemptions hereunder shall be the number of Series A Preferred Shares determined by multiplying the total number of Series A Preferred Shares to be redeemed times a fraction, the numerator of which shall be the total number of Series A Preferred Shares then held by such holder and the denominator of which shall be the total number of shares of Series A Preferred Stock then outstanding.

                  (v) Dividends After Redemption Date. No Series A Preferred Share is entitled to any dividends accruing after the date on which the Liquidation Value of such Series A Preferred Share (plus all accrued, accumulated and unpaid dividends thereon) is paid in full to the holder thereof. On such date all rights of the holder of such Series A Preferred Share shall cease, and such Series A Preferred Share shall not be deemed to be outstanding.

                  (vi) Redeemed or Otherwise Acquired Preferred Shares. Any Series A Preferred Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and shall not be reissued, sold or transferred.

                  (vii) Other Redemptions or Acquisitions. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not redeem, purchase or otherwise acquire any Junior Securities; provided, that the Corporation may purchase Junior Securities from present or former employees pursuant to written contracts with such employees.

         (c) Voting Rights. The shares of Series A Preferred Stock shall not have any voting rights attaching to them, except as required by applicable law.

         (d) Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Series A Preferred Shares represented by the surrendered certificate. Each such new certificates shall be registered in such name and shall represent such number of Series A Preferred Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred Stock represented by the surrendered certificate.

         (e) Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series A Preferred Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is an institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Series A Preferred Shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

         (f) Definitions. The following definitions apply to this Section C only.

                  "Junior Securities" means any of the Corporation's equity securities other than Series A Preferred Stock and any other series of Preferred Stock having a right or preference equal with or senior to the Series A Preferred Stock.

                  "Liquidation Value" of any share of Series A Preferred Stock shall be an amount equal to $100.00 per share.

                  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                  "Redemption Date" as to any Series A Preferred Share means the date specified in the notice of any redemption.

                  "Subsidiary" means with respect to any Person, any corporation, limited liability company, partnership, association or other business entity or which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled directly or indirectly, by any person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

         (g) Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of Section 3.3 without the prior written consent of the holders of Series A Preferred Stock representing more than fifty percent (50%) of the aggregate Liquidation Value (plus all accumulated and accrued and unpaid but not yet accumulated dividends thereon) of such Series A Preferred stock then outstanding.

         (h) Notices. Except as otherwise expressly provided, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so mailed (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

                                   APPENDIX B

           PROVISIONS OF THE CODE OF LAWS OF SOUTH CAROLINA ANNOTATED
                    RELATING TO DISSENTERS' APPRAISAL RIGHTS

                                   CHAPTER 13

            ARTICLE 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES



SS. 33-13-101. DEFINITIONS.

   In this chapter:

   (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

   (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

   (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

   (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

   (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

   (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

   (7) "Shareholder" means the record shareholder or the beneficial shareholder.


SS. 33-13-102. RIGHT TO DISSENT.

 (A) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

   (1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under
Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

   (2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

   (3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

   (4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

   (i) alters or abolishes a preferential right of the shares;

   (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

   (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

   (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

   (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under
Section 33-6-104; or

   (5) in the case of corporations which are not public corporations, the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;

   (6) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

 (B) Notwithstanding subsection (A), no dissenters' rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.


SS. 33-13-103. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

   (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

   (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.


             ARTICLE 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS


SS. 33-13-200. NOTICE OF DISSENTERS' RIGHTS.

   (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

   (b) If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

SS. 33-13-210. NOTICE OF INTENT TO DEMAND PAYMENT.

   (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

   (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.


SS. 33-13-220. DISSENTERS' NOTICE.

   (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

   (b) The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:

   (1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

   (2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

   (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

   (4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

   (5) be accompanied by a copy of this chapter.


SS. 33-13-230. SHAREHOLDERS' PAYMENT DEMAND.

   (a) A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

   (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

   (c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

SS. 33-13-240. SHARE RESTRICTIONS.

   (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

   (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.


SS. 33-13-250. PAYMENT.

   (a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

   (b) The payment must be accompanied by:

   (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

   (2) a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;

   (3) an explanation of how the interest was calculated;

   (4) a statement of the dissenter's right to demand additional payment under
Section 33-13-280; and

   (5) a copy of this chapter.


SS. 33-13-260. FAILURE TO TAKE ACTION.

   (a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

   (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.


SS. 33-13-270. AFTER-ACQUIRED SHARES.

   (a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

   (b) To the extent the corporation elects to withhold payment under subsection
(a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

SS. 33-13-280. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

   (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

   (1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

   (2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

   (3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

   (b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.


                     ARTICLE 3. JUDICIAL APPRAISAL OF SHARES

SS. 33-13-300. COURT ACTION.

   (a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

   (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

   (c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

   (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

   (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.


SS. 33-13-310. COURT COSTS AND COUNSEL FEES.

   (a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

   (b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

   (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

   (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

   (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

   (d) In a proceeding commenced by dissenters to enforce the liability under
Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.

                                   APPENDIX C

                                December 8, 1999


Board of Directors
Conso International Corporation
513 North Duncan By-Pass
Post Office Box 326
Union, South Carolina 29379

Ladies and Gentlemen:

         We understand that Conso International Corporation (the "Company") proposes to enter into a Merger Agreement (the "Merger Agreement") by and among CIC Acquisition Co., CIC Acquisition Sub, Inc. and the Company. Pursuant to the Merger Agreement, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger, other than 533,378 shares of Company Common Stock owned by J. Cary Findlay, will be exchanged for and converted into the right to receive $9.00 per share in cash (the "Merger Consideration"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Merger Agreement dated October 5, 1999.

         We have been requested by the Special Committee of the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the Merger Consideration.

         In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement dated October 5, 1999, (2) publicly available information concerning the Company which we believe to be relevant to our inquiry, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) a trading history of the Company's Common Stock from December 1993 to the present and a comparison of that trading history with those of other companies which we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies which we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions which we deemed relevant, and (7) certain historical data relating to acquisitions of publicly traded companies, including percentage premiums paid in such acquisitions. We have also had discussions with the management of the Company concerning its business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

Board of Directors
Conso International Corporation
December 8, 1999

-------------------



         We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. With respect to the financial projections provided by the Company, we have assumed that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

         We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee for our services which is in part contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. We have also performed various investment banking services for the Company in the past, and have received customary fees for such services. In the ordinary course of our business, we actively trade in the common stock of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

         Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be received in the Proposed Transaction is fair to the stockholders of the Company.

                                       Very truly yours,

                                       /s/ The Robinson-Humphrey Company, LLC

                                       THE ROBINSON-HUMPHREY COMPANY, LLC

                         CONSO INTERNATIONAL CORPORATION

                PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
           SPECIAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 18, 2000

         The undersigned hereby appoints J. Cary Findlay and Richard A. Zonin, and each or either of them, proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the Common Stock of the undersigned in Conso International Corporation at the Special Meeting of Shareholders to be held on January 18, 2000 and at any adjournment thereof.

         THIS PROXY WILL BE VOTED AS SPECIFIED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND RELATED PLAN OF MERGER. The Board of Directors recommends voting FOR such matter.


         APPROVAL OF MERGER AGREEMENT DATED OCTOBER 5, 1999 AMONG CONSO INTERNATIONAL CORPORATION, CIC ACQUISITION CO., AND CIC ACQUISITION SUB, INC., AND THE RELATED PLAN OF MERGER


                         [ ] FOR [ ] AGAINST [ ] ABSTAIN


In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Receipt of Notice of Special Meeting of Shareholders and accompanying Proxy Statement, Form 10-K and Form 10-Q is hereby acknowledged.

PLEASE DATE AND SIGN EXACTLY AS PRINTED BELOW AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                    Dated:   __________________________,  _____.

                                    ____________________________________________

                                    ____________________________________________
                                    (When signing as attorney, executor,
                                    administrator, trustee, guardian, etc., give title as such. If joint account, each joint owner should sign.)